Exhibit 4.1

Execution Version

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of November 24, 2020

among

GFL ENVIRONMENTAL INC.

as Canadian Borrower

GFL ENVIRONMENTAL USA INC.

as US Borrower

CERTAIN AFFILIATES OF THE BORROWER

as Guarantors

BANK OF MONTREAL

as Administrative Agent

BARCLAYS BANK PLC, THE BANK OF NOVA SCOTIA, CANADIAN IMPERIAL BANK OF COMMERCE AND ROYAL BANK OF CANADA

as Co-Syndication Agents

BMO CAPITAL MARKETS

as Lead Arranger and Sole Bookrunner

THE FINANCIAL INSTITUTIONS NAMED

ON THE SIGNATURE PAGES HEREOF

as Lenders

C$628,000,000 Committed Revolving Operating Credit Facility

C$120,000,000 Committed Revolving Performance Letter of Credit Facility

US$20,000,000 Committed Revolving Operating Credit Facility

US$20,000,000 Committed Revolving Operating Credit Facility

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ARTICLE 6 FACILITY D CREDIT		89
6.1	Obligations of the Lenders and Use of Proceeds	89
6.2	Direct Advances	89
6.3	Notice Provisions	90
6.4	Pro Rata Treatment	90
6.5	Accounts kept by the Administrative Agent	91
6.6	Conversion Option	91

ARTICLE 7 REPAYMENT		91
7.1	Mandatory Repayment of the Facility A Loan	91
7.2	Optional Repayments of Facility A Loan	92
7.3	Mandatory Repayment of the Facility B Loan	93
7.4	Mandatory Repayment of the Facility C Loan	93
7.5	Optional Repayments of Facility C Loan	93
7.6	Mandatory Repayment of the Facility D Loan	94
7.7	Optional Repayments of Facility D Loan	94
7.8	Requirements for Optional Repayments and Conversions and Rollovers of Loan	94
7.9	Excess Advances under the Facility A Credit	96
7.10	Calculation For Administrative Purposes	96
7.11	Authority to Debit	97
7.12	Sharing of Payments	97
7.13	LIBO Rate Loans – Rollovers and Deemed Conversions	97

ARTICLE 8 INTEREST AND FEES		98
8.1	Interest	98
8.2	Payment of Interest on LIBO Rate Loan	98
8.3	Payment of Interest on Canadian Rate Loan (excluding the Swingline Loan in CDollars)	98
8.4	Payment of Interest on the Swingline Loan in CDollars	98
8.5	Payment of Interest on US Base Rate Loan (excluding the Swingline Loan in USDollars)	98
8.6	Payment of Interest on the Swingline Loan in USDollars	99
8.7	Payment of Interest on US Prime Rate Loan	99
8.8	Selection of Interest Periods	99
8.9	Default Interest	100
8.10	Determination of Interest Rates	100
8.11	Acceptance Fee	101
8.12	Commitment Fees	101
8.13	Agency Fee	102
8.14	Other Fees	103

ARTICLE 9 BANKERS’ ACCEPTANCES		103
9.1	Bankers’ Acceptances	103
9.2	Payments at Maturity and Rollovers	103
9.3	BA Equivalent Advances	104
9.4	Purchase of Bankers’ Acceptances	105
9.5	Power of Attorney	105

ARTICLE 10 LETTERS OF CREDIT		106
10.1	Letter of Credit Commitment	106

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10.2	Letter of Credit Participations	107
10.3	Repayment of Participants	107
10.4	Role of the Issuing Bank	107
10.5	Obligations of Each Lender Absolute	108
10.6	Reinstatement and Survival	108
10.7	Procedure for Issuance and Renewal of Letters of Credit	109
10.8	Reimbursement of the Issuing Bank	110
10.9	Commissions, Fees and Charges	111
10.10	Interest on Amounts Disbursed under Letters of Credit	112
10.11	Computation of Interest and Fees; Payment not on Business Days	113
10.12	Further Assurances	113
10.13	Nature of Obligations; Indemnities	113
10.14	Payments upon any Event of Default	115

ARTICLE 11 PAYMENTS, TAXES, EXPENSES AND INDEMNITY		115
11.1	Payments to Administrative Agent	115
11.2	Payments to Swingline Lender	116
11.3	Payments by Lenders to Administrative Agent	116
11.4	Payments by Administrative Agent to Borrower	116
11.5	Distribution to Lenders and Application of Payments	116
11.6	Currency of Payment	117
11.7	Set-Off	117
11.8	Taxes	117
11.9	Application of Payments	117
11.10	Supplying Documents and Indemnity	118
11.11	Non-Receipt by Administrative Agent	119
11.12	Survival of Indemnification Obligations	119

ARTICLE 12 CONDITIONS OF LENDING		119
12.1	Conditions Precedent to the Closing Date	119
12.2	Conditions Precedent to each Advance	122
12.3	Waiver	123

ARTICLE 13 COVENANTS		123
13.1	Affirmative Covenants	123
13.2	Financial Covenant and Cure Action	134
13.3	Negative Covenants	135
13.4	Insurance	148

ARTICLE 14 SECURITY DOCUMENTS		150
14.1	Security Documents	150
14.2	Applicability of Security Documents	150
14.3	Security on Material Real Property	151

ARTICLE 15 DEFAULT AND REMEDIES		152
15.1	Events of Default	152
15.2	Effect of a Default	155
15.3	Remedies Cumulative; No Waiver	156

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15.4	Clean Up Period	156

ARTICLE 16 JUDGMENT CURRENCY		157
16.1	Judgment Currency	157

ARTICLE 17 YIELD PROTECTION		157
17.1	Increased Costs	157
17.2	Taxes	159
17.3	Mitigation Obligations: Replacement of Lenders	161
17.4	Illegality	162
17.5	Inability to Determine Rates Etc.	162
17.6	Effect of Benchmark Transition Event	163
17.7	Definitions Regard Benchmark Transition Event.	164

ARTICLE 18 RIGHT OF SETOFF		168
18.1	Right of Setoff	168
18.2	Sharing of Payments by Lenders	168

ARTICLE 19 ADMINISTRATIVE AGENT’S CLAWBACK		169
19.1	Funding by Lenders; Presumption by Administrative Agent.	169
19.2	Payments by Borrower; Presumptions by Administrative Agent.	169

ARTICLE 20 AGENCY		170
20.1	Appointment and Authority.	170
20.2	Rights as a Lender.	170
20.3	Exculpatory Provisions	170
20.4	Reliance by Administrative Agent	171
20.5	Indemnification of Administrative Agent	172
20.6	Delegation of Duties	172
20.7	Replacement of Administrative Agent	172
20.8	Non-Reliance on Administrative Agent and Other Lenders	173
20.9	Collective Action of the Lenders	173
20.10	No Other Duties. Etc.	174

ARTICLE 21 EXPENSES, INDEMNITY, DAMAGE WAIVER		174
21.1	Costs and Expenses	174
21.2	Indemnification by the Canadian Borrower	174
21.3	Reimbursement by Lenders	175
21.4	Waiver of Consequential Damages, Etc.	175
21.5	Payments	176

ARTICLE 22 SUCCESSORS AND ASSIGNS, RELATED PARTY LENDERS		176
22.1	Successors and Assigns Generally	176
22.2	Assignments by Lenders	176
22.3	Register	178
22.4	Participations	178
22.5	Limitations upon Participant Rights	179
22.6	Certain Pledges	179

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22.7	Related Party Lenders and Former Lenders	179

ARTICLE 23 MISCELLANEOUS		180
23.1	Deliveries, Etc.	180
23.2	Amendments to Article 19	181
23.3	Decision-Making	181
23.4	Severability	184
23.5	Direct Obligation	184
23.6	Sharing of Information	184
23.7	Use of Credit	184
23.8	Term of Agreement	184
23.9	Further Assurances	185
23.10	Notices Generally	185
23.11	Electronic Communications	185
23.12	Change of Address, Etc.	186
23.13	Governing Law	186
23.14	Submission to Jurisdiction	186
23.15	Waiver of Venue	186
23.16	Waiver of Jury Trial	186
23.17	Counterparts, Integration, Effectiveness	187
23.18	Electronic Execution of Assignments	187
23.19	Confidentiality	187
23.20	Quebec English Language Clause	188
23.21	Appointment of Hypothecary Representative for Quebec Security	188
23.22	Confirmation of Security	189
23.23	Whole Agreement and Paramountcy	189
23.24	No Advisory or Fiduciary Duty	190
23.25	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	190

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SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS AGREEMENT DATED AS OF NOVEMBER 24, 2020

AMONG:                               GFL ENVIRONMENTAL INC., a corporation amalgamated and existing under the laws of Ontario

(hereinafter defined as the “Canadian Borrower”)

AND:                                       GFL ENVIRONMENTAL USA INC., a corporation existing under the laws of Delaware

(hereinafter defined as the “US Borrower”)

AND:                                      EACH OF THE GUARANTORS IDENTIFIED ON SCHEDULE 1.1.170

(hereinafter defined as the “Guarantors”)

AND:                                      EACH OF THE FINANCIAL INSTITUTIONS NAMED ON THE SIGNATURE PAGES HEREOF

(hereinafter defined individually as a “Lender” and collectively as the “Lenders”)

AND:                                      BANK OF MONTREAL

(hereinafter defined as the “Administrative Agent”)

WHEREAS the Lenders have made credit facilities available to the Canadian Borrower (or its predecessor corporations, as applicable) on the terms and conditions set out in a credit agreement dated as of June 18, 2013 among a predecessor of the Canadian Borrower, the Lenders, certain affiliates (or their respective predecessor corporations, as applicable) of the Canadian Borrower, as Guarantors, and the Administrative Agent, as amended by a first amending agreement dated as of April 16, 2014, a second amending agreement dated as of June 25, 2014, a third amending agreement dated as of September 30, 2014, a fourth amending agreement dated as of December 23, 2014 and a fifth amending agreement dated as of March 10th, 2015 as further amended and restated in its entirety by an amended and restated credit agreement dated as of March 24, 2015 and by a second amended and restated credit agreement dated as of February 1, 2016 among the Canadian Borrower, the Lenders, certain affiliates (or their respective predecessor corporations, as applicable) of the Canadian Borrower, as Guarantors, and the Administrative Agent as further amended by a first amending agreement dated as of February 22, 2016, as further amended and restated in its entirety by a third amended and restated credit agreement (the “Third ARCA”) dated as of September 30, 2016 among the Canadian Borrower, the Lenders, certain affiliates (or their respective predecessor corporations, as applicable) of the Canadian Borrower, as Guarantors, and the Administrative Agent, as amended by a first amending agreement dated as of October 2, 2017, a second amending agreement dated as of November 30, 2017 and a third amending agreement dated as of April 19, 2018, among the Canadian Borrower, the Lenders, certain affiliates (or their respective predecessor corporations, as applicable) of the Canadian

Borrower, as Guarantors, and the Administrative Agent as further amended and restated in its entirety by a fourth amended and restated credit agreement (the “Fourth ARCA”) dated as of August 2, 2018 among the Canadian Borrower, the Lenders, certain affiliates (or their respective predecessor corporations, as applicable) of the Canadian Borrower, as Guarantors, and the Administrative Agent, as amended by a first amending agreement dated as of November 14, 2018, among the Canadian Borrower, the Lenders, certain affiliates (or their respective predecessor corporations, as applicable) of the Canadian Borrower, as Guarantors, and the Administrative Agent, as further amended and restated in its entirety by a fifth amended and restated credit agreement (the “Fifth ARCA”) dated as of February 26, 2019 among the Canadian Borrower, US Borrower, the Lenders, certain affiliates (or their respective predecessor corporations, as applicable) of the Canadian Borrower, as Guarantors, and the Administrative Agent, as amended by a first amending agreement dated as of September 28, 2020, among the Canadian Borrower, US Borrower, the Lenders, certain affiliates (or their respective predecessor corporations, as applicable) of the Canadian Borrower, as Guarantors, and the Administrative Agent (as so amended, the “Original Credit Agreement”);

AND WHEREAS the parties hereto desire to amend the credit facilities by, among other things, extending the Maturity Date, amending the applicable margins, increasing the Facility B Credit and to further amend and restate the terms of the Original Credit Agreement with effect as of the Closing Date;

THEREFORE, IN CONSIDERATION OF THE PREMISES, THE MUTUAL COVENANTS CONTAINED HEREIN AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

INTERPRETATION

1.1       Definitions

In this Agreement unless something in the subject matter or the context otherwise is inconsistent therewith:

1.1.1       “Acceptance” means the acceptance by a Lender of any Bankers’ Acceptance pursuant to Section 9.1 and a BA Equivalent Advance pursuant to Section 9.3, including by way of Conversion Advances pursuant to Sections 3.8 or Rollover Advances pursuant to Section 9.2.

1.1.2       “Acceptance Fee” means the fee payable at the time of the Acceptance of any Bankers’ Acceptance established by multiplying the face amount of such Bankers’ Acceptance by the Applicable Margin at the time of Acceptance and by multiplying the product so obtained by a fraction having a numerator equal to the number of days in the term of such Bankers’ Acceptance and a denominator of 365 (or 366 in a leap year).

1.1.3       “Accordion Notice” shall have the meaning ascribed to such term in Section 3.10.1.

1.1.4       “Acquisition” shall have the meaning ascribed to such term in Section 13.3.9.

1.1.5        “Adjusted EBITDA” means, with respect to the Canadian Borrower for any period, the Consolidated Net Income of the Canadian Borrower for such period:

1.1.5.1        increased by (without duplication, and as determined in accordance with GAAP to the extent applicable):

1.1.5.1.1     solely to the extent such amounts were deducted in computing Consolidated Net Income provision for Taxes based on income or profits or capital, plus state, provincial, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of such Person for such period (including, in each case, penalties and interest related to such taxes or arising from tax examinations) deducted in computing Consolidated Net Income; plus

1.1.5.1.2     (A) total interest expense of such Person (other than interest expense attributable to the amortizing note portion of any TEUs or attributable to any Other Leases not included in the calculation of Total Net Funded Debt) and, to the extent not reflected in such total interest expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and (B) bank fees and costs owed with respect to letters of credit, bankers acceptances and surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same were deducted in computing Consolidated Net Income; plus

1.1.5.1.3     Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such expenses were deducted in computing Consolidated Net Income; plus

1.1.5.1.4     any (A) Transaction Expenses and (B) (I) reasonable fees, costs, expenses or charges incurred in connection with (x) any issuance or offering of Equity Interests, investment permitted pursuant to Section 13.3.15, acquisition (including any one-time costs incurred in connection with any Permitted Acquisition or any other investment permitted hereunder after the Closing Date), non-ordinary course Disposition (including pursuant to a Permitted Receivables Facility), recapitalization or the issuance, incurrence, redemption, exchange or repayment of Indebtedness (including, with respect to Indebtedness, a refinancing thereof), including any costs and expenses relating to any registration statement, or registered exchange offer, in respect of any Indebtedness permitted hereunder, (y) any amendment, waiver, consent or modification to any documentation governing the terms of any transaction described in the immediately preceding subclause (x) or (z) any amendment, waiver, consent or modification to any Loan Document or any other document governing any Indebtedness, in each case under subclauses (x), (y) and (z), whether or not such transaction or amendment, waiver, consent or modification is successful and (II) fees, costs, expenses and charges to the extent payable or reimbursable by third parties, pursuant to indemnification provisions, in each case in this Section 1.1.5.1.4 to the extent deducted in computing Consolidated Net Income; plus

1.1.5.1.5     to the extent deducted in calculating Consolidated Net Income, (A) any non-recurring charges, losses or expenses related to signing, retention, relocation, recruiting or completion bonuses or recruiting costs, severance costs, transition costs, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), pre-opening, opening, closing and consolidation costs and expenses with respect to any facilities, facility start-up costs, (B) costs and expenses relating to implementation of operational and reporting systems and technology initiatives, as determined by an accounting or consulting firm acceptable to the Administrative Agent, acting reasonably, (C) costs incurred in connection with product and intellectual property development and new systems design, as determined by an accounting or consulting firm acceptable to the Administrative Agent, acting reasonably, (D) project start-up costs, integration and systems establishment costs, business optimization expenses or costs (including costs and expenses relating to intellectual property restructurings), as determined by an accounting or consulting firm acceptable to the Administrative Agent, acting reasonably and (E) non-recurring cash restructuring charges, expenses and reserves; plus

1.1.5.1.6     accretion of asset retirement obligations; plus

1.1.5.1.7     any other non-cash charges, expenses, losses or items, including any write offs or write downs, reducing such Consolidated Net Income for such period approved by the

Administrative Agent, acting reasonably (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Canadian Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Canadian Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

1.1.5.1.8     the amount of any minority interest expense or non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted in calculating Consolidated Net Income; plus

1.1.5.1.9     the amount of fees, out-of-pocket costs, indemnities and expenses paid or accrued in such period to the extent permitted under Section 13.3.13 and deducted in such period in computing Consolidated Net Income; plus

1.1.5.1.10   the amount of “run rate” cost savings, operating expense reductions and synergies related to any restructurings, cost savings initiatives and other initiatives after the Closing Date (without duplication of any amounts added back pursuant to the provisions of this Section 1.1.5 related to pro forma calculations in connection with a Specified Transaction or entry into an Municipal Waste Contract or Put-or-Pay Agreement) and projected by the Canadian Borrower in good faith to result from actions taken or committed to be taken no later than eighteen (18) months after the end of such period (which “run rate” cost savings, operating expense reductions and synergies shall be calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Adjusted EBITDA is being determined and realized during the entirety of such period and each subsequent period through the period ending on the last day of the fifth fiscal quarter commencing after the end of the fiscal quarter in which such pro forma adjustment was originally made, and without duplication of any pro forma adjustment for any such subsequent period that would otherwise be permitted under this Section 1.1.5.1.10 with respect to the same cost savings, operating expense reductions and synergies), net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Canadian Borrower) (it being understood that pro forma adjustments need not be prepared in compliance with Regulation S-X; provided that any such add-backs that are not in compliance with Regulation S-X shall not, when aggregated with any add-backs to Adjusted EBITDA for any “run rate” cost savings operating expense reductions or synergies pursuant to the provisions of this Section 1.1.5 relating to pro forma calculations, exceed 20% of Adjusted EBITDA for the applicable four-quarter period (calculated prior to giving effect to any such add-backs)); plus

1.1.5.1.11   to the extent reducing such Consolidated Net Income, any costs or expenses incurred by the Canadian Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Canadian Borrower or net cash proceeds of issuance of Equity Interests of the Canadian Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount (as such term is defined in the Term Loan Agreement) and have not been designated as an Excluded Contribution; plus

1.1.5.1.12   to the extent deducted in calculating Adjusted EBITDA, Specified Legal Expenses in an amount not to exceed C$5,000,000 for the applicable four quarter period; plus

1.1.5.1.13   accruals and reserves that are established or adjusted within 12 months after the closing of any acquisition that are so required as a result of such acquisition in accordance with GAAP, or changes as a result of the adoption or modification of accounting policies, whether effected through a cumulative effect adjustment, restatement or a retroactive application; and

1.1.5.2        decreased by (without duplication, and as determined in accordance with GAAP to the extent applicable) any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Adjusted EBITDA in accordance with this definition).

1.1.6       “Administrative Agent” means BMO or the administrative agent in office at such time pursuant to Section 20.1.

1.1.7       “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

1.1.8       “Advance” means a Facility A Advance (including a Swingline Advance), a Facility B Advance, a Facility C Advance or a Facility D Advance.

1.1.9       “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

1.1.10     “Affiliate” – means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

1.1.11     “Affiliated Debt Fund” means any Affiliate of any Equity Sponsor (other than a natural person) that is a bona fide debt fund, proprietary trading desk, investment vehicle or other similar business or entity organized for the purpose of arranging, syndicating, investing in, trading or managing debt obligations that is either primarily engaged in, or advises funds, entities or other investment vehicles that are engaged in, arranging, syndicating, making, purchasing, holding or otherwise investing in loans, bonds and similar extensions of credit or securities in the ordinary course, but only to the extent that no personnel involved with the investment in any equity fund which has a direct or indirect equity investment in the Canadian Borrower or any of its Subsidiaries makes (or has the right to make or participate with others in making) investment decisions on such Affiliate’s behalf.

1.1.12     “Affiliated Lender” means, at any time, any Affiliate of the Canadian Borrower or any Equity Sponsor (other than (a) a natural Person, (b) the Canadian Borrower or any of its Subsidiaries, and (c) any Affiliated Debt Fund) that is a Lender under this Agreement.

1.1.13     “Affiliated Lender Cap” has the meaning specified in Section 22.7.1.

1.1.14     “Agreement” means this credit agreement, including the schedules hereto, as amended, supplemented, varied, restated, amended and restated, renewed or replaced at any time and from time to time.

1.1.15     “AML Legislation” has the meaning specified in Section 13.1.16.

1.1.16    “Applicable Accounting Principles” means GAAP, as the same may be changed, modified or replaced in accordance with Section 1.6, including to the extent applicable, IFRS or US GAAP to the extent adopted by the Canadian Borrower as the same may be changed, modified or replaced in accordance with Section 1.6.

1.1.17     “Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

1.1.18     “Applicable Lending Office” means, with respect to any Lender, the office or branch in Canada of such Lender specified as its “Applicable Lending Office” from time to time to the Administrative Agent by such Lender (with a copy to the Canadian Borrower), and means, with respect to any Eligible Assignee of all or any part of, or any interest in, any Lender’s rights and obligations hereunder, the office of such Eligible Assignee located at its address selected in Canada and specified as its “Applicable Lending Office” to the Administrative Agent (with a copy to the Canadian Borrower) from time to time by such assignee.

1.1.19     “Applicable Margin” means, with respect to any Advance and the standby fees, from one Pricing Date to the next, the rates per annum determined in accordance with the table below.  For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Canadian Borrower ending on or after the Closing Date, the third Business Day after receipt by the Administrative Agent of the financial statements and Compliance Certificate for such fiscal quarter pursuant to Section 13.1.2.2.3 hereof.  The Applicable Margin shall be established on a Pricing Date based on the Leverage Ratio as of the end of the most recently completed fiscal quarter or Fiscal Year, as applicable, and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Canadian Borrower has not delivered its financial statements and Compliance Certificate by the date such financial statements and Compliance Certificate are required to be delivered under Section 13.1.2.2.3 hereof (the “Required Delivery Date”), until such financial statements and Compliance Certificate are delivered, the Applicable Margin shall, on the first day after the latest date by which the Borrower was so required to provide such financial statements and Compliance Certificate, be set at the highest Applicable Margin (i.e., Level V shall apply).  Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.  Notwithstanding anything else in this definition, for the purpose of determining the Applicable Margin until the delivery of unaudited financial statements and a Compliance Certificate in respect of the fiscal quarter ending on December 31, 2020, the Leverage Ratio shall be deemed to be at Level III. For greater certainty, there shall be no adjustments to the Applicable Margin in respect of Bankers’ Acceptances and BA Equivalent Advances that are outstanding on a Pricing Date and the adjustment shall apply in respect of such outstanding Bankers’ Acceptances and BA Equivalent Advances on the next Rollover Date.

Level	Leverage Ratio	Bankers' Acceptance/BA Equivalent Advance, LIBO Rate and Letter of Credit Fee Rate	Canadian Rate/US Prime Rate /US Base Rate	Commitment Fee Rate for commitment fees payable pursuant to §8.12
Level I	<3.25x	1.75%	0.75%	0.250%
Level II	≥3.25x to <4.25x	2.00%	1.00%	0.375%
Level III	≥4.25x to <5.25x	2.25%	1.25%	0.500%
Level IV	≥5.25x to <6.25x	2.50%	1.50%	0.500%
Level V	≥6.25x	2.75%	1.75%	0.675%

1.1.20     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total outstanding Loans and participations in respect of Letters of Credit represented by such Lender’s outstanding Loans and participations in respect of Letters of Credit.

1.1.21      “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

1.1.22      “Arm’s Length” has the meaning ascribed thereto for the purposes of the Income Tax Act (Canada), as in effect as of the date of this Agreement.

1.1.23      “Assets” of a Person means all present and future property, rights and assets, real and personal, movable and immovable, tangible and intangible of such Person of whatever nature and wheresoever situated and, where the context requires, any part thereof.

1.1.24      “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Schedule 22.1 or any other form approved by the Administrative Agent.

1.1.25      “Auditors” means a national firm of chartered accountants of recognized standing which acts as the auditors of the Canadian Borrower and its Subsidiaries.

1.1.26      “BA Equivalent Advance” means an Advance contemplated as such in Section 9.3.

1.1.27      “BA Equivalent Interest Period” shall have the meaning ascribed to such term in Section 9.3.

1.1.28      “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

1.1.29      “Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule, or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms, or other financial institutions or their affiliates (other than through liquidation, administration, or other insolvency proceedings).

1.1.30      “Bank Product” means (i) the MasterCard credit card facility and Cash Management Services which BMO or any of its Affiliates may extend from time to time to the Canadian Borrower and/or any other Obligor; and (ii) any of the following products, services or facilities extended from time to time to the Canadian Borrower or any other Obligor by a Lender, a Former Lender or any of its Affiliates provided a prior written notice of such other products, services or facilities is sent to the Administrative Agent: (a) commercial credit card and merchant card services; and (b) other banking products or services (including Cash Management Services and Sweep to Loan Arrangements) as may be requested by any member of the Group.

1.1.31      “Bank Product Debt” means Indebtedness and other obligations of the Obligors or any one or more of them relating to Bank Products.

1.1.32     “Bankers’ Acceptance” means a non-interest bearing draft drawn by the Canadian Borrower in CDollars in the form of either a depository bill subject to the Depository Bills and Notes Act (Canada) (the “DBNA”) or a non-interest bearing bill of exchange, as defined in the Bills of Exchange Act (Canada), in either case issued by the Canadian Borrower and which has been accepted by a Lender and, if applicable, purchased by a Lender at the request of the Canadian Borrower pursuant to Section 9.4.

1.1.33     “Banking Day” means a day, other than a Saturday or a Sunday, on which banking institutions in Toronto, Canada and New York, U.S.A. are generally open for business.

1.1.34      “Base Rate Loans” shall have the same meaning as US Base Rate Loans.

1.1.35      “BMO” means Bank of Montreal and its successors and permitted assigns.

1.1.36      “Borrower” means (i) with respect to the Facility A Credit and the Facility B Credit, the Canadian Borrower, (ii) with respect to the Facility C Credit and the Facility D Credit, the US Borrower, and (iii) in each case includes any of the relevant Borrower’s successors and permitted assigns.

1.1.37      “Borrowing” means a utilization by the Borrower of the Credit by way of Advances from the Lenders.

1.1.38      “Business Day” means a Banking Day which is also a day on which dealings in USDollars may be carried on by and between banks in the London interbank market, in Toronto, Canada, London, England and New York, U.S.A., respectively.

1.1.39      “Canadian Borrower” means GFL Environmental Inc. and includes any of its successors and permitted assigns.

1.1.40     “Canadian Multi-Employer Plan” means a “multi-employer pension plan”, as such term is defined under the Pension Benefits Act (Ontario) or any similar plan registered under pension standards legislation in another jurisdiction in Canada, under which an Obligor is required to contribute pursuant to a collective bargaining agreement and under which the sole obligation of the Obligor is to make the contributions specified in the applicable collective bargaining agreement.

1.1.41      “Canadian Obligor” means any Obligor that is organized under the laws of Canada or a province or territory thereof.

1.1.42      “Canadian Pension Plan” means any “registered pension plan” as such term is defined under the ITA which is maintained, administered or contributed to by any Obligor in respect of any person’s employment in Canada or a province or territory thereof with any Obligor other than a Canadian Multi-Employer Plan.

1.1.43      “Canadian Rate” means, at any time the aggregate of (a) the rate of interest per annum equal to the higher of (i) the fluctuating annual rate of interest established by the Administrative Agent as the reference rate of interest it will use at such time to determine interest rates for loans in Canadian dollars to its Canadian commercial borrowers in Canada and designated as its prime rate; and (ii) the annual rate of interest established by the Administrative Agent to be the discount rate, calculated on the basis of a year of 365 days, of the Administrative Agent established in accordance with its normal practice as at or about 10:00 a.m. (Toronto time) on such day in respect to bankers’ acceptances outstanding for 30 days accepted by it, plus 1.0% per annum plus, (b) the Applicable Margin; adjusted automatically with each change in such rate, all without the necessity of any notice to the Canadian Borrower or any other Person; provided that if the discount rate determined pursuant to clause (a)(ii) of this definition would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

1.1.44      “Canadian Rate Advance” means an Advance in CDollars to which the Canadian Rate is applicable.

1.1.45      “Canadian Rate Loan” means at any given time during the term of this Agreement the Loan, or that portion of the Loan, which the Canadian Borrower has elected or is deemed to have elected to denominate in CDollars and upon which interest is payable at the Canadian Rate.

1.1.46      “Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

1.1.47     “Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Financial Leases) by the Canadian Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures, additions to property, plant or equipment or comparable items (or in intangible accounts subject to amortization) on the consolidated statement of cash flows of the Canadian Borrower and the Restricted Subsidiaries.

1.1.48     “Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Canadian Borrower and the Guarantors during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet (excluding the footnotes thereto) of the Canadian Borrower and the Guarantors.

1.1.49      “Cash Equivalents” means:

1.1.49.1      CDollars or USDollars;

1.1.49.2      bonds, notes, bills of exchange, debentures or other marketable direct obligations denominated in CDollars or USDollars, maturing not more than one year after such time issued or directly and fully guaranteed or insured by the Canadian or United States government, any agency or instrumentality thereof or, if such bonds, debentures or other evidences of indebtedness are rated at least A-1 or P-1 or an equivalent rating by at least two nationally recognized rating agencies, of the government of any province of Canada or any agency or instrumentality thereof;

1.1.49.3      commercial paper denominated in CDollars or USDollars, maturing not more than twelve months from the date of issue, which is issued by a corporation (other than the Canadian Borrower or a Guarantor or any Affiliate of the Canadian Borrower or a Guarantor) organized under the laws of any state of the United States, of the District of Columbia, of Canada or of any Province of Canada and rated at least A-1 or P-1 or an equivalent rating by at least two nationally recognized rating agencies;

1.1.49.4      any certificate of deposit or bankers’ acceptance denominated in CDollars or USDollars and maturing not more than one year after such time, which is issued by any Lender; and

1.1.49.5      amounts deposited overnight for cash management purposes with any Lender.

1.1.50      “Cash Management Services” means any services provided by a financial institution or other Person in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursements, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

1.1.51      “CDollar Current Account” means the CDollar account of the Canadian Borrower at BMO in Canada as the Canadian Borrower may from time to time designate as such in writing and acceptable to the Administrative Agent.

1.1.52      “CDollars” and the symbol “C$” each means lawful money of Canada.

1.1.53     “CDOR Rate” means, on any day, the annual rate of interest which is the rate determined by the Administrative Agent as being the arithmetic average (rounded upwards, if necessary, to the nearest 0.01%) of the rates applicable to CDollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Canadian Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Services as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day (as adjusted by the Administrative Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate of interest); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted by the Administrative Agent (determined as of 10:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued by the Canadian Borrower on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day; provided that if the CDOR Rate at any time calculated in accordance with the foregoing would be less than 0%, the CDOR Rate shall be deemed to be 0% for the purposes of this Agreement.

1.1.54      “CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

1.1.55     “CFC Holdco” means any Subsidiary that has no material assets other than Equity Interests in (or Equity and Indebtedness of) one or more Subsidiaries that are CFCs.

1.1.56      “CFPOA” means the Corruption of Foreign Public Officials Act (Canada), as amended.

1.1.57      “Change of Control” means the earliest to occur after the Closing Date of: at any time:

1.1.57.1      (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its

Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Canadian Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Canadian Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; unless, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election directors entitled to cast the majority of votes on the board of directors of the Canadian Borrower; or

1.1.57.2     during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Canadian Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

1.1.58      “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any Applicable Law by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the

United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

1.1.59      “Closing Date” means November 24, 2020 or such other date as the Canadian Borrower and the Lenders may agree and on which all of the conditions set forth in Section 12.1 are satisfied or waived by the Lenders.

1.1.60      “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.1.61      “Collateral” means all Assets of the Canadian Borrower and of any of its Subsidiaries or any other Person encumbered by the Security Documents together with all proceeds of the foregoing.

1.1.62      “Collateral and Guarantee Requirement” shall have the meaning ascribed to such term in Section 13.1.9.

1.1.63      “Commitment” in relation to a Lender means at any time the Facility A Commitment, the Facility B Commitment (if any), the Facility C Commitment (if any) and the Facility D Commitment (if any) of such Lender at such time as set out in Schedule 1.1.62.

1.1.64      “Compliance Certificate” means a certificate of a Responsible Officer of the Canadian Borrower delivered pursuant to Section 13.1.2.2.3.

1.1.65      “Consenting Lender” shall have the meaning ascribed to such term in Section 23.3.2.

1.1.66     “Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation, amortization and depletion and accretion expense, including amortization or write-off of intangibles and non-cash organization costs and of deferred financing fees or costs and Capitalized Software Expenditures, of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP and the amortization of OID resulting from the issuance of Indebtedness at less than par, and any write down of assets or asset value carried on the balance sheet.

1.1.67     “Consolidated Interest Expense” means, for any period, the total interest expense of the Canadian Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (excluding any accretion or accrual of discounted liabilities not constituting Indebtedness), plus, to the extent not included in such total interest expense, and to the extent incurred by the Canadian Borrower and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP), without duplication:

1.1.67.1      the amortization of debt discount and debt issuance costs; plus

1.1.67.2     the amortization of all fees (including, without limitation, fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness; plus

1.1.67.3      amounts characterized in accordance with GAAP as interest on Financial Leases and Other Leases; plus

1.1.67.4      payments in the nature of interest pursuant to Hedging Agreements; plus

1.1.67.5     interest accruing on any Indebtedness of any other Person, to the extent such Indebtedness is guaranteed by, or secured by a Lien on any asset of, the Canadian Borrower or any of its Restricted Subsidiaries.

1.1.68      “Consolidated Net Income” – means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

1.1.68.1      any net after-tax extraordinary, non-recurring or unusual gains or losses, charges or expenses and Transaction Expenses, severance costs and expenses and one-time compensation charges shall be excluded;

1.1.68.2      the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

1.1.68.3    effects of adjustments (including the effects of such adjustments pushed down to the Canadian Borrower and its Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development), net of taxes, shall be excluded;

1.1.68.4      any net after-tax income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

1.1.68.5      any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset sales or other Dispositions or impairments or the sale or other Disposition of any Equity Interests of any Person, in each case, other than in the ordinary course of business, as determined in good faith by the Canadian Borrower, shall be excluded;

1.1.68.6      the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Canadian Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person or Unrestricted Subsidiary shall be included in the Consolidated Net Income of the Canadian Borrower or such Restricted Subsidiary up to the aggregate amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person or Unrestricted Subsidiary to the Canadian Borrower or a Restricted Subsidiary in respect of such period;

1.1.68.7      (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Hedging Agreements and the application of CPA Handbook - Part II, Section 3856 or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Agreements, (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including the net loss or gain resulting from Hedging Agreements for currency exchange risk) and all other foreign currency translation gains or losses, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Hedging Agreements or (C) other derivative instruments and all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection therewith, shall be excluded;

1.1.68.8      any goodwill or impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, the amortization of intangibles arising pursuant to GAAP and the amortization of Capitalized Software Expenditures, shall be excluded;

1.1.68.9    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment permitted pursuant to Section 13.3.15, Permitted Acquisition, acquisitions completed prior to the Closing Date or any sale, conveyance, transfer or other Disposition of Assets permitted under this Agreement or that are consummated prior to the Closing Date, to the extent actually reimbursed, or, so long as the Canadian Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

1.1.68.10    to the extent covered by insurance and actually reimbursed, or, so long as the Canadian Borrower has made a determination that a reasonable basis exists that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events shall be excluded;

1.1.68.11    any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded;

1.1.68.12    any income (loss) attributable to deferred compensation plans or trusts and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the revaluation of any benefit plan obligation shall be excluded;

1.1.68.13    proceeds from any business interruption insurance, to the extent not already included in Consolidated Net Income, shall be included;

1.1.68.14    the amount of any expense to the extent a corresponding amount relating to such expense is received in cash by the Canadian Borrower and the Restricted Subsidiaries from a Person other than the Canadian Borrower or any Restricted Subsidiaries; provided such amount received has not been included in determining Consolidated Net Income, shall be excluded (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

1.1.68.15   any adjustments resulting from the application of Accounting Guideline 14, AcG-14, CPA Handbook Part II or any comparable regulation, shall be excluded; and

1.1.68.16   earn-out and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with any Permitted Acquisition or other permitted investment, and any acquisitions completed prior to the Closing Date, shall be excluded.

1.1.69     “Consolidated Total Assets” means, as of any date of determination, the net book value of all assets of the Canadian Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as at the end of the most recently ended fiscal quarter of the Canadian Borrower reflected in the quarterly financial statements or the annual financial statements or for which financial statements have been made available (or were required to be made available) pursuant to Section 13.1.2.2 or Section 13.1.2.2.2.

1.1.70      “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

1.1.71      “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have corresponding meanings.

1.1.72      “Conversion Advance” and “Converted Advance” shall each have the respective meaning ascribed to such terms in Section 3.8 in the case of the Canadian Borrower, in Section 5.6 in the case of the US Borrower in respect of Facility C Credit and Section 6.6 in the case of the US Borrower in respect of Facility D Credit.

1.1.73      “Conversion Date” means a day which the Canadian Borrower has notified the Administrative Agent in a Notice of Conversion as the date on which the Canadian Borrower will convert Borrowings under the Facility A Credit, or a portion thereof, in accordance with Section 3.8 or the US Borrower has notified the Administrative Agent in a Notice of Conversion as the date on which the US Borrower will convert Borrowings under the Facility C Credit or the Facility D Credit, or a portion thereof, in accordance with Section 5.6 or 6.6, respectively.

1.1.74      “Credit” means the collective reference to the Facility A Credit, the Facility B Credit, the Facility C Credit and the Facility D Credit.

1.1.75      “Cure Action” shall have the meaning ascribed to such term in Section 13.2.2.

1.1.76      “DBNA” shall have the meaning ascribed to such term in the definition of Bankers’ Acceptance herein.

1.1.77      “DBRS” means DBRS Limited and its successors.

1.1.78      “Debtor Relief Laws” means the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code and the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of Canada or the United States or other applicable jurisdictions from time to time in effect and, in each case, affecting the rights of creditors.

1.1.79      “Default” means any event or circumstance which constitutes an Event of Default or which, with the giving of notice or lapse of time or both, would constitute an Event of Default unless cured or waived.

1.1.80      “Designated Financial Test” has the meaning specified in Section 13.3.1.

1.1.81      “Designated Person” means a person or entity:

1.1.81.1      listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

1.1.81.2     named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list;

1.1.81.3      in which an entity on the SDN list has 50% or greater ownership interest or that is otherwise controlled by an SDN; or

1.1.81.4     included on Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority.

1.1.82     “Discount Rate” means, with respect to Bankers’ Acceptances issued pursuant to this Agreement and having the same date of issue and the same maturity date, the annual rate which is (a) for Lenders which are Schedule I Canadian chartered banks, the CDOR Rate determined by the Administrative Agent as the CDOR Rate for bankers’ acceptances outstanding for the period of such Bankers’ Acceptances on the date of issue of such Bankers’ Acceptances, and (b) for Lenders which are not Schedule I Canadian chartered banks, the CDOR Rate determined by the Administrative Agent as the CDOR Rate for bankers’ acceptances outstanding for the period of such Bankers’ Acceptances on the date of issue of such Bankers’ Acceptances, plus 0.10%.

1.1.83     “Discounted Proceeds” means, in respect of any Bankers’ Acceptance to be accepted and purchased by a Lender hereunder on any day, an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on such day by multiplying (i) the face amount of such Bankers’ Acceptance by (ii) the price (rounded up or down to the fifth decimal place with 0.000005 being rounded up), where the price is determined by dividing one by the sum of one plus the product of (A) the Discount Rate (expressed as a decimal) and (B) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance and the denominator of which is 365.

1.1.84     “Disposition” or “Dispose” means the sale, transfer, license tantamount to a sale, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not include any issuance by the Canadian Borrower of any of its Equity Interests to another Person.

1.1.85      “Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Canadian Borrower or any direct or indirect parent of the

Canadian Borrower), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than (i) contingent obligations that by their terms survive and (ii) Obligations under Permitted Hedging Agreements and Secured Cash Management Agreements) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Canadian Borrower or any direct or indirect parent of the Canadian Borrower and other than as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than (i) contingent obligations that by their terms survive and (ii) Obligations under Permitted Hedging Agreements and Secured Cash Management Agreements) and the termination of the Commitments), in whole or in part or (c) is or becomes automatically or at the option of the holder convertible into or exchangeable for Indebtedness or any other Equity Interests that are not Qualified Equity Interests of the Canadian Borrower or any direct or indirect parent of the Canadian Borrower, in the case of each of clauses (a), (b), and (c), prior to the date that is ninety-one (91) days after the latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued to any employees, other service providers, directors, officers or members of management or pursuant to a plan for the benefit of employees, other service providers, directors, officers or members of management of the Canadian Borrower or their respective Subsidiaries or by any such plan to such employees, other service providers, directors, officers or members of management, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Canadian Borrower or their respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’, other service providers’, directors’, officers’ or management members’ termination, death or disability.

1.1.86     “Distribution” means, for any Person, any payment (whether in cash, securities or other property) with respect to or on account of any of such Person’s Equity Interests, including (a) any dividend or other distribution on and any payment of interest on or principal of any such Equity Interests, (b) any payment by such Person, including any sinking fund or similar deposit, on account of any purchase, redemption, retirement, exchange, defeasance, acquisition, cancellation, termination or conversion of, or on account of any claim relating to or arising out of the offer, sale or purchase by such Person of, its Equity Interests, (c) any return of capital to the holders of Equity Interests of such Person or (d) any other distribution, payment or delivery of property or cash to the holders of Equity Interests of such Person as such (including management fees, earn-outs, minority interests and royalties) where such distribution, payment or delivery is made to such Person in consideration of it being a holder of Equity

Interests of such Person. For the purposes of this definition, a “payment” shall include the transfer of any Asset or the incurrence of any indebtedness or other liability (the amount of any such payment to be the fair market value of such Asset or the amount of such obligation, respectively) but shall not include the issuance of any Equity Interests of such Person in lieu of a Distribution.

1.1.87      “Doubtful Account” means any account receivable for which a reserve has been taken for doubtful accounts in the books and records of the relevant Person in accordance with its usual practice.

1.1.88      “Drawdown Date” means (i) a day which a Borrower has notified the Administrative Agent in a Notice of Borrowing as the date on which such Borrower requests an Advance in accordance with Section 3.2 in the case of the Canadian Borrower, Section 5.2 in the case of the US Borrower in respect of the Facility C Credit and Section 6.2 in the case of the US Borrower in respect of the Facility D Credit, (ii) a day on which the Swingline Lender makes a Swingline Advance, or (iii) a day on which the Canadian Borrower has requested the issuance of a Letter of Credit in accordance with Section 10.7.

1.1.89      “EBITDA” means, with respect to a Person, on a consolidated basis for any given period (except as provided herein), its net earnings (a) increased by (without duplication), to the extent deducted in computing such net earnings in such period, (1) net total interest expense, (2) income tax expense, (3) management fees permitted hereunder, (4) Consolidated Depreciation and Amortization Expense, (5) non-cash stock compensation expense, (6) non-cash extraordinary losses from the sale of assets, (7) non-cash losses resulting from Permitted Hedging Agreement Obligations, (8) transaction costs associated with Permitted Acquisitions (whether consummated or not), which are required to be expensed rather than capitalized under Applicable Accounting Principles, (9) other non-cash or non-recurring charges or unusual or extraordinary losses which have been approved in writing by the Required Lenders, and (b) decreased by (without duplication), to the extent added in computing such net earnings in such period, (1) non-cash earnings, (2) non-cash gains resulting from Permitted Hedging Agreement Obligations and (3) unusual or extraordinary gains, the whole calculated to the satisfaction of the Administrative Agent, in accordance with Applicable Accounting Principles consistently applied, the whole as set forth in Section 1.6.

1.1.90      “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

1.1.91      “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

1.1.92      “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

1.1.93      “Eligible Assignee” means any Person (other than a natural person, any Obligor or any Affiliate of an Obligor), in respect of which any consent that is required by Section 22.2 has been obtained.

1.1.94      “Environmental Activity” means any activity, event or circumstances in respect of a Hazardous Material, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, land surface or subsurface strata, surface water or groundwater.

1.1.95      “Environmental Claims” means any and all material administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any Environmental Permit (hereinafter in this definition, “Claims”) including without limitation:

1.1.95.1      any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

1.1.95.2      any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with Hazardous Materials or arising from alleged injury or threat of injury to health, safety (unless recoverable through the Workplace Safety & Insurance Board) or the environment.

1.1.96      “Environmental Laws” means any and all Applicable Laws relating to pollution or protection of human health or the environment or any Environmental Activity.

1.1.97      “Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

1.1.98      “Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities, but excluding debt securities).

1.1.99      “Equity Sponsor” means (i) means each of (a) BC Partners Advisors L.P. and its Affiliates (including BC European Capital X LP and the other funds, partnerships or other vehicles managed, advised or controlled thereby, together with any entity (directly or indirectly) Wholly Owned by any such fund, partnership or vehicle, but not including, however, any portfolio operating company of the foregoing), (b) Ontario Teachers’ Pension Plan Board and its Affiliates (including the funds, partnerships or other vehicles managed, advised or controlled thereby, together with any entity (directly or indirectly) Wholly Owned by any such fund, partnership or vehicle, but not including, however, any portfolio operating company of the foregoing) and (c) Magny Cours Investment Pte Ltd., (ii) any successor of any Person identified in clause (i)(a), and (iii) any Affiliate of any Person identified in clause (i) that in the future acquires any direct or indirect Equity Interests in the Canadian Borrower (other than any other portfolio company of any Person identified in clause (i)).

1.1.100    “Equivalent Amount” means, on any date, the amount in CDollars or USDollars, as the case may be (the “Currency”), which would be obtained on the conversion of an amount in any other currency into the Currency, at the rate for the purchase of the Currency with such other currency, as quoted or published or otherwise made available by the Bank of Canada at 4:30 p.m. on such date.

1.1.101    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.1.102    “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Canadian Borrower or any Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

1.1.103    “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Canadian Borrower or any of its ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to a Pension Plan; (d) the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Canadian Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to a complete or partial withdrawal by the Canadian Borrower or any of its ERISA Affiliates from a Multiemployer Plan or notification that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (f) a failure by the Canadian Borrower or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability (within the meaning of Title IV of ERISA); (g) a determination that any Pension Plan is in “at-risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (h) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or

Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, or the receipt by the Canadian Borrower or any of its ERISA Affiliates from the PBGC of any notice relating to the intention to terminate a Pension Plan or Multiemployer Plan; or (i) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Canadian Borrower or any of its ERISA Affiliates.

1.1.104    “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

1.1.105    “Event of Default” means any of the events specified in Section 15.1.

1.1.106    “Excluded Assets” means any of the following:

1.1.106.1    (i) assets for which the grant of a security interest, therein (A) is prohibited by Applicable Law (including, without limitation, financial assistance laws, corporate benefit laws or otherwise), rule, regulation or requires Governmental Authority or similar third party consent, or (B) is prohibited by contract permitted hereunder and existing on the Closing Date (and not entered into in contemplation thereof) or, in the case of any Subsidiary acquired after the Closing Date, at the time of acquisition of such Subsidiary (and not entered into in contemplation thereof) or would trigger termination under any such permitted contract binding on such assets (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, PPSA or other Applicable Laws), or (ii) any lease, license, franchise, charter, authorization, contract or other agreement (including any purchase money security interest, capital lease obligation or other similar arrangement) to the extent a security interest therein is prohibited by or in violation of a term, provision or condition of, or would invalidate or give any other party thereto (other than the Canadian Borrower or any Subsidiary) the right to terminate, any such lease, license, franchise, charter, authorization, contract or agreement (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the PPSA or other Applicable Laws in any relevant jurisdiction); provided, however, that the Collateral shall include (and such security interest shall attach) at such time as the contractual prohibition shall no longer be applicable and to the extent severable, shall attach to any portion of any lease, license, franchise, charter, authorization, contract, agreement or other asset not subject to the prohibitions specified above; provided, further, that the exclusions referred to in this Section 1.1.105.1 shall not include any proceeds of any such lease, license, franchise, charter, authorization, contract or agreement the assignment of which is expressly deemed effective under Applicable

Law notwithstanding such prohibition (unless such proceeds or receivables would independently constitute Excluded Assets);

1.1.106.2    (i) Equity Interests in excess of 65% of the total issued and outstanding voting Equity Interests of (x) a CFC or (y) any CFC Holdco, (ii) Equity Interests in any Person (other than any Subsidiary Guarantor, any Wholly Owned Restricted Subsidiaries of the Canadian Borrower or any Subsidiary Guarantors that are Material Subsidiaries), (iii) Equity Interests in any Excluded Subsidiary (other than (A) any Subsidiary that is not a U.S. Subsidiary or Canadian Subsidiary or (B) a CFC Holdco or (C) any Subsidiary which is an Excluded Subsidiary solely pursuant to clause (j) of the Definition of Excluded Subsidiary), (iv) Equity Interests in partnerships, joint ventures or any non-Wholly Owned Subsidiaries which cannot be pledged without the consent of one or more third-parties, (v) Equity Interests of any Subsidiary of the Canadian Borrower that is a Subsidiary of an Excluded Subsidiary and (vi) Margin Stock;

1.1.106.3    any “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d), or an “Amendment to Allege Use” pursuant to Section 1(c), of the Lanham Act or similar applications pursuant to any Applicable Laws in any other applicable jurisdiction, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such application under Applicable Laws;

1.1.106.4    (i) any leasehold interest (including any ground lease interest) in real property (it being agreed that no Obligor shall be required to deliver landlord or other third party lien waivers, estoppels or collateral access letters), (ii) any fee interest in owned real property (subject to the requirements of Section 13.1.9 and Section 13.1.10 with respect to Material Real Property) and (iii) any fixtures affixed to any real property to the extent a security interest in such fixtures may not be perfected by a UCC-1 or PPSA financing statement in the jurisdiction of organization of the applicable Obligor or jurisdiction where such real property is located, as applicable, or, solely in the case of fixtures affixed to any Material Real Property, to the extent a security interest in such fixtures may not be perfected by the recording of a Mortgage or the filing of a fixture filing in the jurisdiction where such Material Real Property is located; provided that Excluded Assets shall not include any real property subject to a Mortgage or other Material Real Property for which the Administrative Agent has requested a valid and perfected Lien pursuant to Section 13.1.9 or Section 13.1.10;

1.1.106.5    vehicles and other assets subject to certificates of title or ownership and aircraft;

1.1.106.6    non-U.S. and non-Canadian intellectual property (to the extent a security interest therein cannot be perfected by filing a Uniform Commercial Code or PPSA financing statement), in relation to US Subsidiaries, letters of credit and letter of credit rights that do not constitute supporting obligations in respect of other Collateral, except to the extent such letter of credit rights may be perfected by the filing of a Uniform Commercial Code financing statement;

1.1.106.7    in relation to US Subsidiaries, commercial tort claims that, in the reasonable determination of the Canadian Borrower, are not expected to result in a judgment (or settlement) in excess of C$5,000,000;

1.1.106.8    assets for which the grant of a Security Interest therein would result in material adverse tax or regulatory costs or consequences as reasonably determined by the Canadian Borrower in consultation with the Administrative Agent;

1.1.106.9    any preferred stock issued by GFL Holdco (US), LLC; and

1.1.106.10  particular assets as agreed between the Canadian Borrower and the Administrative Agent if and for so long as, in the reasonable judgment of the Administrative Agent and the Canadian Borrower, the cost, difficulty, burden or consequences of obtaining, perfecting or maintaining a security interest in such assets exceeds the practical benefits to the Lenders afforded thereby; provided, however, that Excluded Assets shall not include any proceeds of any Excluded Assets referred to in any clause of this Section 1.1.105 (unless such proceeds would constitute Excluded Assets referred to in any such clause).

1.1.107    “Excluded Contribution” means

1.1.107.1    the cash, Cash Equivalents or other assets (valued at their fair market value as determined in good faith by the Canadian Borrower) received by the Canadian Borrower after the Closing Date from:

1.1.107.1.1  contributions in respect of Qualified Equity Interests; and

1.1.107.1.2  the sale (other than to a Subsidiary of the Canadian Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests of the Canadian Borrower, plus

1.1.107.2    the net cash proceeds received by the Canadian Borrower or any of its Restricted Subsidiaries from issuances of debt securities or Disqualified Equity Interests incurred or issued by the Canadian Borrower or any of the Guarantors that have been converted into or exchanged for Qualified Equity Interests of the Canadian Borrower or any direct or indirect parent thereof, in each case, so long as same is designated as Excluded Contributions pursuant to a certificate of a Responsible Officer.

1.1.108    “Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) Unrestricted Subsidiaries, (c) any Subsidiary that is prohibited or restricted by Applicable Law, rule, regulation or Contractual Obligation (so long as, in respect to any such Contractual Obligation, such prohibition existed on the Closing Date or, if later, on the date the applicable Subsidiary is acquired and is not incurred in contemplation of such acquisition) from providing a Guarantee or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guarantee (including, in each case, under any financial assistance, corporate benefit or thin capitalization rule), in each case, for so long as such prohibition or circumstance exists, (d) any Subsidiary that is not a Wholly Owned Subsidiary of the Canadian Borrower or any Guarantor, (e) any Subsidiary that is neither a US Subsidiary nor a Canadian Subsidiary, (f) any US Subsidiary that is a Subsidiary of CFC, (g) any CFC Holdco, (h) any Subsidiary that is a not-for-profit organization, (i) any Subsidiary that is a special purpose entity for a securitization transaction or a similar special purpose, (j) any Subsidiary with respect to which providing a Guarantee would result in material adverse tax consequences (including as a result of Section 956 of the Code or any similar Applicable Law in any applicable jurisdiction) to the Canadian Borrower or any of its Subsidiaries as reasonably determined by the Canadian Borrower (in consultation with the Administrative Agent), (k) any Special Purpose Finance Subsidiary, and (l) any other Subsidiary with respect to which, as reasonably determined by the Administrative Agent and the Canadian Borrower, the burden or cost of providing a Guarantee outweighs the benefits afforded to the Lenders thereby.

1.1.109    “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of an Obligor hereunder, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), capital Taxes imposed under any applicable Canadian federal or provincial law, in each case by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located, (c) in the case of a Foreign Lender, any withholding tax imposed under Part XIII of the Income Tax Act (Canada) or any successor provision thereto as a result of (i) any person not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with an Obligor, (ii) any person being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of an Obligor or not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) with a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of an Obligor or (iii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 17.2.5, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from an Obligor with respect to such withholding tax pursuant to Section 17.2.1, and (d) any Taxes imposed pursuant to FATCA.

1.1.110    “Executive Order” means the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism.

1.1.111    “Existing Indebtedness” means the Indebtedness of any Obligor as of the date hereof described in Schedule 2.1.25.

1.1.112    “Facility A Advance” means (a) a direct advance by a Lender to the Canadian Borrower by way of Canadian Rate Advance, US Base Rate Advance or LIBO Rate Advance pursuant to Section 3.2, (b) the Acceptance of Bankers’ Acceptances pursuant to Section 9.1 and BA Equivalent Advances pursuant to Section 9.3, (c) the issuance of a Letter of Credit pursuant to ARTICLE 10, and (d) unless the context otherwise requires, a Swingline Advance.

1.1.113    “Facility A Available Commitment” except for the purposes of Section 8.12.1, means at any time, with respect to all the Lenders, (i) the amount at such time of the Facility A Total Commitment, less (ii) the amount of the Facility A Loan at such time (excluding the amount of the Swingline Loan at such time), less (iii) the Swingline Limit; and with respect to any one Lender, the amount of the Facility A Available Commitment multiplied by the Facility A Participation of such Lender.

1.1.114    “Facility A Availability Period” means the period commencing on the date of this Agreement and ending on November 24, 2024.

1.1.115    “Facility A Commitment” in relation to a Lender means at any time the amount set opposite its name in Schedule 1.1.62 in respect of Facility A Commitment less any amount by which it has been cancelled, terminated or reduced in accordance with this Agreement plus any amount by which it has been increased pursuant to an Accordion Notice in accordance with Section 3.10, as it may be adjusted pro rata or otherwise further to an assignment or otherwise.

1.1.116   “Facility A Credit” means the committed revolving credit facility in the maximum amount of SIX HUNDRED TWENTY-EIGHT MILLION CDOLLARS (C$628,000,000), as such maximum amount may be reduced or increased from time to time pursuant to the terms hereof, which the Lenders will make available to the Canadian Borrower pursuant to, and in accordance with the terms of, ARTICLE 3 and the other provisions of this Agreement.

1.1.117    “Facility A Letter of Credit” means a financial letter of credit or guarantee denominated in CDollars or USDollars, having a term of up to 365 days and an expiry date not later than the Facility A Maturity Date, issued by the Issuing Bank pursuant to Facility A Credit in accordance with Sections 10.1.1 and 10.7 for the account of the Canadian Borrower (a) in which the Lenders under Facility A Credit participate pursuant to Section 10.2, (b) which is (i) a standby letter of credit or letter of guarantee, or (ii) a commercial letter of credit, in favour of a seller of goods, for the purchase of goods in the ordinary course of business of an Obligor, excluding for the purpose of guaranteeing obligations of any Person other than an Obligor or Person that is the subject of a pending Permitted Acquisition, and (c) which may, at the request of the Canadian Borrower, be issued on behalf of a Person that is the subject of a pending Permitted Acquisition.

1.1.118    “Facility A Loan” means the aggregate amount of (a) the amount of all Facility A Advances outstanding at such time in CDollars by way of Canadian Rate Loan, plus (b) to the extent not included in paragraph (a) of this Section 1.1.117, the face amount of all Bankers’ Acceptances which have been accepted by a Lender under the Facility A Credit, prior to their respective maturity dates, plus (c) the Equivalent Amount in CDollars of the aggregate amount in USDollars outstanding by way of US Base Rate Loan and LIBO Rate Loan under Facility A Credit, plus (d) the Letter of Credit Exposure in respect of all Facility A Letters of Credit at such time.

1.1.119    “Facility A Maturity Date” means the Facility A Termination Date.

1.1.120    “Facility A Participation” of a Lender means the percentage of the Facility A Total Commitment, excluding the Swingline Limit, indicated opposite its name in Schedule 1.1.62 with respect to its Facility A Commitment, as it may be adjusted pro rata or otherwise further to an assignment or otherwise or, as the context requires, the amount of such Facility A Participation in any Facility A Advance or in any repayment thereof, provided that any Bankers’ Acceptances or LIBO Rate Loans outstanding on the Closing Date shall be excluded from the calculation of a Facility A Participation of a Lender until the applicable Conversion Date, Rollover Date or maturity thereof, as applicable.

1.1.121    “Facility A Termination Date” means, at any time, the last day of the Facility A Availability Period.

1.1.122    “Facility A Total Commitment” means at any time the aggregate of the Facility A Commitments of all the Lenders, less any amount by which it shall have been cancelled, terminated or reduced pursuant to this Agreement plus any amount by which it has been increased pursuant to an Accordion Notice in accordance with Section 3.10 of this Agreement. For the purpose of the calculation set forth in Section 3.9.2, the Facility A Total Commitment shall be deemed to include the Swingline Limit.

1.1.123    “Facility B Advance” means the issuance (including the renewal or extension) of a Facility B Letter of Credit pursuant to ARTICLE 10.

1.1.124    “Facility B Availability Period” means the period commencing on the date of this Agreement and ending on November 24, 2024.

1.1.125    “Facility B Available Commitment” means at any time, with respect to all the Lenders, the amount at such time of the Facility B Total Commitment less the amount of the Facility B Loan at such time; and with respect to any one Lender, the amount of the Facility B Available Commitment multiplied by the Facility B Participation of such Lender.

1.1.126    “Facility B Commitment” in relation to a Lender and Facility B Credit, means at any time the amount set opposite its name in Schedule 1.1.62 in respect of Facility B Commitment less any amount by which it has been cancelled, terminated or reduced in accordance with this Agreement, as it may be adjusted pro rata or otherwise further to an assignment or otherwise, or, to the extent expressly permitted by this Agreement, the Equivalent Amount thereof in an another currency.

1.1.127    “Facility B Credit” means the committed revolving performance letter of credit facility in the maximum amount of ONE HUNDRED AND TWENTY MILLION CDOLLARS (C$120,000,000) or, to the extent expressly permitted by this Agreement, the Equivalent Amount thereof in another currency acceptable to the Issuing Bank which the Lenders will make available to the Canadian Borrower pursuant to, and in accordance with the terms of, ARTICLE 4 and other provisions of this Agreement.

1.1.128    “Facility B Letter of Credit” means a performance letter of credit or guarantee denominated in CDollars or USDollars, having a term of up to 365 days and an expiry date not later than the Facility B Maturity Date, issued by the Issuing Bank pursuant to Facility B Credit in accordance with Sections 10.1.2 and 10.7 for the account of the Canadian Borrower (a) in which the Lenders under Facility B Credit participate pursuant to Section 10.2, (b) which is a standby letter of credit or letter of guarantee in respect of obligations of an Obligor or of a Person that is the subject of a pending Permitted Acquisition, in each case incurred pursuant to contracts to which such Obligor or such Person is or proposes to become a party in the ordinary course of its business or in respect of other lawful obligations of such Obligor or such Person in the ordinary course of its business, and (c) which may, at the request of the Canadian Borrower, be issued on behalf of a Person that is the subject of a pending Permitted Acquisition.

1.1.129    “Facility B Loan” means, at any time, the aggregate amount of the Letter of Credit Exposure in respect of all Facility B Letters of Credit at such time.

1.1.130    “Facility B Maturity Date” means the Facility B Termination Date.

1.1.131   “Facility B Participation” of a Lender means the percentage of the Facility B Total Commitment indicated opposite its name in Schedule 1.1.62 in respect of Facility B Credit, as it may be adjusted pro rata or otherwise further to an assignment or otherwise or, as the context requires, the amount of such Facility B Participation in any Facility B Advance or in any repayment thereof.

1.1.132    “Facility B Termination Date” means, at any time, the last day of the Facility B Availability Period.

1.1.133    “Facility B Total Commitment” means, at any time, the aggregate of the Facility B Commitments of all the Lenders, less any amount by which it shall have been cancelled, terminated or reduced pursuant to this Agreement.

1.1.134    “Facility C Advance” means a direct advance by BMO to the US Borrower by way of US Prime Rate Advance or LIBO Rate Advance pursuant to Section 5.2.1.

1.1.135    “Facility C Available Commitment” except for the purposes of Section 8.12.2, means at any time, with respect to BMO, the amount at such time of the Facility C Total Commitment less the amount of the Facility C Loan at such time.

1.1.136    “Facility C Availability Period” means the period commencing on the date of this Agreement and ending on November 24, 2024.

1.1.137    “Facility C Commitment” means at any time the amount set opposite BMO’s name in Schedule 1.1.62 in respect of Facility C Commitment less any amount by which it has been cancelled, terminated or reduced in accordance with this Agreement, as it may be adjusted pro rata or otherwise further to an assignment or otherwise.

1.1.138    “Facility C Credit” means the committed revolving credit facility in the maximum amount of TWENTY MILLION USDOLLARS (US$20,000,000), as such maximum amount may be reduced from time to time pursuant to the terms hereof, which BMO will make available to the US Borrower pursuant to, and in accordance with the terms of, ARTICLE 5 and the other provisions of this Agreement.

1.1.139    “Facility C Loan” means the aggregate amount of all Facility C Advances outstanding at such time in USDollars by way of US Prime Rate Loan and LIBO Rate Loan under Facility C Credit.

1.1.140    “Facility C Maturity Date” means the Facility C Termination Date.

1.1.141    “Facility C Participation” means the percentage of the Facility C Total Commitment indicated opposite BMO’s name in Schedule 1.1.62 with respect to its Facility C Commitment, as it may be adjusted pro rata or otherwise further to an assignment or otherwise or, as the context requires, the amount of such Facility C Participation in any Facility C Advance or in any repayment thereof.

1.1.142    “Facility C Termination Date” means, at any time, the last day of the Facility C Availability Period.

1.1.143    “Facility C Total Commitment” means at any time the aggregate of the Facility C Commitments of BMO, less any amount by which it shall have been cancelled, terminated or reduced pursuant to this Agreement.

1.1.144    “Facility D Advance” means a direct advance by a Lender to the US Borrower by way of US Prime Rate Advance or LIBO Rate Advance pursuant to Section 6.2.1.

1.1.145    “Facility D Available Commitment” except for the purposes of Section 8.12.4, means at any time, with respect to all the Lenders, the amount at such time of the Facility D Total Commitment less the amount of the Facility D Loan at such time; and with respect to any one Lender, the amount of the Facility D Available Commitment multiplied by the Facility D Participation of such Lender.

1.1.146    “Facility D Availability Period” means the period commencing on the date of this Agreement and ending on November 24, 2024.

1.1.147    “Facility D Commitment” in relation to a Lender means at any time the amount set opposite its name in Schedule 1.1.62 in respect of Facility D Commitment less any amount by which it has been cancelled, terminated or reduced in accordance with this Agreement, as it may be adjusted pro rata or otherwise further to an assignment or otherwise.

1.1.148    “Facility D Credit” means the committed revolving credit facility in the maximum amount of TWENTY MILLION USDOLLARS (US$20,000,000), as such maximum amount may be reduced from time to time pursuant to the terms hereof, which the Lenders will make available to the US Borrower pursuant to, and in accordance with the terms of, ARTICLE 6 and the other provisions of this Agreement.

1.1.149    “Facility D Loan” means the aggregate amount of all Facility D Advances outstanding at such time in USDollars by way of US Prime Rate Loan and LIBO Rate Loan under Facility D Credit.

1.1.150    “Facility D Maturity Date” means the Facility D Termination Date.

1.1.151    “Facility D Participation” of a Lender means the percentage of the Facility D Total Commitment indicated opposite its name in Schedule 1.1.62 with respect to its Facility D Commitment, as it may be adjusted pro rata or otherwise further to an assignment or otherwise or, as the context requires, the amount of such Facility D Participation in any Facility D Advance or in any repayment thereof.

1.1.152    “Facility D Termination Date” means, at any time, the last day of the Facility D Availability Period.

1.1.153    “Facility D Total Commitment” means at any time the aggregate of the Facility D Commitments of all the Lenders, less any amount by which it shall have been cancelled, terminated or reduced pursuant to this Agreement.

1.1.154   “FATCA” means Section 1471 through Section 1474 of the Code as in effect on the date hereof or any amended or successor provision that is substantively comparable and not materially more onerous to comply with any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor provision described above) and any intergovernmental agreement with implementing the foregoing) and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

1.1.155    “FCPA” means the United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95213, §§ 101.104), as amended.

1.1.156    “Fee Letter” means the fee letter issued by BMO and accepted by the Canadian Borrower on or about October 15, 2020, as it may be amended, supplemented or restated from time to time.

1.1.157    “Fifth ARCA” shall have the meaning ascribed to such term in the recitals.

1.1.158    “Financial Covenant” shall have the meaning ascribed to such term in Section 13.2.2.

1.1.159    “Financial Lease” means a lease of an asset providing the right of use of such asset, that has the economic characteristics of asset ownership, with a term of not less than 75% of the asset’s useful life, the present value of lease payments thereunder must be not less than 90% of the asset’s market value at the time of entering into the lease and the lessee must acquire, or have the right to acquire, ownership of the asset at the end of the lease term.

1.1.160    “Financial Lease Obligation” means, as to any Person, the obligations of such Person under a Financial Lease, provided that the amount of such obligations shall be the capitalized amount thereof, determined in accordance with Applicable Accounting Principles.

1.1.161    “First Lien Intercreditor Agreement” means the first lien intercreditor agreement dated September 30, 2016 among the Canadian Borrower, the Guarantors, the Administrative Agent, the administrative agent under the Term Loan Agreement and Computershare Trust Company, N.A. as collateral agent under the Senior Secured Notes, as such agreement has been and may be further amended, restated, supplemented, amended and restated or otherwise modified from time to time.

1.1.162    “Foreign Lender” means any Lender that is not organized under the laws of the jurisdiction in which the Canadian Borrower is resident for tax purposes and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Loan Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Canadian Borrower is resident for tax purposes by application of the laws of that jurisdiction.  For purposes of this definition Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

1.1.163   “Foreign Plan” means any retirement benefit or pension plan maintained or contributed to by, or entered into with, the Canadian Borrower or any Restricted Subsidiary with respect to any employees employed outside the United States or Canada other than a retirement benefit or pension plan maintained exclusively by a Governmental Authority.

1.1.164    “Former Lender” means a Lender under the Third ARCA, Fourth ARCA or Fifth ARCA that is not a Lender as of the Closing Date.

1.1.165    “Fourth ARCA” shall have the meaning ascribed to such term in the recitals.

1.1.166    “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

1.1.167    “GAAP” means, at the option of the Canadian Borrower, (i) IFRS or (ii) Canadian accounting standards for private enterprises, in each case as in effect from time to time in Canada, applicable to the relevant period, applied in a consistent manner from period to period.

1.1.168    “Governmental Authority” means the government of Canada or the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

1.1.169    “Group” means the Canadian Borrower and its Restricted Subsidiaries from time to time.

1.1.170   “Guarantees” means, with respect to any Person, any debt of another Person which such guaranteeing Person has guaranteed or in respect of which such guaranteeing Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase property or services which amounts to indirectly guaranteeing such other Person’s obligations, to provide funds for payment, to supply funds to or otherwise invest in or lend to such other Person, or otherwise to assure a creditor of such other Person against loss, other than endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Administrative Agent, in good faith.

1.1.171   “Guarantors” means collectively (i) each Person named on Schedule 1.1.170, (ii) each other Person who shall become a Guarantor in accordance with the provisions of this Agreement, (iii) the Canadian Borrower with respect to its Guarantee of the Obligations of the US Borrower, and (iv) any successor of any Guarantor and including any corporation resulting from the amalgamation or merger of a corporate Guarantor with any Person.

1.1.172    “Hazardous Materials” means:

1.1.172.1    any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;

1.1.172.2    any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and

1.1.172.3    any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

1.1.173    “Hedge Provider” means, at any time and in respect of any Permitted Hedging Agreement, the counterparty party to such Permitted Hedging Agreement at such time with any member of the Group.

1.1.174    “Hedging Agreement” means any currency or interest rate swap agreement, spot, future, forward or other foreign exchange arrangement, rate cap, rate floor or forward rate agreement or other rate protection transaction, repurchase or reverse repurchase agreement, commodity option or any derivative, combination or option in respect of, or agreement similar to, any of the foregoing.

1.1.175    “High Yield Notes” means, collectively, any high yield notes outstanding as of the Closing Date (including any Senior Secured Notes) and any other high yield notes permitted to be incurred in compliance with the provisions of Section 13.3.1.14 of this Agreement.

1.1.176    “IFRS” International Financing Reporting Standards in effect from time to time.

1.1.177    “Immaterial Subsidiaries” means any Restricted Subsidiary with respect to which, as of the last day of the most recently ended applicable test period on or prior to the date of determination, Adjusted EBITDA or Consolidated Total Assets attributable to such Restricted Subsidiary for the period of four consecutive fiscal quarters ending on such date does not exceed 2.5% of the Adjusted EBITDA or Consolidated Total Assets of the Canadian Borrower and the Restricted Subsidiaries for such period; provided that if the aggregate Adjusted EBITDA or Consolidated Total Assets attributable to Restricted Subsidiaries that are Immaterial Subsidiaries shall exceed 5.0% of Adjusted EBITDA or Consolidated Total Assets of the Canadian Borrower and its Restricted Subsidiaries for such four-quarter period, then the Canadian Borrower shall re-designate one or more of such Restricted Subsidiaries to not be Immaterial Subsidiaries within twenty (20) Business Days after delivery of the Compliance Certificate for such fiscal quarter such that only Restricted Subsidiaries as shall then have aggregate Adjusted EBITDA and or Consolidated Total Assets of 5.0% or less of the Adjusted EBITDA and Consolidated Total Assets of the Canadian Borrower and the Restricted Subsidiaries shall constitute Immaterial Subsidiaries.

1.1.178    “Indebtedness” means, in respect of any Obligor, without duplication (in each case, whether such obligation is with full or limited recourse):

1.1.178.1    any obligation of such Obligor for borrowed money;

1.1.178.2    any obligation of such Obligor evidenced by a bond, debenture, note or other similar instrument but excluding the amortizing note portion of any TEUs;

1.1.178.3    any obligation of such Obligor to pay the deferred purchase price of property or services, including without limitation any account payables but excluding any earnout payment or similar type of payment in connection with a Permitted Acquisition;

1.1.178.4    Financial Lease Obligations of such Obligor;

1.1.178.5    any obligation of such Obligor to reimburse any other Person in respect of amounts drawn or drawable under any letter of credit or other guarantee or surety or similar bond or under any bankers’ or trade acceptance issued or accepted by such other Person, whether contingent or non-contingent;

1.1.178.6   all obligations of such Obligor to purchase, redeem, retire, decrease or otherwise make any payment in respect of any Equity Interests of or other ownership or profit interest in such Obligor or any other Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference plus accrued and unpaid dividends, but excluding obligations under TEUs;

1.1.178.7    any obligation of such Obligor to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property;

1.1.178.8    any indebtedness of others secured by a Lien on any Asset of such Obligor, including Purchase Money Mortgages;

1.1.178.9    any indebtedness of others guaranteed by such Obligor;

1.1.178.10  all obligations and liabilities of such Obligor in respect of “Specified Transactions” (as such term is defined in the 2002 Master Agreement published by the International Swaps and Derivatives Association, Inc.), including without limitation, the Permitted Hedging Agreements; and

1.1.178.11  all obligations of such Obligor under Other Leases.

1.1.179    “Indemnified Taxes” means Taxes other than Excluded Taxes.

1.1.180   “Intercreditor Agreement” means the second amended and restated intercreditor agreement dated August 2, 2018 between the Canadian Borrower, the US Borrower, the Guarantors, the Administrative Agent, the Lenders and the Hedge Providers.

1.1.181    “Interest Bearing Debt” of the Canadian Borrower shall include, on a consolidated basis:  (i) obligations of the Canadian Borrower and its Restricted Subsidiaries for borrowed money in respect of which the principal bears interest; (ii) indemnity or reimbursement obligations to financial institutions and bonding companies who issued letters of credit or letters of guarantee and surety and similar bonds for the account of the Canadian Borrower or any of its Restricted Subsidiaries, other than such obligations in respect of undrawn letters of credit or letters of guarantee and surety and similar bonds; (iii) obligations secured by Purchase Money Mortgage or obligations representing the deferred purchase price of property or services acquired by the Canadian Borrower or any of its Restricted Subsidiaries, other than trade accounts payable by the Canadian Borrower or any of its Restricted Subsidiaries arising in the ordinary course of business, (iv) obligations of the Canadian Borrower or any of its Restricted Subsidiaries under bankers’ acceptances, depository bills or depository notes (as these latter two expressions are defined in the DBNA), (v) Financial Lease Obligations of the Canadian Borrower or any of its Restricted Subsidiaries; (vi) obligations of the Canadian Borrower or any of its Restricted Subsidiaries under Other Leases; (vii) obligations of the Canadian Borrower or any of its Restricted Subsidiaries evidenced by bonds, debentures or promissory notes; and (viii) the maximum fixed redemption or repurchase price of redeemable Equity Interests of the Canadian Borrower which is redeemable at the option of the holder thereof, is redeemable on a fixed date or is redeemable during fixed intervals, in each case prior to the Maturity Date, but excluding obligations under TEUs or short term non-interest bearing liabilities and future income taxes (both current and long term), in each case all as is required to be disclosed in the financial statements or notes thereto of the Canadian Borrower or any of its Restricted Subsidiaries in accordance with Applicable Accounting Principles.  Interest Bearing Debt shall be determined for the Canadian Borrower on a consolidated basis by reference to the Canadian Borrower and all of its Restricted Subsidiaries.

1.1.182    “Interest Payment Date” means (a) in respect of a Canadian Rate Loan, a US Base Rate Loan and a US Prime Rate Loan, the last day of each and every month; and (b) in respect of a LIBO Rate Loan, for each LIBO Rate Loan Portion, the date falling on the last day of each Interest Period applicable to such LIBO Rate Loan and, if the applicable Interest Period is longer than 3 months, the date falling every 3 months after the beginning of the Interest Period and the last day of the Interest Period, (c) in respect of Facility A Credit, the Facility A Maturity Date, (d) in respect of Facility C Credit, the Facility C Maturity Date, and (e) in respect of Facility D Credit, the Facility D Maturity Date.

1.1.183    “Interest Period” for each LIBO Rate Loan Portion means (a) the first period of one month, two months, three months or six months selected by the Borrower and notified to the Administrative Agent in accordance with Section 8.8, which period shall commence on the Drawdown Date, Conversion Date or Rollover Date, as the case may be, of such LIBO Rate Loan Portion, and (b) each of the successive periods of one month, two months, three months or six months in respect of such LIBO Rate Loan Portion selected by the Borrower and notified to the Administrative Agent in accordance with Section 8.8, each of which shall commence on the last day of the immediately preceding Interest Period in respect of such LIBO Rate Loan Portion.

1.1.184    “IP Rights” shall have the meaning ascribed to such term in Section 2.1.13.

1.1.185    “IRS” means the Internal Revenue Service of the United States.

1.1.186    “ISDA Master Agreement” means the applicable standard Master Agreement of the International Swap and Derivatives Association, Inc. in effect from time to time and includes all its schedules, credit support annexes and all confirmations documented pursuant thereto.

1.1.187    “Issuing Bank” means the Person named elsewhere in this Agreement as the issuer of Letters of Credit on the basis that it is “fronting” for other Lenders and not on the basis that it is the attorney of other Lenders to sign Letters of Credit on their behalf, or any successor issuer of Letters of Credit.  For greater certainty, where the context requires, references to “Lenders” include the Issuing Bank.  BMO is an Issuing Bank.  Barclays Bank PLC is an Issuing Bank solely under the Facility A Credit, provided that Barclays Bank PLC issues standby letters of credit only.

1.1.188    “ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

1.1.189    “Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Canadian Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Canadian Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

1.1.190    “LCA Election” shall have the meaning ascribed to such term in 1.15.

1.1.191    “LCA Test Date” shall have the meaning ascribed to such term in 1.15.

1.1.192    “Lender’s Proportionate Share” means, in respect of each Lender at any time:

1.1.192.1   prior to the Administrative Agent making a declaration under Section 15.2, in the case of any determination to be made with respect to the Facility A Credit, the proportion that its Facility A Commitment at such time bears to the Facility A Total Commitment at such time, but in each case excluding the Swingline Limit;

1.1.192.2   prior to the Administrative Agent making a declaration under Section 15.2, in the case of any determination to be made with respect to the Facility B Credit, the proportion that its Facility B Commitment at such time bears to the Facility B Total Commitment at such time;

1.1.192.3   prior to the Administrative Agent making a declaration under Section 15.2, in the case of any determination to be made with respect to the Facility C Credit, the proportion that its Facility C Commitment at such time bears to the Facility C Total Commitment at such time;

1.1.192.4   prior to the Administrative Agent making a declaration under Section 15.2, in the case of any determination to be made with respect to the Facility D Credit, the proportion that its Facility D Commitment at such time bears to the Facility D Total Commitment at such time;

1.1.192.5   prior to the Administrative Agent making a declaration under Section 15.2, in the case of any determination to be made with respect to any other amounts to be advanced or received hereunder, the proportion that its Commitment at such time bears to the Total Commitment at such time; and

1.1.192.6   after the Administrative Agent makes a declaration under Section 15.2, in the case of any determination to be made hereunder, the proportion that the Obligations owing to each Lender bears to all Obligations;

and the terms “rateable” and “rateably” shall have the corresponding meanings.

1.1.193    “Lenders” means, collectively, all of the banks and other financial institutions named as lenders on the signature pages of this Agreement and other lenders party from time to time hereto and their respective successors and Eligible Assignees and “Lender” means any one of them. When used in connection with “Hedging Agreements”, the term “Lender” shall include Affiliate of a Lender. When used in connection with the Guarantees or the Security Documents, the term “Lender” shall include counterparty to a Hedging Agreement, provided that the counterparty was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into. For greater certainty, without limiting the generality of the foregoing, the term “Lenders” includes BMO, in its capacity as Issuing Bank and Swingline Lender.

1.1.194    “Lenders’ Counsel” means Davies Ward Phillips & Vineberg LLP and, in respect of any jurisdiction other than Ontario, Alberta and British Columbia, such other counsel in such jurisdiction as may be retained as counsel by or on behalf of the Administrative Agent and the Lenders.

1.1.195    “Letter of Credit” means either a Facility A Letter of Credit or a Facility B Letter of Credit, which is outstanding from time to time; and “Letters of Credit” means collectively the Facility A Letters of Credit and the Facility B Letters of Credit which are outstanding from time to time.

1.1.196    “Letter of Credit Application” has the meaning ascribed to such term in Section 10.7.1.

1.1.197    “Letter of Credit Commission” means the letter of credit commission payable pursuant to Section 10.9.1.

1.1.198    “Letter of Credit Exposure” means:

1.1.198.1    at a particular time in respect of Facility A Letters of Credit, the sum of (i) the undrawn and unexpired aggregate amount of all Facility A Letters of Credit outstanding in CDollars plus the Equivalent Amount in CDollars of all Facility A Letters of Credit outstanding in USDollars; and (ii) the aggregate amount of drawings under the Facility A Letters of Credit in CDollars plus the Equivalent Amount in CDollars of drawings under the Facility A Letters of Credit in USDollars which have not been reimbursed pursuant to Section 10.8.2; and

1.1.198.2    at a particular time in respect of Facility B Letters of Credit, the sum of (i) the undrawn and unexpired aggregate amount of all Facility B

Letters of Credit outstanding in CDollars plus the Equivalent Amount in CDollars of all Facility B Letters of Credit outstanding in USDollars; and (ii) the aggregate amount of drawings under the Facility B Letters of Credit in CDollars plus the Equivalent Amount in CDollars of drawings under the Facility B Letters of Credit in USDollars which have not been reimbursed pursuant to Section 10.8.2.

1.1.199    “Leverage Ratio” means the ratio of Total Net Funded Debt to Adjusted EBITDA.

1.1.200    “LIBO Rate” means, with respect to a LIBO Rate Loan Portion during the relevant Interest Period and with respect to the definition of US Base Rate:

1.1.200.1    the rate of interest per annum (expressed on the basis of a 360-day year) determined by the Administrative Agent by reference to the rates quoted on the Reuters Monitor Screen LIBORO1 page (or any successor source from time to time) as being the arithmetic average of the rates offered in London, England by reference banks shown on such screen as of 11:00 a.m. (London, England time) two Business Days before the first day of such Interest Period to make deposits with leading banks in the London Interbank Offer Rate market in the currency of such LIBO Rate Advance for a period comparable to such Interest Period, and if different rates are quoted for deposits in varying amounts, in the amount which is closest to such LIBO Rate Loan Portion; or

1.1.200.2    if for any reason the Reuters Monitor Screen LIBORO1 page is not available in respect of the relevant Interest Period, “LIBO Rate” for such LIBO Rate Loan Portion during the relevant Interest Period shall mean the annual rate of interest (expressed on the basis of a year of 360 days) determined by the Administrative Agent as being the rate of interest at which the Administrative Agent, in accordance with its normal practices, would be prepared to offer to leading banks in the London Interbank Offer Rate market for delivery on the first day of the relative Interest Period for a period equal to such Interest Period based on the number of days comprised therein, deposits in USDollars of amounts comparable to such LIBO Rate Loan Portion to be outstanding under this Agreement during such Interest Period, at or about 11:00 a.m. (London, England time);

provided that if the LIBO Rate at any time calculated in accordance with the foregoing would be less than 0%, the LIBO Rate shall be deemed to be 0% for the purposes of this Agreement.

1.1.201    “LIBO Rate Advance” means an advance in USDollars to which LIBO Rate (plus the Applicable Margin) is applicable pursuant to Section 3.2, Section 5.2 or Section 6.2.

1.1.202    “LIBO Rate Loan” means at any given time during the term of this Agreement the Loan, or that portion of the Loan, which the Borrower has elected, in accordance with this Agreement, to denominate in USDollars and upon which interest is payable at LIBO Rate (plus the Applicable Margin).

1.1.203    “LIBO Rate Loan Portion” means the amount of the LIBO Rate Loan or any portion of the LIBO Rate Loan in respect of which the Borrower has selected an Interest Period or Interest Periods commencing on the same date and having the same duration.

1.1.204    “Lien” means a mortgage, hypothec, legal hypothec, prior claim, pledge, lien, charge or encumbrance, whether fixed or floating, on, or any security interest in any property, whether immovable or real, movable or personal, or mixed, tangible or intangible or a pledge or hypothecation thereof or trust or presumed trust or any other mechanism or right benefiting the holder thereof or any conditional sale agreement or other title retention agreement or equipment trust relating thereto or any Financial Lease.

1.1.205   “Limited Condition Transaction” means any Permitted Acquisition or Investment permitted by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

1.1.206    “Loan” means at any time the aggregate of the Facility A Loan, the Facility B Loan, the Facility C Loan, the Facility D Loan and, unless the context otherwise requires or already included in the Facility A Loan, the Swingline Loan, at such time.

1.1.207    “Loan Documents” means, collectively, this Agreement, the Security Documents, the Letter of Credit Applications, the Permitted Hedging Agreements, the Fee Letter, the Intercreditor Agreement, the First Lien Intercreditor Agreement, the Secured Cash Management Agreements and all other documents, instruments and agreements (including without limitation any Guarantee) executed and delivered by any Obligor in connection directly or indirectly with this Agreement, any Borrowing, the Bank Products or otherwise referred to or contemplated under or by this Agreement or any such documents, instruments or agreements.

1.1.208    “Management Equityholders” means any of (i) any current or former director, officer, employee or member of management of the Canadian Borrower or any of its Subsidiaries or any direct or indirect parent thereof who, at any time, is an investor in the Canadian Borrower or any direct or indirect parent thereof, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of the Canadian Borrower or any of its Subsidiaries (or by any Person described in the succeeding clauses (iii) and (iv), as applicable) to hold an investment in the Canadian Borrower or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iii) any spouse, parents or grandparents of any such director, officer, employee or member of management of the Canadian Borrower or any of its Subsidiaries and any and all descendants of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in the Canadian Borrower or any direct or indirect parent thereof by any such director, officer, employee or member of management of the Canadian Borrower or any of its Subsidiaries in connection with such Person’s estate or tax planning and (iv) any Person who acquires an investment in the Canadian Borrower or any direct or indirect parent thereof by will or by the Applicable Laws of intestate succession as a result of the death of an employee of the Canadian Borrower or any of its Subsidiaries.

1.1.209    “Margin Stock” has the meaning set forth in Regulation U of the FRB, or any successor thereto.

1.1.210    “Material Adverse Effect” means a change or changes in or effect(s) on, either individually or in the aggregate, the business, assets, liabilities, financial position or operating results of the Group taken as a whole, which materially adversely affect(s) or could reasonably be expected to materially adversely affect the ability of any Obligor to perform its material obligations under this Agreement and the other Loan Documents in accordance with the respective terms thereof or the validity or enforceability of any of this Agreement or the other Loan Documents.

1.1.211    “Material Contract” means (i) on the Closing Date, the contracts listed in Schedule 2.1.24; and (ii) after the Closing Date, any contract from which the Obligors derived more than ten percent (10%) of their consolidated revenues for the fiscal year of the Canadian Borrower most recently ending.

1.1.212    “Material Debt Instrument” means any physical instrument evidencing obligations in excess of C$5,000,000.

1.1.213    “Material Real Property” means (i) real property that has a net book value in excess of C$15,000,000 that (A) was owned by an Obligor on September 30, 2016 or was or is acquired by an Obligor following September 30, 2016 or (B) is owned by a Person that becomes a Subsidiary after the date hereof as a result of an Acquisition; and (ii) real property owned by an Obligor, in respect of which mortgages were granted to the Administrative Agent prior to September 30, 2016 and are listed in Schedule 2.1.11, but excluding, in each case, real property that is located in a Mortgage Tax Jurisdiction provided that, in the case of a real property located in any Other Mortgage Tax State (as defined in the definition of "Mortgage Tax Jurisdiction") the applicable mortgage recording tax, intangible tax, documentary tax or similar tax would exceed US$250,000.

1.1.214    “Material Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.

1.1.215    “Maturity Date” means (i) in respect of the Facility A Credit, the Facility A Maturity Date, (ii) in respect of the Facility B Credit, the Facility B Maturity Date, (iii) in respect of the Facility C Credit, the Facility C Maturity Date, and (iv) in respect of the Facility D Credit, the Facility D Maturity Date.

1.1.216    “Minimum Guarantor Requirement” has the meaning ascribed to such term in Section 13.1.9.7

1.1.217   “Minor Title Defects” means title defects or irregularities which are of a minor nature and in the aggregate will not substantially impair the use of the property affected by such title defect or irregularity for the purposes for which it is held by the owner thereof, nor substantially diminish any Security Interests for the benefit of the Administrative Agent and the Lenders thereon.

1.1.218    “Moody’s” means Moody’s Investors Service and its successors.

1.1.219    “Mortgage Tax Jurisdiction” shall mean Alabama, Florida, Minnesota, New York, Oklahoma, Tennessee, Virginia, Washington, D.C., Georgia, Maryland and any other state in the United States ("Other Mortgage Tax State") that imposes a mortgage recording tax, intangible tax, documentary tax or similar tax in connection with the execution or filing of a mortgage, deed of trust, deed to secure debt or similar instrument.

1.1.220    “Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which the Canadian Borrower, any Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

1.1.221    “Municipal Waste Contract” means any contract or franchise agreement with a municipality for waste management services, including collection, hauling, disposal and/or processing services, or any local ordinance granting an exclusive waste management services franchise, including collection, hauling disposal and/or processing services.

1.1.222    “Net Funded Secured Debt” means the sum of (i) Total Net Funded Debt in respect of which the Canadian Borrower or any Restricted Subsidiary has provided a Security Interest against any of its Assets including Indebtedness under this Agreement and under the Term Loan Agreement, Financial Leases, and obligations of any Obligor under Other Leases which exceed, in the aggregate for all Other Leases of all Obligors, the greater of (a) C$200,000,000, and (b) 7.5% of Consolidated Total Assets.

1.1.223    “Net Income” – means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

1.1.224    “Non-Debt Fund Affiliate” means an Affiliate of any Equity Sponsor that is neither the Canadian Borrower, a Subsidiary nor an Affiliated Debt Fund.

1.1.225    “Non-Funding Lender” means any Lender: (a) that has failed to fund any payment or Advances required to be made by it hereunder or to purchase all participations required to be purchased by it hereunder and under the Loan Documents; (b) that has given verbal or written notice to the Borrower, the Administrative Agent or any Lender or has otherwise publicly announced that it believes that it will be unable to fund advances under credit arrangements to which it is a party; (c) with respect to which a voluntary or involuntary case with respect to it or any Person that directly or indirectly Controls such Lender under any Debtor Relief Laws has been commenced or a custodian, conservator, receiver or similar official is appointed for such Lender or any Person that directly or indirectly Controls such Lender or any substantial part of their assets; (d) that has become the subject of a Bail-In Action; (e) with respect to which the Administrative Agent or the Issuing Bank has knowledge that such Lender has defaulted in fulfilling its obligations (whether as an agent, lender or letter of credit issuer) under one or more other syndicated credit facilities; or (f) with respect to which the Administrative Agent has concluded, acting reasonably, and has advised the Lenders in writing that it is of the view that, there is a reasonable chance that such Lender shall become a “Non-Funding Lender” pursuant to any of (a), (b), (c) or (d) above and that such Lender has been deemed a “Non-Funding Lender”.

1.1.226    “Notice of Borrowing” means an irrevocable notice addressed to the Administrative Agent in substantially the form of Schedule 3.2 with respect to Facility A Credit, in substantially the form of Schedule 5.2 with respect to Facility C Credit, and substantially in the form of Schedule 6.2 with respect to Facility D Credit, in each case specifying in respect of a proposed Borrowing the Drawdown Date, the amount, the proposed currency, if applicable, and, in respect of a proposed Borrowing to which LIBO Rate (plus the Applicable Margin) will be applicable, the initial Interest Period and in respect of a proposed Borrowing by way of Acceptances under the Facility A Credit, the Banking Day upon which the Bankers’ Acceptances will mature.

1.1.227    “Notice of Conversion” means (i) an irrevocable notice delivered to the Administrative Agent by the Canadian Borrower pursuant to Section 3.8 substantially in the form of Schedule 3.8, (ii) an irrevocable notice delivered to the Administrative Agent by the US Borrower pursuant to Section 5.6 substantially in the form of Schedule 5.6, and (iii) an irrevocable notice delivered to the Administrative Agent by the US Borrower pursuant to Section 6.6 substantially in the form of Schedule 6.6.

1.1.228   “Notice of Optional Repayment” means (i) an irrevocable notice delivered to the Administrative Agent by the Canadian Borrower pursuant to Section 7.2 substantially in the form of Schedule 7.2, (ii) an irrevocable notice delivered to the Administrative Agent by the US Borrower pursuant to Section 7.5 substantially in the form of Schedule 7.5, and (iii) an irrevocable notice delivered to the Administrative Agent by the US Borrower pursuant to Section 7.7 substantially in the form of Schedule 7.7.

1.1.229    “Notice of Rollover” means (i) an irrevocable notice delivered to the Administrative Agent by the Canadian Borrower pursuant to Section 9.2, Section 9.3 or Section 7.13 substantially in the form of Schedule 7.13, (ii) an irrevocable notice delivered to the Administrative Agent by the US Borrower pursuant to Section 7.13 substantially in the form of Schedule 7.13.

1.1.230    “Obligations” means, in respect of the Obligors, in each case whether now existing or hereafter arising, the aggregate outstanding principal of and interest on the Loan (including for greater certainty the Swingline Loan), the Letter of Credit Exposure, Permitted Hedging Agreement Obligations, Secured Cash Management Agreements up to an aggregate amount of C$10,000,000, all interest accrued and to accrue thereon and all other amounts owing or which may become owing by the Obligors, or any one or more of them, to the Administrative Agent, the Lenders and the Hedge Providers, or any one or more of them, or any of their respective Affiliates, under or pursuant to this Agreement, the Permitted Hedging Agreements and the other Loan Documents (including without limitation any Guarantee) and under or pursuant to any Bank Products provided by a Lender, a Former Lender or any of its Affiliates, including without limitation, fees, expenses, indemnities and contingent liabilities, and all covenants and other obligations of the Obligors, or any one or more of them, to the Administrative Agent, the Lenders and the Hedge Providers, or any one or more of them, or any of their Affiliates under or pursuant to this Agreement, the other Loan Documents and the Bank Products.

1.1.231    “Obligors” means, collectively, the Canadian Borrower, the US Borrower and each of the Guarantors.

1.1.232    “OFAC” has the meaning specified in the definition of “Sanctions Applicable Laws and Regulations.”

1.1.233    “OID” means original issue discount.

1.1.234    “Optional Repayment Date” means each day which the Borrower has notified the Administrative Agent in a Notice of Optional Repayment as the date on which the Borrower shall repay the Borrowings under the Facility A Credit, or a portion thereof, in accordance with Section 7.2, the Facility C Credit, or a portion thereof, in accordance with Section 7.5 or the Facility D Credit, or a portion thereof, in accordance with Section 7.7.

1.1.235    “Original Credit Agreement” shall have the meaning ascribed to such term in the recitals.

1.1.236    “Other Applicable Indebtedness” shall have the meaning ascribed to such term in Section 13.3.1.23.

1.1.237    “Other Lease” means any lease determined in accordance with Applicable Accounting Principles other than (i) a Financial Lease and (ii) a lease that in accordance with Applicable Accounting Principles is an exempt or excluded lease.

1.1.238    “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

1.1.239    “Participant” shall have the meaning ascribed to such term in Section 22.4.

1.1.240    “PBGC” means the Pension Benefit Guaranty Corporation.

1.1.241    “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan or a Foreign Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is

sponsored or maintained by the Canadian Borrower, any Guarantor or any ERISA Affiliate or to which the Canadian Borrower, any Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

1.1.242    “Permitted Acquisition” means an acquisition permitted under Section 13.3.9.

1.1.243    “Permitted Hedging Agreement” means a Hedging Agreement entered into by any member of the Group with a Lender, a lender under the Term Loan, a Hedge Provider that was permitted as a Hedge Provider prior to the Closing Date pursuant to the Original Credit Agreement or, in each case, its respective Affiliate, for hedging currency, interest rate, fuel price or other commodity price fluctuations in respect of the business of the Canadian Borrower and its Subsidiaries and not for speculation, and includes, for greater certainty, any Hedging Agreements entered into by any member of the Group, before or after the date of this Agreement, for hedging currency with respect to the High Yield Notes or the Term Loan

1.1.244    “Permitted Hedging Agreement Obligations” means all amounts due and payable from time to time by any member of the Group in respect of Permitted Hedging Agreements.

1.1.245    “Permitted Holder” means any of (i) any Equity Sponsor, any of its Affiliates and any funds, investment vehicles or partnerships managed, advised or sub-advised by any of them or any of their respective Affiliates, but not including, however, any portfolio operating company of any of the foregoing, (ii) the Management Equityholders, (iii) the Permitted Transferees of any of the foregoing Persons and (iv) any “group” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii), and/or (iii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power for election of directors represented by the issued and outstanding Equity Interests of the Canadian Borrower held, directly or indirectly, by such “group.”

1.1.246    “Permitted Liens” means, as at any time, any one or more of the following:

1.1.246.1    reservations in any original grants from the Crown of any land or interest therein, statutory exceptions to title and reservations of mineral rights (including coal, oil and natural gas) in any grants from the Crown or from any other predecessors in title;

1.1.246.2    servitudes or easements of rights of way for purposes of public utility, or for encroachments, rights of view or otherwise, including, without in any way limiting the generality of the foregoing, the sewers, drains, gas and water mains, steam transport, electric light and power or telephone and telegraph conduits, poles and cables, pipelines or zoning restrictions affecting the use of the immovable or real properties of the Canadian Borrower or a Restricted Subsidiary which will not materially or adversely impair the use for which any one of the immovable or real properties of the Canadian Borrower or such Restricted Subsidiary is intended nor substantially diminish any Liens thereon;

1.1.246.3    any Lien arising by law for Taxes not yet due or, if due and immediate payment is not required by the relevant Governmental Authority, the validity of which is being contested diligently and in good faith by or on behalf of the Canadian Borrower or a Restricted Subsidiary by proper legal proceedings, provided the action to enforce the same has not proceeded to final non-appealable judgment and adequate provision has been made for the payment thereof in accordance with Applicable Accounting Principles;

1.1.246.4    any Lien arising by law out of any judgment rendered or claim filed against the Canadian Borrower or a Restricted Subsidiary, which the Canadian Borrower or such Restricted Subsidiary or others on its behalf shall be contesting diligently and in good faith by proper legal proceedings, provided the action to enforce the same has not proceeded to final non-appealable judgment and adequate provision has been made for the payment thereof in accordance with Applicable Accounting Principles;

1.1.246.5    any Lien arising by law of any craftsman, workman, builder, contractor, supplier of materials, architect, engineer or subcontractor or any other similar Lien related to the construction or the renovation of any property, provided that such Lien secures an obligation of the Canadian Borrower or a Restricted Subsidiary whose term has not expired or that the Canadian Borrower or such Restricted Subsidiary is not in default to perform same, or if its term has expired or the Canadian Borrower or such Restricted Subsidiary is in default to perform same, provided that such Obligor commences action within a delay of less than fifteen (15) days of its registration or publication to cause its cancellation or radiation unless the validity of such Lien is being contested diligently and in good faith by or on behalf of such Restricted Subsidiary by proper legal proceedings, provided the action to enforce the same has not proceeded to final non-appealable judgment and adequate provision has been made for the payment thereof in accordance with Applicable Accounting Principles;

1.1.246.6    Minor Title Defects;

1.1.246.7   the pledges or deposits of cash, Cash Equivalents or securities made pursuant to Applicable Laws relating to workmen’s compensation or similar Applicable Laws or provided to Governmental Authorities as required under Environmental Laws, or deposits of cash made in good faith in connection with offers, tenders, leases or contracts (excluding, however, the borrowing of money or the repayment of money borrowed) and deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

1.1.246.8    undetermined or inchoate Liens, arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which, although filed or registered, relate to obligations not due or delinquent;

1.1.246.9    the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licences, franchises, grants or permits, which affect any land, to terminate any such leases, licences, franchises, grants or permits or to require annual or other payments as a condition to the continuance thereof;

1.1.246.10  securities to public utilities or Governmental Authorities when required by the utility or Governmental Authority in connection with the supply of services or utilities to the Canadian Borrower or a Restricted Subsidiary in the operation of its business;

1.1.246.11  any Liens granted pursuant to PMSI Indebtedness that complies with the requirements of Section 13.3.1.3, and any Lien granted as part of any refunding or renewal of the outstanding amount secured by such a PMSI Indebtedness provided such Lien is restricted to the same collateral and the obligations of the Canadian Borrower or any Restricted Subsidiary under such PMSI Indebtedness are permitted under this Agreement;

1.1.246.12  any conditional sales agreement or other title retention agreement (including any Financial Lease ) with respect to assets of the Canadian Borrower or a Restricted Subsidiary acquired after the date of this Agreement provided the obligations of the Canadian Borrower or any Restricted Subsidiary under such conditional sales agreement or other title retention agreement are permitted under this Agreement;

1.1.246.13  Security Interests for the benefit of the Administrative Agent, the Lenders and the Hedge Providers, or any of them, or their Affiliates securing the Obligations;

1.1.246.14  the Liens described in Schedule 2.1.9 which have been approved by the Administrative Agent, subject to those Liens required to be discharged being discharged within the period provided for in Schedule 2.1.9;

1.1.246.15  any Liens granted to secure Indebtedness and other obligations under any bonding facilities in favour of any Obligor or in favour of any Person that is the subject of a Permitted Acquisition;

1.1.246.16  the Liens in respect of Indebtedness under the Term Loan and Liens in favour of Persons who are Term Loan Lenders or their Affiliates in respect of Hedging Agreements and Cash Management Services required or permitted to be secured under the Term Loan Agreement provided that any such Liens securing such Indebtedness that is secured by all or a portion of the Collateral shall be on a pari passu basis (but without regard to control of remedies) with the Obligations shall be subject to the First Lien Intercreditor Agreement and any replacement inter-creditor agreement upon substantially the same terms and conditions as determined by the Administrative Agent acting reasonably in connection with any refinancing, replacement or restructuring of the Term Loan for all or any portion of the Indebtedness under the Term Loan in accordance with Section 13.3.1.18;

1.1.246.17  any Liens existing on property at the time of its acquisition or existing on the property (or Equity Interests) of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (but excluding Liens deemed to be incurred upon the designation (or re-designation) of an Unrestricted Subsidiary as a Restricted Subsidiary); provided that (i) other than with respect to Indebtedness incurred pursuant to Section 13.3.1.16, such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other property of the Borrower or any Restricted Subsidiary other than the Person(s) acquired and/or formed to make such acquisitions and Subsidiaries of such Person(s) (other than the proceeds or products thereof and, except in the case of a Guarantor, other than after-acquired property of and Equity Interests in such acquired Restricted Subsidiary (it being understood and agreed to the extent such Lien secures assumed Indebtedness that is of a nature contemplated by Section 13.3.1.15 consisting of Financial Leases or PMSI Indebtedness, any such individual financings by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates)) and (iii) the Indebtedness secured thereby is permitted under Section 13.3.1.15, 13.3.1.16 or 13.3.1.17;

1.1.246.18  Liens on Permitted Securitization Transferred Assets arising in connection with a Permitted Receivables Facility to the extent the Special Purpose Finance Subsidiary is a Restricted Subsidiary;

1.1.246.19  Liens on the Equity Interests in the Special Purpose Finance Subsidiary arising in connection with a Permitted Receivables Facility; and

1.1.246.20  the Liens in respect of secured Indebtedness permitted under this Agreement.

1.1.247   “Permitted Note Redemption” means a redemption of High Yield Notes permitted pursuant to Section 13.3.16.

1.1.248    "Permitted Receivables Facility" means any one or more receivables financings of the Canadian Borrower or any other Obligor in which the Canadian Borrower and/or such Obligor sells, conveys or otherwise contributes Permitted Securitization Transferred Assets to a Special Purpose Finance Subsidiary, provided that the aggregate face value of Permitted Securitization Transferred Assets sold, conveyed or otherwise contributed from time to time and which remain outstanding at any time shall not exceed C$750,000,000, which Special Purpose Finance Subsidiary then (i) sells any such Permitted Securitization Transferred Assets (or an interest therein) to one or more Receivables Financiers , (ii) borrows from such Receivables Financiers and secures such borrowings by granting a security interest in such Permitted Securitization Transferred Assets or (iii) otherwise finances its acquisitions of such Permitted Securitization Transferred Assets and, in connection therewith, creates or conveys an interest in such Permitted Securitization Transferred Assets (and possibly all of the Special Purpose Finance Subsidiary's property and assets) to such Receivables Financiers; provided that (1) such receivables financings shall not involve any recourse to the Canadian Borrower or any of the Obligors for any reason other than (A) with respect to the performance by the Canadian Borrower or an Obligor of its obligations under the related transaction documents (which may include the obligation to repurchase ineligible receivables, servicing obligations and customary indemnification obligations but which will not include any obligation to indemnify for credit losses on Permitted Securitization Transferred Assets or for losses on any Indebtedness issued or incurred by a Special Purpose Finance Subsidiary or the Receivables Financiers), (B) recourse in the form of credit enhancement (in whatever form, including overcollateralization, excess spread, a cash reserve or a subordinated loan) in an amount not to exceed at any time an amount, together with the amount of any investment made by the Canadian Borrower or any Obligor contemplated in Section 13.3.15.11,  equal to 25% of the value of the Permitted Securitization Transferred Assets and (C) a customary performance guarantee by the Canadian Borrower of the obligations of any Obligor becoming an originator and/or servicer under such Permitted Receivables Facility delivered in favor of the Special Purpose Finance Subsidiary.

1.1.249    "Permitted Securitization Transferred Assets" means, with respect to the Canadian Borrower or any other Obligor, the Canadian Borrower's or such Obligor’s accounts receivable, trade receivables, notes receivable, together with certain assets relating thereto (including, if applicable, any deposit accounts established solely for purposes of the Permitted Receivables Facility to which collections on such receivables are deposited) and the right to collections thereon.

1.1.250    “Permitted Transferees” means (a) in the case of any of the Equity Sponsors, (i) any Affiliate of any of the Equity Sponsors (other than any portfolio operating company of any of the foregoing), (ii) any managing director, general partner, limited partner, director, officer or employee of an Equity Sponsor or any Person described in clause (i) above (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants; and (b) in the case of any Management Equityholder, (i) his or her executor, administrator, testamentary trustee, heirs, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Equityholder, as applicable, and his or her spouse, parents, siblings, members of his or her immediate family (including adopted and step children) and/or direct lineal descendants.

1.1.251    “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

1.1.252    “Planning Transaction” shall have the meaning ascribed to such term in Section 13.3.9.

1.1.253    “PMSI Indebtedness” shall have the meaning ascribed to such term in Section 13.3.1.3.

1.1.254    “Proceeds of Realization” in respect of the Security Documents or any portion thereof, means all amounts received by the Administrative Agent or any Lender in connection with:

1.1.254.1    any realization of the Collateral pursuant to the Security Documents, whether occurring as a result of enforcement or otherwise;

1.1.254.2    any sale, expropriation, loss or damage or other disposition of the Collateral or any portion thereof; or

1.1.254.3   the dissolution, liquidation, bankruptcy or winding-up of any Obligor or any other Person which has provided security pursuant to any Security Documents or a Guarantee in respect of the Canadian Borrower or the US Borrower, as the case may be, or any other distribution of the Collateral to such creditors;

and all other amounts which are expressly deemed to constitute “Proceeds of Realization” in this Agreement.

1.1.255    “Pro Forma Basis” where used in this Agreement is determined in accordance with Section 1.7.

1.1.256    “Projected Run Rate EBITDA” means, with respect to any Municipal Waste Contract or Put-or-Pay Agreement for any 12-month period, the Adjusted EBITDA which the Canadian Borrower reasonably estimates will be generated by and attributable to the relevant contract for the 12-month period commencing on the first day of the fourth month after the Service Commencement Date for such contract.

1.1.257    “Purchase Money Mortgage” means a Security Interest charging a fixed or capital Asset acquired by the Canadian Borrower or a Restricted Subsidiary after the date of this Agreement, which is granted or assumed by such Restricted Subsidiary or which arises by operation of law, in favour of the transferor substantially concurrently with and for the purpose of the acquisition of such Asset, in each case where (i) the principal amount secured by such Security Interest secures part of the purchase price of such Asset acquired and is not in excess of one hundred percent (100%) of the cost to the Canadian Borrower or such Restricted Subsidiary of the Asset acquired; and (ii) such Security Interest extends only to the Asset acquired and the proceeds of disposition, expropriation and insurance thereof, and (iii) the Indebtedness secured by such Security Interest is incurred substantially concurrently with, or no later than two hundred and seventy (270) days after, the applicable acquisition, lease, construction, repair, replacement or improvement.

1.1.258   “Put-or-Pay Agreement” means, with respect to the Canadian Borrower and its Restricted Subsidiaries, any put-or-pay volume contract, entered into by the Canadian Borrower or any Restricted Subsidiary with a counterparty other than a municipality, pursuant to which the counterparty retains the Canadian Borrower or Restricted Subsidiary, as applicable, or retains the counterparty, to provide waste management services including collection, hauling, disposal or processing services and guarantees a minimum tonnage for such services or payment in lieu of such services.

1.1.259    “Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

1.1.260    "Receivables Financier" means one or more Persons who are not Subsidiaries or Affiliates of the Canadian Borrower and who are regularly engaged in the business of receivables securitization, which may include one or more asset-backed commercial paper conduits or commercial banks.

1.1.261    “Reimbursement Obligation” means the obligation of the Canadian Borrower to reimburse the Issuing Bank pursuant to Section 10.8.

1.1.262    “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, employees, agents and advisors of such Person and of such Person’s Affiliates.

1.1.263    “Release” means discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning.

1.1.264    “Replacement Lender” shall have the meaning ascribed to such term in Section 23.3.2.

1.1.265    “Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

1.1.266    “Required Approvals” shall have the meaning specified in Section 2.1.4.

1.1.267    “Required Lenders” means at any time (including after the occurrence of any Event of Default):

1.1.267.1    if there are two Lenders or less, all the Lenders; or

1.1.267.2    if there are more than two Lenders, the Lenders having greater than 50% of the Total Commitment at such time; provided, however, that when an Event of Default has occurred and is continuing or as and from the time the Facility A Total Commitment, the Facility B Total Commitment, the Facility C Total Commitment and the Facility D Total Commitment has been cancelled or terminated pursuant to this Agreement, “Required Lenders” shall mean at any time Lenders who at such time have advanced greater than 50% of the aggregate of the Loan.

1.1.268    “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

1.1.269    “Responsible Officer” means, with respect to any Person, the president, the chief executive officer, a vice president, the chief financial officer or the secretary of such Person or, in the case of a limited partnership, of its general partner, provided that, with respect to financial matters, it shall mean the chief financial officer or the treasurer of such Person, or, if such Person has no chief financial officer or treasurer, the chief executive officer of such Person;

1.1.270    “Restricted Subsidiary” means the US Borrower and any other Subsidiary of the Canadian Borrower other than an Unrestricted Subsidiary;

1.1.271    “Rollover Advance” means the renewal of an Acceptance under the Facility A Credit, or a portion thereof, in accordance with Section 9.2 or Section 9.3 or rollover of a LIBO Rate Loan, or a portion thereof, in accordance with Section 7.13.

1.1.272    “Rollover Date” means a day which (i) the Canadian Borrower has notified the Administrative Agent in a Notice of Rollover as the date on which the Canadian Borrower will renew an Acceptance under the Facility A Credit, or a portion thereof, in accordance with Section 9.2 or Section 9.3 or rollover of a LIBO Rate Loan under the Facility A Credit, or a portion thereof, in accordance with Section 7.13, or (ii) the US Borrower has notified the Administrative Agent in a Notice of Rollover as the date on which the US Borrower will renew a LIBO Rate Loan under the Facility C Credit or the Facility D Credit, or a portion thereof, in accordance with Section 7.13.

1.1.273    “S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and its successors.

1.1.274    “Sanctions Applicable Laws and Regulations” means any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Executive Order, the USA PATRIOT Act of 2001 (the “PATRIOT Act”), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.) or any other law or executive order relating to economic or financial sanctions administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Canadian Government (including the Department of Foreign Affairs and International Trade Canada and the Department of Public Safety Canada) or other relevant sanctions authority.

1.1.275    “SDN” has the meaning specified in the definition of “Designated Person.”

1.1.276    “SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

1.1.277    “Secured Cash Management Agreement” means any agreement with respect to Cash Management Services provided to the Canadian Borrower or a Guarantor by a Lender or an Affiliate of a Lender or by a Former Lender that has entered into a blocked account agreement or deposit account control agreement in favour of the Administrative Agent.

1.1.278    “Secured Parties” means collectively the Administrative Agent, the Lenders, the Hedge Providers, the Lenders and Former Lenders providing Cash Management Services under Secured Cash Management Agreements and the Lenders and Former Lenders providing any Bank Products.

1.1.279    “Security Documents” means the collective reference to the agreements and instruments listed in Schedule 14.1, all amendments, supplements, restatements and other modifications thereof, and each other agreement or writing pursuant to which an Obligor grants a Security Interest to or for the benefit of the Administrative Agent and the Lenders, or any of them, alone or together with any other Person or Persons, in any of its Assets securing all or part of the Obligations.

1.1.280    “Security Interest” means a hypothec, mortgage, pledge, fixed or floating charge, assignment by way of security or any other security interest securing payment or performance of an obligation.

1.1.281    “Seller Subordinated Debt” means Indebtedness of an Obligor to a seller in connection with any Permitted Acquisition which has been subordinated and made junior to the payment and performance in full in cash of the Obligations, and evidenced as such by a subordination agreement on terms and containing subordination provisions satisfactory to the Administrative Agent.

1.1.282    “Senior Secured Notes” means any High Yield Notes which are secured against the assets of the Canadian Borrower or any other Obligor, provided that such security is subject to the First Lien Intercreditor Agreement.

1.1.283    “Service Commencement Date” means, with respect to any Municipal Waste Contract or Put-or-Pay Agreement, the date that the provision of the services required under such contract has commenced.

1.1.284    “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair or realizable value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured or due and do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature or become due, and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability or due.

1.1.285    "Special Purpose Finance Subsidiary" means any Subsidiary or other special purpose entity including a limited partnership, (a majority of the interests of which are held, directly or indirectly, by the Canadian Borrower) created solely for the purposes of, and whose sole activities shall consist of, acquiring and then selling or financing Permitted Securitization Transferred Assets pursuant to a Permitted Receivables Facility, and any other activity incidental thereto.

1.1.286    “Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all legal and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

1.1.287    “Specified Transaction” means any investment that results in a Person becoming a Guarantor, any designation of a Subsidiary as a Guarantor or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Guarantor ceasing to be a Subsidiary of the Canadian Borrower or constitutes a Disposition of a line of business or division that has an identifiable earnings stream, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Canadian Borrower or a Guarantor, in each case, whether by merger, consolidation, amalgamation, merger or otherwise, or any incurrence or repayment of Indebtedness, including any increase of the Term Loan, any Distribution or other event (other than the incurrence or repayment of Indebtedness under any revolving credit facility in the ordinary course of business for working capital purposes), that by the terms of this Agreement requires Adjusted EBITDA, Consolidated Total Assets or a financial ratio or test to be calculated on a pro forma basis.

1.1.288    “Statutory Lien” means a Lien or other right in respect of any property or assets of the Canadian Borrower or any Restricted Subsidiary created by or arising pursuant to any applicable legislation (including without limitation the Bankruptcy and Insolvency Act (Canada), the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time) and for greater certainty specifically includes a Lien which secures obligations of the Canadian Borrower or a Restricted Subsidiary in respect of employee wages and vacation pay.

1.1.289   “Subordinated Debt” means any Indebtedness permitted under Section 13.3.1.14 hereof (including Seller Subordinated Debt) which has been subordinated and made junior to the payment and performance in full in cash of the Obligations and evidenced as such by a subordination agreement on terms and containing subordination provisions satisfactory to the Administrative Agent.

1.1.290    “Subsidiary” of a Person means a company or corporation Controlled by that Person.

1.1.291    “Sweep to Loan Arrangement” means a cash management arrangement established by the US Borrower with BMO or an Affiliate of BMO as Lender under the Facility C Credit, as depositary (in such capacity, the “Sweep Depositary”), pursuant to which the Lender is authorized (a) to make advances of Facility C Loans hereunder, the proceeds of which are deposited by the Lender into a designated account of the US Borrower maintained at the Sweep Depositary, and (b) to accept as prepayments of the Facility C Loans hereunder proceeds of excess targeted balances held in such designated account at the Sweep Depositary, which cash management arrangement is subject to such agreement(s) and on such terms acceptable to the Sweep Depositary and the Lenders under the Facility C Credit.

1.1.292    “Sweep Depositary” shall have the meaning ascribed to such term in Section 1.1.289.

1.1.293    “Swingline Advance” shall have the meaning ascribed to such term in Section 3.9.2.

1.1.294    “Swingline CDollar Availment” means, at any time, the aggregate of all amounts debited to the CDollar Current Account (including without limitation cheques, transfers, withdrawals, interest, costs, charges and fees) in excess of the aggregate of all amounts credited to the CDollar Current Account.

1.1.295    “Swingline Lender” means BMO and its successors and assigns in such capacity.

1.1.296    “Swingline Limit” means C$25,000,000, as increased, reduced or cancelled from time to time by the Swingline Lender with the consent of the Administrative Agent and the Canadian Borrower, but without the consent of the other parties hereto.

1.1.297    “Swingline Loan” means, on any date, the aggregate of any Swingline CDollar Availment and the Equivalent Amount in CDollars of any Swingline USDollars Availment on such date.

1.1.298    “Swingline USDollar Availment” means, at any time, the aggregate of all amounts debited to the USDollar Current Account (including without limitation cheques, transfers, withdrawals, interest, costs, charges and fees) in excess of the aggregate of all amounts credited to the USDollar Current Account.

1.1.299   “Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.1.300    “Term Loan” means the loans advanced by the Term Loan Lenders to the Canadian Borrower, as the initial borrower, and to any co-borrower from time to time, under the Term Loan Agreement.

1.1.301    “Term Loan Agreement” means the term loan credit agreement dated as of September 30, 2016 as amended by a first amendment dated as of May 31, 2018 and a second amendment dated as of November 14, 2018 (which incorporates an amended credit agreement as set forth in the form attached as Exhibit A thereto), among the Canadian Borrower and GFL Environmental Holdings (US), Inc., as borrowers, Barclays Bank PLC as successor administrative agent and the Term Loan Lenders, as amended, modified, supplemented, restated, replaced, extended, renewed, refunded or refinanced from time to time in one or more agreements (in each case, with the same or new lenders, institutional investors or agents) including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or altering the maturity thereof.

1.1.302    “Term Loan Lenders” means, at any time, the lenders under the Term Loan Agreement.

1.1.303    “Terminated Lender” shall have the meaning ascribed to such term in Section 23.3.2.

1.1.304    “Terminated Lender Payout Amount” shall have the meaning ascribed to such term in Section 23.3.2.

1.1.305    “TEU” means (i) the tangible equity units issued by the Canadian Borrower on March 5, 2020, each of which are comprised of: (a) a prepaid stock purchase contract; and (b) a senior unsecured amortizing note; and (ii) tangible equity units issued by the Canadian Borrower, from time to time, on substantially similar terms as the tangible equity units referenced in (i), provided that the aggregate dollar value (determined at the time of issuance) of all outstanding tangible equity units referenced in items (i) and (ii) does not exceed, at any time, US$775,000,000.

1.1.306    “Third ARCA” shall have the meaning ascribed to such term in the recitals.

1.1.307    “Total Commitment” means at any time the Facility A Total Commitment at such time plus the Facility B Total Commitment at such time plus the Facility C Total Commitment at such time plus the Facility D Total Commitment at such time.

1.1.308    “Total Consolidated Tangible Assets” means, as of any date of determination, the net book value of all assets of the Canadian Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (including for certainty any right of use asset under lease), but excluding goodwill, intellectual property and all other intangible assets of the Canadian Borrower and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Canadian Borrower delivered pursuant to Section 13.1.2.

1.1.309    “Total Net Funded Debt” means, on any day, with respect to the Canadian Borrower, without duplication, the sum (expressed in CDollars based on the Equivalent Amount of any amounts denominated in USDollars) of (a) all Interest Bearing Debt of the Canadian Borrower and its Restricted Subsidiaries and Guarantees given by the Canadian Borrower or any of its Restricted Subsidiaries in respect of Interest Bearing Debt of another Person (but excluding Indebtedness under any Permitted Receivables Facility of a Restricted Subsidiary and any Guarantee thereof granted in compliance with the definition thereof, whether for the benefit of Restricted Subsidiary or an Unrestricted Subsidiary), determined on a consolidated basis as described in the most recent financial statements of the Canadian Borrower delivered pursuant to Section 13.1.2.2 or 13.1.2.2.2, and further excluding Other Leases, except to the extent that aggregate obligations of all Obligors under Other Leases exceed the greater of (i) C$200,000,000, and (ii) 7.5% of Consolidated Total Assets plus (b) the undrawn face amount of all outstanding Facility A Letters of Credit (excluding the undrawn face amount of all outstanding Facility A Letters of Credit which are financial letters of credit and, for greater certainty, excluding the undrawn face amount of all outstanding Facility B Letters of Credit) less (c) the amount by which cash or Cash Equivalents on deposit (i) with BMO or any other Lender as the account bank of the Canadian Borrower or another Obligor, (ii) with a financial institution other than a Lender in accounts of the Canadian Borrower or the US Borrower or another Obligor in an aggregate amount of less than US$25,000,000, (iii) with a financial institution other than a Lender in accounts of the Canadian Borrower or the US Borrower or another Obligor which are subject to a blocked account or deposit account control agreement in favour of the Administrative Agent and on terms satisfactory to the Administrative Agent, acting reasonably, or (iv) in a trust account of counsel to the Canadian Borrower or any other Obligor or counsel of a vendor in connection with amounts on deposit on account of the purchase price for a Permitted Acquisition or with a title company or other escrow agent holding purchase price proceeds for a Permitted Acquisition, exceeds the amount, if any, by which accounts payable of the Group (excluding any amounts on account of payment-in-kind interest and principal and interest due in respect of Interest Bearing Debt) due in the 60 days following the date of calculation exceeds accounts receivable (excluding Doubtful Accounts) of the

Group due in the 60 days following the date of calculation.  The Equivalent Amount of Interest Bearing Debt denominated in USDollars shall be determined after giving effect to any Hedging Agreements related to currency exchange for the principal amount of such Interest Bearing Debt.  Total Net Funded Debt shall be determined for the Canadian Borrower on a consolidated basis by reference to the Canadian Borrower and all of its Restricted Subsidiaries.

1.1.310   “Transactions” means, collectively, (a) the execution and delivery of this Agreement and the Loan Documents entered into on the Closing Date, (b) the “First Amendment Transactions” as defined in the Term Loan Agreement and the transactions related thereto (c) the consummation of any other transactions in connection with any of the foregoing, and (d) the payment of the fees and expenses incurred in connection with any of the foregoing, including the Transaction Expenses.

1.1.311    “Transaction Expenses” means any fees, premiums, expenses and other transaction costs incurred or paid by the Canadian Borrower or any of its Subsidiaries or the Equity Sponsor or any direct or indirect parent of the Canadian Borrower in connection with the Transactions (including to fund any OID and upfront fees).

1.1.312    “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

1.1.313    “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

1.1.314    “Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

1.1.315    “Unrestricted Subsidiary” means any Subsidiary of the Canadian Borrower designated by the Canadian Borrower as an Unrestricted Subsidiary pursuant to Section 13.1.15 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Canadian Borrower in accordance with Section 13.1.15 or ceases to be a Subsidiary of the Canadian Borrower.

1.1.316    “US Base Rate” means, at any time, the aggregate of (a) the greater of the rate of interest per annum equal to the higher of (i) the fluctuating annual rate of interest established by the Administrative Agent from time to time as being the reference rate of interest it will use at such time in Canada for determining rates of interest on USDollar commercial loans to Canadian residents in Canada and designated at its US base rate, and (ii) the LIBO Rate for deposits in USDollars for a one-month LIBO Rate advance plus 1% per annum, plus (b) the Applicable Margin; adjusted automatically with each change in the established, quoted or published rate, all without necessity of notice to the Borrower or any other Person.

1.1.317    “US Base Rate Advance” means an Advance in USDollars to which the US Base Rate is applicable.

1.1.318    “US Base Rate Loan” means, at any given time during the term of this Agreement the Loan, or that portion of the Loan, which the Canadian Borrower has elected or is deemed to have elected to denominate in USDollars and upon which interest is payable at the US Base Rate.

1.1.319    “US Borrower” means GFL Environmental USA Inc. and includes any of its successors and permitted assigns.

1.1.320    “US GAAP” means generally accepted accounting principles as in effect from time to time in the United States, including IFRS, applicable to the relevant period, applied in a consistent manner from period to period.

1.1.321    “US Obligor” means any Obligor that is organized under the Laws of the United States, any state thereof or the District of Columbia.

1.1.322    “US Prime Rate” means, at any time, the fluctuating annual rate of interest established by the Administrative Agent from time to time as being the reference rate of interest it will use at such time in the U.S.A. for determining rates of interest on USDollar commercial loans to its customers in the U.S.A. and designated at its US prime rate plus (b) the Applicable Margin; adjusted automatically with each change in the established, quoted or published rate, all without necessity of notice to the Borrower or any other Person.

1.1.323    “US Prime Rate Advance” means an Advance in USDollars to which the US Prime Rate is applicable.

1.1.324    “US Prime Rate Loan” means, at any given time during the term of this Agreement the Loan, or that portion of the Loan to the US Borrower, upon which interest is payable at the US Prime Rate.

1.1.325    “US Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

1.1.326    “USDollar Current Account” means the USDollar account of the Borrower at Bank of Montreal in Canada as the Borrower may from time to time designate as such in writing to the Administrative Agent.

1.1.327    “USDollars” and the symbol: “US$” each means the lawful money for the time being of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America which is customarily used in the settlement of international banking transactions on that day.

1.1.328    “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

1.1.329    “Wholly Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by Applicable Laws) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

1.1.330    “Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.1.331    “written” or “in writing” shall include printing, typewriting, or any electronic means of communication capable of being visibly reproduced at the point of reception including telegraph, telecopier and electronic data interchange.

1.2       Computation of Time Periods

In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

1.3       Headings and Table of Contents

The headings of Articles and Sections and the table of contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4       References

Unless otherwise specified or the context otherwise requires, all references to Sections, Articles and Schedules are to Sections, Articles and Schedules in this Agreement.

1.5       Singular and Plural; Gender

In this Agreement, where the context admits, the singular includes the plural and vice versa; and gender is used as a reference term only and applies with the same effect whether the parties are of masculine or feminine gender, corporate or other form.

1.6       Applicable Accounting Principles

Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with Applicable Accounting Principles and all financial computations hereunder shall be computed in accordance with Applicable Accounting Principles consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with Applicable Accounting Principles” shall in no way be construed to limit the foregoing. If any Accounting Changes (as defined below in this Section 1.6) occur and such changes result in a change in the calculation of the financial covenant set forth in Section 13.2.1, standards or terms used in this Agreement or any other Loan Documents, then the Canadian Borrower, the Administrative Agent and the Lenders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Canadian Borrower’s and the Obligors’ financial condition shall be substantially the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Required Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Canadian Institute of Chartered Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by the Canadian Borrower’s Auditors, (iii) the reversal of any reserves established as a result of purchase accounting adjustments, and (iv) the adoption after the date hereof by the Group of Canadian accounting standards for private enterprises or US GAAP. All such adjustments resulting from expenditures made subsequent to the date hereof (including capitalization of costs and expenses or the payment of liabilities incurred prior to the date hereof) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of Adjusted EBITDA in such period.  If the Canadian Borrower and the Required Lenders agree upon the required amendments (and all other Obligors shall be deemed to agree to such amendments so agreed to by the Canadian Borrower), then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to Applicable Accounting Principles contained in this Agreement or in any other Loan Documents shall, only to the extent of such Accounting Change, refer to Applicable Accounting Principles, consistently applied after giving effect to the implementation of such Accounting Change. Until such time as the Canadian Borrower and the Required Lenders agree upon the required amendments, all financial statements delivered and all calculations of the financial covenant and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

1.7       Pro Forma Calculations

For purposes of calculating Adjusted EBITDA, Consolidated Total Assets and any financial ratios or tests, including the ratio of Net Funded Secured Debt to Adjusted EBITDA, Total Net Funded Debt to Adjusted EBITDA and compliance with covenants determined by reference to Adjusted EBITDA or Consolidated Total Assets, Municipal Waste Contracts and Put-or-Pay Agreements that have been entered into and Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made, in each case, (i)

during the applicable period or (ii) subsequent to such period and prior to or simultaneously with the event for which the calculation of Adjusted EBITDA, Consolidated Total Assets or any such ratio is made shall be calculated on a pro forma basis (x) assuming that all such Municipal Waste Contracts and Put-or-Pay Agreements shall have been entered into and all such Specified Transactions (and any increase or decrease in Adjusted EBITDA and Consolidated Total Assets and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable period and (y) including projected and not yet realized revenue and projected and not yet accrued costs, expenses and other charges or liabilities pursuant to any such Municipal Waste Contracts and Put-or-Pay Agreements.  If since the beginning of any applicable period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Canadian Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have entered into any Municipal Waste Contract or Put-or-Pay Agreements or made any Specified Transaction that would have required adjustment pursuant to this section, then the financial ratios, Adjusted EBITDA and Consolidated Total Assets shall be calculated to give pro forma effect thereto in accordance with this Section 1.7.  For greater certainty, with respect to adjustments to Adjusted EBITDA with respect to any Municipal Waste Contract or Put-or-Pay Agreement, (a) Projected Run Rate EBITDA shall be used for each 12-month period commencing on the later of (1) the date of execution of the contract and (2) nine months and one day prior to the Service Commencement Date and ending on that date which is three months after the Service Commencement Date, (b) for any 12-month period ending more than three months after the Service Commencement Date but not more than 15 months after the Service Commencement Date, actual EBITDA generated by and attributable to the relevant contract shall be included for each month which is more than three months after the Service Commencement Date and Projected Run Rate EBITDA, pro-rated for the balance of the relevant 12-month period, shall be used for each month in such period ended on the last day of the third month after the Service Commencement Date (such that Adjusted EBITDA determined at the end of the fourth month following the Service Commencement Date shall be the sum of actual EBITDA for such fourth month plus 11/12 of the 12-month Projected Run Rate EBITDA), and (c) for any 12-month period ending more than 15 months after the Service Commencement Date, only actual EBITDA shall be used and there shall be no adjustment with respect to the relevant contract. To avoid duplication, the actual EBITDA generated during the 12-month period ending three months after the Service Commencement Date shall be deducted from the calculation of Adjusted EBITDA for the relevant contract.

Whenever pro forma effect is to be given to a Municipal Waste Contract, a Put-or-Pay Agreement or a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Canadian Borrower and may include, for the avoidance of doubt, (x) projected and not yet realized revenue and projected and not yet accrued costs, expenses and other charges or liabilities pursuant to any such Municipal Waste Contracts and Put-or-Pay Agreements and (y) the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and cost synergies projected by the Canadian Borrower in good faith to be realized as a result of specified actions taken or committed to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, restructuring charges and expenses and cost synergies were realized during the entirety of such period) relating to such Municipal Waste Contract or Put-or-Pay Agreement or Specified Transaction, and “run rate” means the full recurring benefit for a period that is associated with any action taken or committed to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions; provided that (A) with respect to clause (y) above, such amounts are reasonably identifiable and factually supportable (in the good faith determination of the Canadian Borrower), (B) with respect to clause (y) above, such actions are taken or committed to be taken no later than eighteen (18) months after the date of such Specified Transaction or entry into such Municipal Waste Contract, (C) no amounts shall be added pursuant to this Section 1.1.5.1 to the extent duplicative of any amounts that are otherwise added back in computing Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (D) it is understood and agreed that, subject to compliance with the other provisions of this section, amounts to be included in pro forma calculations pursuant to this section may be included in periods in which the Municipal Waste Contract or Put-or-Pay Agreement or Specified Transaction to which such amounts relate to is no longer being given pro forma effect pursuant to this section.

In the event that the Canadian Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge, escrow or similar arrangements) any Indebtedness included in the calculations of the ratio of Net Funded Secured Debt to Adjusted EBITDA (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable period or (ii) subsequent to the end of the applicable period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the ratio of Net Funded Secured Debt to Adjusted EBITDA shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable period.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date such calculation is being made had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness). Interest on Financial Leases and Other Leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Canadian Borrower to be the rate of interest implicit in such Financial Lease or Other Lease, as applicable, in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency Rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Canadian Borrower may designate.

It is expressly understood and agreed that pro forma adjustments and calculations need not be prepared in compliance with Regulation S-X; provided that, to the extent any pro forma adjustments pursuant to this Section 1.1.5 are not in compliance with Regulation S-X, the aggregate amount of such add-backs to Adjusted EBITDA shall be subject to the 20% limitation set forth in Section 1.1.5.1.10.

1.8       Rateable Portion of Accommodations

References in this Agreement to “Facility A Participation of a Lender”, “Facility B Participation of a Lender”, “Facility C Participation of a Lender”, “Facility D Participation of a Lender” “shared by each Lender pro rata, in accordance with their respective Facility A Participations”, “shared by each Lender pro rata, in accordance with their respective Facility B

Participations”, “shared by each Lender pro rata, in accordance with their respective Facility C Participations”, “shared by each Lender pro rata, in accordance with their respective Facility D Participations” or similar expressions shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Administrative Agent.  Each such determination by the Administrative Agent shall be prima facie evidence of such rateable share.

1.9       Incorporation of Exhibits and Schedules

The exhibits and schedules attached hereto shall, for all purposes hereof, form an integral part of this Agreement.

1.10     Amendment and Restatement

Effective as of the Closing Date, this Agreement amends and restates, in its entirety, and supersedes the Original Credit Agreement.  Each of the parties hereto acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Original Credit Agreement.  It is the intention of each of the parties hereto that the Original Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing the Obligations pursuant to the Original Credit Agreement, the Permitted Hedging Agreements and the other Loan Documents and that all Obligations of the Obligors hereunder and under the Permitted Hedging Agreements and the other Loan Documents shall be secured by the Security Documents and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Original Credit Agreement, the Permitted Hedging Agreements and the other Loan Documents.  The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Original Credit Agreement validly made under and in accordance with the Original Credit Agreement.  Except to the extent specifically amended hereby, each of the Loan Documents (including the Schedules to the Original Credit Agreement and the other Loan Documents) shall continue in full force and effect and, from and after the Closing Date, all references to the “Agreement” contained therein shall be deemed to refer to this Agreement.

1.11     Quebec Interpretation Clause

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatory”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, (r) “fee simple title” shall be deemed to include “absolute ownership”, and (s) “financing statement” shall be deemed to include “registration made under the Register of Personal and Movable Real Rights”.

1.12     Treatment of Subsidiaries Prior to Joinder

Each Subsidiary of the Canadian Borrower that is required to be joined as an Obligor pursuant to Section 13.1.10 or which the Canadian Borrower has designated, in accordance with Section 13.1.15, as a Restricted Subsidiary which it is electing to join and shall be joined as an Obligor within 60 days (or earlier) of such election shall, until the completion of such joinder, be deemed for the purposes of Section 13.3 of this Agreement to be an Obligor from and after the later of the date of formation or acquisition of such Subsidiary (or such election).

1.13     Currency

Unless otherwise specified herein, all statements of or references to dollar amounts in this Agreement shall mean CDollars.

1.14     Authority of the Canadian Borrower

The Canadian Borrower shall have the authority to make all decisions on behalf of both of the Borrowers and to bind the US Borrower and to give all notices, consents and agreements on its own behalf and on behalf of the US Borrower pursuant to this Agreement and each of the other Loan Documents other than a Notice of Borrowing, a Notice of Conversion or a Notice of Optional Repayment under the Facility C Credit and the Facility D Credit which shall be given by the US Borrower. Until such time as the Facility C Commitment and the Facility D Commitment has been terminated, the Facility A Loans have been fully repaid and the Facility C Credit and the Facility D Credit has been fully cancelled, the US Borrower shall be a Guarantor and a Restricted Subsidiary Wholly Owned by the Canadian Borrower.

1.15     Limited Condition Transactions

In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Indebtedness in connection therewith), for purposes of:

(a)        determining compliance with any provision of this Agreement that requires the calculation of the ratio of Net Funded Secured Debt to Adjusted EBITDA and/or Total Net Funded Debt to Adjusted EBITDA;

(b)        determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(c)        testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Adjusted EBITDA);

in each case, at the option of the Canadian Borrower (the Canadian Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Indebtedness of the Person or the Assets to be acquired and any incurrence, assumption or repayment of Indebtedness or Liens which is reasonably expected to occur in connection with the closing of the Limited Condition Transaction and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four consecutive fiscal quarters of the Canadian Borrower ending on or prior to the LCA Test Date, the Canadian Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. If the Canadian Borrower wishes to make an LCA Election, the Canadian Borrower shall deliver to the Administrative Agent, on or before the LCA Test Date, notice of the LCA Election signed by a Responsible Officer which notice shall (i) provide details of the Limited Condition Transaction, (ii) set out reasonably expected sources and uses of funds for the completion of the Limited Condition Transaction, and (iii) certify that after giving pro forma effect to such Limited Condition Transaction (including any Indebtedness of the Person or the Assets to be acquired and any incurrence, assumption or repayment of Indebtedness or Liens which is reasonably expected to occur in connection with the closing of the Limited Condition Transaction and the use of proceeds thereof), no Default or Event of Default shall have occurred and be continuing as of the LCA Test Date.

For the avoidance of doubt, if the Canadian Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Adjusted EBITDA of the Canadian Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided, however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized.  If the Canadian Borrower has made an LCA Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCA Test Date and prior to the earliest of (i) the date on which such Limited Condition Transaction is consummated, (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or (iii) the date which is one year following the LCA Test Date, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Indebtedness of the Person or the Assets to be acquired and any incurrence, assumption or repayment of Indebtedness or Liens which is reasonably expected to occur in connection with the closing of the Limited Condition Transaction and the use of proceeds thereof) have been consummated.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1       Representations and Warranties

Each Obligor represents and warrants to each Lender and the Administrative Agent, acknowledging and confirming that each Lender and the Administrative Agent are relying thereon in entering into this Agreement and providing accommodations hereunder (such representations being made on a pro forma basis after giving effect to the Transactions unless otherwise specified), that:

2.1.1        Organization:  it is a corporation (or a partnership, as the case may be) which is duly incorporated (or amalgamated or constituted, as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation, amalgamation, merger or organization;

2.1.2      Power:  it has the necessary power, corporate or otherwise, to enter into this Agreement and the other Loan Documents to which it is a party and to perform its obligations thereunder;

2.1.3       Enforceability:  each of this Agreement and the other Loan Documents to which it is a party has been duly authorized by all necessary actions (corporate or otherwise) and constitutes valid and legally binding obligations of it enforceable against it in accordance with its terms subject to (i) applicable bankruptcy, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) the fact that specific performance and injunctive relief may only be given in the discretion of the courts, and (iii) the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments;

2.1.4        Governmental Consents:  no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or any other Loan Document to which it is a party, except for such authorizations or approvals or other action or notice or filings as have been validly obtained, given or filed or as to which failure to obtain or give could not have a Material Adverse Effect (the “Required Approvals”);

2.1.5        Breach:  neither the execution and delivery of this Agreement and the other Loan Documents by it nor compliance with the terms and provisions hereof or thereof will:

2.1.5.1        conflict with, violate, or result in a breach of any of the terms, conditions or provisions of any Applicable Law applicable to it or any order, injunction, decree, determination or award of any court or any governmental department, body, commission, board, bureau, agency or instrumentality applicable to it, in each case in a material manner or to a material extent;

2.1.5.2        conflict with, violate, result in a breach of, or constitutes a default under any of its charter or by-law provisions or of any Material Contract or any loan agreement, loan or trust indenture, trust deed, or any other similar agreement or instrument to which it is a party or by which it is bound where such conflict, violation, breach or default could reasonably be expected to cause a Material Adverse Effect, or

2.1.5.3        result in the creation of a Lien upon any of its properties, assets or revenues other than those resulting from the Security Documents;

2.1.6      Litigation:  except as disclosed in Schedule 2.1.6, there are no actions, suits or arbitration proceedings and there are no legal proceedings (including, without limitation, insolvency proceedings and Environmental Claims) pending or, to the best of its knowledge and belief, after due inquiry, threatened involving it before any court or administrative agency or tribunal of any country or jurisdiction which could, if determined adversely, separately or in the aggregate, have a Material Adverse Effect;

2.1.7        No Default:  no event has occurred and is continuing which constitutes a Default or an Event of Default;

2.1.8        No Judgments, Etc.:  there are no outstanding judgments, writs of execution, work orders, notices of deficiency capable of resulting in work orders, injunctions or directives against it or any of its property or assets which could, if determined adversely, have a Material Adverse Effect;

2.1.9        Title to Property; No Liens; Leases:  it is the legal and sole beneficial owner of, and has good and marketable title to, all its property, rights and assets and, the same are free and clear of all Liens, except for Permitted Liens or as set forth in Schedule 2.1.9; it has the right to and does enjoy peaceful and undisturbed possession under all leases under which it is leasing property; all such leases are valid, subsisting and in full force and effect in all material respects; it is not in default in the performance, observance or fulfilment of any of its obligations under any provision of any such leases except for defaults which could not have a Material Adverse Effect;

2.1.10      Real and Immovable Property:  Schedule 2.1.10 sets forth the address of each real or immovable property owned by an Obligor or leased by an Obligor that has annual lease payments of greater than C$500,000 or that is real property located in the United States that is subject to a Security Document and is located in a flood hazard area;

2.1.11      Material Real Property:  Schedule 2.1.11 sets forth all Material Real Property;

2.1.12      Insurance:  a policy of insurance or policies of insurance in compliance with the requirements of Section 13.4 are in effect in respect of it;

2.1.13      Intellectual Property:  The Canadian Borrower and the Guarantors own or have a valid license or right to use, all patents, trademarks, service marks, trade names,

copyrights, trade dress, domain names, trade secrets, know-how, software, database rights and rights of privacy and other intellectual property (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such IP Rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Schedule 2.1.13 sets forth all trademarks, patents, industrial designs and other intellectual property of or licensed to it; it possesses all the trademarks, trade names, copyrights, patents, industrial designs, licences or rights in any thereof, necessary for the conduct of its business as now conducted and presently proposed to be conducted and, to the best of its knowledge, it is not infringing or alleged to be infringing on the rights of any Person with respect to any patent, trademark, trade name, copyright (or any application or registration respecting any thereof), discovery, improvement, process, formula, know-how, data, plans, specification, drawing or the like, which infringement could have a Material Adverse Effect;

2.1.14      Compliance with Laws:  its business and operations are in material compliance with all Applicable Laws save and except (a) where such compliance is being contested in good faith or the failure to comply could not reasonably be expected to have a Material Adverse Effect and does not concern environmental matters covered in Section 2.1.14.2, and (b) as set forth in Schedule 2.1.14.  Without limiting the generality of the foregoing:

2.1.14.1      Competition and Anti-Trust Laws:  it is in compliance in all material respects with all applicable competition and anti-trust legislation;

2.1.14.2      Environmental Matters:

2.1.14.2.1    Compliance; Environmental Permits; Communications, Circumstances: (i) to the best of its knowledge, after due inquiry, it is in compliance in all material respects with all applicable Environmental Laws, and (ii) it has not received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, which communication alleges that it has not complied with any Environmental Law where such non-compliance could reasonably be expected to have a Material Adverse Effect;

2.1.14.2.2   Environmental Claims: (i) there is no Environmental Claim pending or, to the best of its knowledge, threatened against it which could reasonably be expected to have a Material Adverse Effect and (ii) to the best of its knowledge there are no present, past actions, activities, circumstances, conditions, events or incidents (including, without limitation, the release, emission, discharge or disposal of any Hazardous Materials) that could form the basis of any Environmental Claims against it that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect;

2.1.14.2.3    Notices or Orders:  it has not received any notice or order advising it that it has or may have any remedial obligation with respect to any such releases, emissions, discharges or disposals of any Hazardous Materials or that it is or may be responsible for the costs of any remedial action taken or to be taken by any other Persons with respect to any such releases, emissions, discharges or disposals of any Hazardous Materials, which obligation or cost could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect;

2.1.14.3    Compliance with PATRIOT Act; FCPA; OFAC:  Each Obligor and each Guarantor is in compliance with the applicable requirements of all Sanctions Applicable Laws and Regulations and the FCPA except in such instances in which (i) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate actions diligently conducted or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect;

2.1.14.4      FCPA:  No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Canadian Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or the CFPOA.  The Canadian Borrower and its Subsidiaries have conducted their businesses in compliance with the FCPA, the UK Bribery Act 2010, the CFPOA 2010 and other similar anti-corruption legislation in other jurisdictions to the extent applicable thereto, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws;

2.1.14.5      OFAC:  None of the Canadian Borrower or any of its Subsidiaries, nor, any director or officer of the Canadian Borrower or its Subsidiaries, nor to the knowledge of the Canadian Borrower, any employee or agent of the Canadian Borrower or any of its Subsidiaries, (i) is a Designated Person, (ii) is currently subject to any U.S. sanctions administered by OFAC or (iii) located, organized or resident in a country that is subject of Sanctions Applicable Laws and Regulations.  No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Canadian Borrower, indirectly, in violation of any Sanctions Applicable Laws and Regulations;

2.1.15     Taxes:  except as disclosed in Schedule 2.1.15, it has filed when due with the appropriate Governmental Authority all material tax returns, reports and statements required to be filed by it, and it has paid when due all Taxes due and payable on or before the due date thereof (other than Taxes for which  immediate payment is not required by the relevant Governmental Authority, the payment of which is being contested in good faith by appropriate proceedings and in respect of which adequate reserves or provisions have been made in its books and records and other than Taxes in an amount which is not material (either individually or in the aggregate) and which may be owing to Governmental Authorities) and, in the case of Taxes not yet due or payable, has made adequate reserve or provision for such Taxes in its books and records in accordance with Applicable Accounting Principles;

2.1.16      Financial Statements of Canadian Borrower: (i) the audited consolidated financial statements of the Canadian Borrower for its fiscal year ended December 31, 2019 and the unaudited consolidated financial statements of the Canadian Borrower for the three and six-months ended June 30, 2020 which have been provided to the Lenders prior to the date hereof are complete and correct and present fairly, in accordance with Applicable Accounting Principles, the consolidated financial position of the Canadian Borrower and its Subsidiaries at their respective dates and the consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of the Canadian Borrower, for the respective periods to which such statements relate; (ii) except as disclosed or reflected in such financial statements, as at June 30, 2020, neither the Canadian Borrower nor any other Obligor had any liability, contingent or otherwise, or any unrealized or anticipated loss, that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (iii) since June 30, 2020 there has been no change in the consolidated financial condition of the Canadian Borrower from that set forth in the said consolidated financial statements which could have a Material Adverse Effect;

2.1.17      Future Financial Statements:  the financial statements delivered from time to time to the Lenders pursuant to Section 13.1.2 are complete and correct in all material respects and present fairly, in accordance with Applicable Accounting Principles (except for changes therein or departures therefrom that are described in the certificate or report accompanying such statements and that have been approved in writing by the Auditors), the consolidated or non-consolidated, as the case may be, financial position of the Canadian Borrower and its Subsidiaries, as the case may be, as at their respective dates and the consolidated or non-consolidated, as the case may be, results of operations, retained earnings and cash flows of the Canadian Borrower and its Subsidiaries for the respective periods to which such statements relate, and the furnishing of the same to the Lenders shall constitute a representation and warranty by the Canadian Borrower made on the date the same are furnished to the Lenders to that effect and to the further effect that, except as disclosed or reflected in such financial statements, as at the respective dates thereof, neither the Canadian Borrower nor any other Obligor had any liability, contingent or otherwise, or any unrealized or anticipated loss, that could reasonably be expected to have a Material Adverse Effect;

2.1.18     Forecasts and Information Supplied:  (i) all factual information that has been made or will be made available to the Lenders by the Canadian Borrower or on its behalf was and will be, when furnished, complete and correct in all material respects and does not, or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement contained therein not materially misleading in light of the circumstances under which such statements are made; and (ii) such financial and other information in respect of the Canadian Borrower and its Affiliates (the “Financial Analyses”) that have been or will be made available to the Lenders by the Canadian Borrower or on its behalf have been or will be prepared in good faith based upon reasonable assumptions; provided, however, that the Lenders acknowledge that there is no assurance that actual results will correspond to any financial projections or forecasts contained in the Financial Analyses;

2.1.19      No Material Adverse Effect:  there has been no Material Adverse Effect since September 30, 2019; there is no fact known to it which could have a Material Adverse Effect which has not been fully disclosed to the Administrative Agent other than matters of a general economic nature;

2.1.20      Licences; No Burdensome Restrictions, Etc.:  except as disclosed in Schedule 2.1.20 it possesses all franchises, certificates, licences, permits and other authorizations or exemptions from regulatory authorities and other Governmental Authorities, free from burdensome restrictions or known conflict with the rights of others, that are material and necessary under Applicable Laws for the ownership, lease, maintenance and operation of its properties and assets and the conduct of its business as now conducted and as proposed to be conducted, and it is not in violation of any thereof, which failure to possess or violation could have a Material Adverse Effect;

2.1.21      Withholding of taxes, Etc.:  except as disclosed in Schedule 2.1.21 and Taxes in an amount which is not material (either individually or in the aggregate) and which may be owing to Governmental Authorities, it has deducted and withheld amounts in respect of amounts paid by it to all employees for all periods in full and complete compliance with all tax, social security, unemployment and other provisions of Applicable Laws, and has paid or remitted such deductions or withholdings when due to the relevant Governmental Authorities;

2.1.22      Canadian Borrower not Non-Resident of Canada:  the Canadian Borrower is not a non-resident of Canada for the purposes of the Income Tax Act (Canada);

2.1.23      Subsidiaries: Schedule 2.1.23 sets forth a complete and accurate corporate chart and list of all Obligors, showing as of the date hereof, (as to each such Obligor) the jurisdiction of its incorporation or organization, the number of outstanding shares of each class of Equity Interests thereof, the owner of such Equity Interests, the location of its corporate records and its registered and chief executive offices, the provinces/states/other jurisdictions where it conducts business (other than provinces/states where no material business is conducted and (i) the book value of any tangible personal property located in such jurisdiction is less than $100,000; or (ii) tangible personal property located in such jurisdiction is either of a mobile nature and not permanently stored in such location or is only located therein on a temporary basis not exceeding 30 days) and the location of any of its places of business;

2.1.24      Material Contracts:  Schedule 2.1.24 sets forth a complete list of all Material Contracts; it is not in default to perform or observe its obligations under any such Material Contract, which default could have a Material Adverse Effect; the Material Contracts to which it is a party are in full force and effect; except for those already given or obtained, no notice nor consent is required to be given or obtained under any Material Contract in connection with the execution of this Agreement;

2.1.25    Indebtedness:  it has no Indebtedness other than the Existing Indebtedness and the Indebtedness of the Obligors permitted pursuant to the provisions of Subsection 13.3.1;

2.1.26      Banking:  it does not maintain a bank account with any financial institution other than Bank of Montreal and its Affiliates except (a) bank accounts listed in Schedule 2.1.26 with less than C$5,000,000 in the aggregate at any given time, (b) bank accounts resulting from a Permitted Acquisition, provided that such bank accounts shall be closed within 12 months after the Permitted Acquisition and maintained in accordance with Section 13.1.13 and (c) such other accounts which are subject to an account control agreement satisfactory to the Administrative Agent or as otherwise approved by the Administrative Agent;

2.1.27      Fiscal year end:  except as disclosed in Schedule 2.1.27, the fiscal year end of each of the Obligors is December 31;

2.1.28      Labour Matters:  except as disclosed in Schedule 2.1.28, there are no strikes or other labour disputes against it and pending or, to the best of its knowledge and belief after due inquiry, anticipated which could reasonably be expected to have a Material Adverse Effect and there are no complaints or charges against it pending or, to the best of its knowledge and belief, after due inquiry, threatened to be filed with any governmental or regulatory body or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by it which could have a Material Adverse Effect;

2.1.29      Pension Plans:

2.1.29.1     the Canadian Pension Plans are duly registered under the provisions of the ITA and any other Applicable Law and no event has occurred which is reasonably likely to cause such registered status to be revoked.  The Canadian Pension Plans have been administered in accordance, in all material respects, with the ITA and all other Applicable Laws.  No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvements could not have a Material Adverse Effect.  Except where noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Loan Party has made all contributions required to be made by it in a timely fashion in respect of the applicable Canadian Multi-Employer Plan in accordance with the terms of the applicable collective bargaining agreement relating to such plan;

2.1.29.2     no ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Canadian Borrower nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or Section 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither the Canadian Borrower nor any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 2.1.29.2, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

2.1.30      No Omissions:  it has not withheld from any Lender any material information relating to its financial condition or business which would reasonably be expected to be material to a prospective lender contemplating a loan of the size and nature contemplated in this Agreement;

2.1.31      Anti-Corruption Laws: no part of the proceeds of the Advances shall be used, directly or indirectly by the Canadian Borrower or any Subsidiary: (i) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (A) influencing any act or decision of such Foreign Official in his official capacity, (B) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (C) securing any improper advantage or (D) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (ii) to violate the Corruption of Foreign Public Officials Act (Canada); or (iii) to violate any other anti-corruption Applicable Law applicable to the Canadian Borrower and each of its Subsidiaries;

2.1.32      Anti-money Laundering and Anti-terrorist Financing Laws:  the operations of the Canadian Borrower and each of its Subsidiaries are in compliance in all material respects with applicable financial record keeping and reporting requirements under, and other aspects of, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-money laundering, anti-terrorist financing, and government sanction laws, regulations and guidelines applicable to the Canadian Borrower and each of its Subsidiaries, whether within Canada or elsewhere and no part of the proceeds of the Advances shall be used, directly or indirectly by the Canadian Borrower or any Subsidiary in contravention of any such laws, regulations and guidelines;

2.1.33      Margin Regulations; Investment Company Act: as of the Closing Date, not more than 25% of the value of the assets of the Canadian Borrower and its Guarantors, on a consolidated basis, is Margin Stock.  No Obligor is engaged nor will it engage, principally or as one of its important activities, in the business of (i) purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB) or (ii) extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U. No Obligor is an “investment company” as defined in the Investment Company Act of 1940;

2.1.34      Solvency: on the Closing Date, after giving effect to the Transactions, the Canadian Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent;

2.1.35     Security Documents: except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents, are effective to create in favour of the Administrative Agent for the benefit of the Lenders a legal, valid and perfected Lien and Security Interest on the Collateral with the ranking or priority required by the Collateral and Guarantee Requirement on all right, title and interest of the Canadian Borrower and the other applicable Obligors, respectively, in the Collateral described therein (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code, the PPSA or by possession or control).  Notwithstanding anything herein (including this Section 2.1.35) or in any other Loan Document to the contrary, neither the Canadian Borrower nor any other Obligor makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Subsidiary that is not a Obligor, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, in each case, under foreign law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to this Agreement and the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 13.1.9 or 13.1.10 or the proviso at the end of Section 12.1.1, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 12.1.1.

2.1.36      Accuracy of Information:  At the time of delivery thereof to any Lender, the information provided by the Borrowers pursuant to Section 13.1.16 is, or will be,

when furnished, complete and correct in all material respects on and as of such date.

2.2       Survival of Representations and Warranties

All representations and warranties of each Obligor contained herein and in any certificate or material delivered hereunder or pursuant to any of the other Loan Documents shall be deemed to have been relied upon by the Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by any of the Lenders and the Administrative Agent or by their respective counsel or by any other representative of the Administrative Agent or the Lenders and all such representations and warranties shall be deemed to be given on the date of this Agreement and, except, if made as of a specific date and for the representations and warranties set forth in Section 2.1.16 (which shall be read as if they referred to the most recent financial statements delivered by the Obligors to the Administrative Agent pursuant to Section 13.1.2), on each Drawdown Date, on each Conversion Date, on each Rollover Date, on each date of issuance, extension or renewal of a Letter of Credit and on each date of the delivery of a Compliance Certificate, with the same effect, subject to and to the extent consistent with the transactions contemplated hereby and changes to the Schedules made pursuant to Section 13.1.2.8, as if made at and as of each such date, by reference to the facts and circumstances then prevailing.

ARTICLE 3

THE FACILITY A CREDIT

3.1       Obligations of the Lenders and Use of Proceeds

3.1.1       Facility A Commitment:  Relying on each of the representations and warranties set out in ARTICLE 2 and subject to the terms of this Agreement, each Lender, severally and not jointly, agrees to make its Facility A Commitment under the Facility A Credit available to the Canadian Borrower, on a revolving basis, during the period from the date hereof until the Facility A Termination Date:

3.1.1.1        in CDollars by way of Canadian Rate Advances;

3.1.1.2        in USDollars by way of US Base Rate Advances;

3.1.1.3        in CDollars by way of Acceptance of Bankers’ Acceptances or, as the case may be, BA Equivalent Advances;

3.1.1.4        in USDollars by way of LIBO Rate Advances; and

3.1.1.5        by way of Letters of Credit in CDollars or USDollars (subject to ARTICLE 10);

provided that a Lender shall have no obligation (a) to make any Facility A Advance if at any time the amount thereof exceeds its then Facility A Available Commitment; or (b) to make any Advance, Conversion Advance or Rollover Advance under Facility A Credit at any time that a Default or an Event of Default has occurred and is continuing (without having been cured or waived as provided in this Agreement).

3.1.2        Use of Funds:  The Canadian Borrower agrees to use the proceeds of the Advances under the Facility A Credit:  (i) for ongoing operating and working capital requirements and general corporate purposes of any member of the Group; (ii) to finance Capital Expenditures and acquisitions and investments incurred or made in accordance with the provisions hereof including Permitted Acquisitions; (iii) to finance Permitted Note Redemptions from time to time up to a maximum aggregate principal amount of C$100,000,000 or its Equivalent Amount in USDollars (such aggregate amount to be determined for the period from the Closing Date to the Maturity Date) and provided that the ratio of the outstanding principal amount under the Credit to Adjusted EBITDA is equal to or less than 4.50:1 immediately before and after giving effect to such Permitted Note Redemption; and (iv) such other purposes as the Administrative Agent may authorize from time to time in writing.

3.1.3       Termination of Facility A Commitments:  The Facility A Total Commitment and the Facility A Commitment of each Lender shall terminate on the Facility A Termination Date.

3.1.4        Maximum Amount of Letters of Credit:  The Letter of Credit Exposure under the Facility A Credit shall not, at any time, exceed C$120,000,000.

3.2       Direct Advances and Bankers’ Acceptances

3.2.1        Subject to the terms and conditions hereof, from time to time during the period from the date hereof until the Facility A Termination Date and upon giving to the Administrative Agent prior written notice in accordance with Section 3.4 by means of a Notice of Borrowing, the Canadian Borrower may borrow from each Lender, through the Administrative Agent, up to the amount of its Facility A Available Commitment:

3.2.1.1        by way of Canadian Rate Advance provided the aggregate amount of each such Advance shall be C$500,000 or in integral multiples of C$100,000 in excess of such amount;

3.2.1.2        by way of US Base Rate Advance provided the aggregate amount of each such Advance shall be US$500,000 or in integral multiples of US$100,000 in excess of such amount;

3.2.1.3        by way of LIBO Rate Advance provided the aggregate amount of each such Advance shall be US$1,000,000 or in integral multiples of US$100,000 in excess of such amount; and

3.2.1.4        by way of Acceptance of Bankers’ Acceptances (or, as the case may be, BA Equivalent Advances) provided the aggregate amount of each such Advance shall be C$5,000,000 or in integral multiples of C$100,000 in excess of such amount.

3.2.2        In each Notice of Borrowing in which the Canadian Borrower has elected to pay interest at LIBO Rate (plus the Applicable Margin) on all or part of the Borrowing, the Canadian Borrower shall specify the duration it selects for the initial Interest Period with respect to such LIBO Rate Loan Portion in accordance with Section 8.8.

3.2.3       In each Notice of Borrowing in which the Canadian Borrower has elected Bankers’ Acceptances, the Canadian Borrower shall specify the maturity date for such Bankers’ Acceptances in accordance with Section 9.1.3. Borrowings by way of Bankers’ Acceptances shall be in accordance with ARTICLE 9.

3.2.4        Each Notice of Borrowing shall be irrevocable and binding on the Canadian Borrower. In all cases the Drawdown Date shall be a Banking Day if only Advances in CDollars are requested, or a Business Day, for all other Advances.

3.2.5        Within the limits of each Lender’s Facility A Commitment, the Canadian Borrower may borrow under this Section 3.2, repay pursuant to Section 7.2 and reborrow under this Section 3.2.

3.2.6        Any obligation of a Lender to make LIBO Rate Advances is subject to availability.

3.3       Letters of Credit

Subject to the terms and conditions hereof and provided that no Default or Event of Default has occurred and is continuing (without having been cured or waived as provided in this Agreement) and during the period from the date of this Agreement until 30 days prior to the Facility A Maturity Date, the Canadian Borrower may request the issuance of Facility A Letters of Credit in accordance with ARTICLE 10.

3.4       Notice Provisions

3.4.1        For each Borrowing (other than a Swingline Advance), each optional repayment and each conversion with respect to the Facility A Credit, the Administrative Agent shall have received prior to 10:00 a.m. (Toronto time) from the Canadian Borrower in writing a Notice of Borrowing, a Notice of Optional Repayment, a Notice of Conversion or a Notice of Rollover, as the case may be, in accordance with the following:

3.4.1.1        at least one (1) Banking Day prior to the Drawdown Date, the Conversion Date or Optional Repayment Date, as the case may be, for each Borrowing, conversion or optional repayment by way of Canadian Rate Advance or US Base Rate Advance,

3.4.1.2        at least two (2) Banking Days prior to the Drawdown Date, Conversion Date or Rollover Date, as the case may be, for each Borrowing or conversion by way of Acceptance,

3.4.1.3        at least three (3) Business Days prior to the Drawdown Date, Conversion Date or Rollover Date, as the case may be, for each Borrowing or conversion by way of LIBO Rate Advance; and

3.4.1.4        for each Borrowing by way of a Letter of Credit, as provided in Section 10.7.

3.4.2       If the Canadian Borrower gives a Notice of Borrowing to the Administrative Agent in accordance with Section 3.4.1 or a Notice of Conversion or a Notice of Rollover to the Administrative Agent, the Administrative Agent shall on the same day it receives such Notice of Borrowing, Notice of Conversion or Notice of Rollover, notify each Lender by fax of the particulars of such request for a Borrowing, Conversion Advance or Rollover Advance and, in the case of a Borrowing, such Lender’s Facility A Participation in the proposed Borrowing and each Lender shall, no later than 2:00 p.m. (Toronto time) on the Drawdown Date, make or procure to be made its Facility A Participation in the Borrowing available to the Administrative Agent.

3.4.3        Subject to the terms hereof, the Administrative Agent shall make each such Borrowing available to the Canadian Borrower for value on the Drawdown Date.

3.5       Pro Rata Treatment

Except for Swingline Advances which shall be requested only from the Swingline Lender, the Canadian Borrower agrees to request through the Administrative Agent any Borrowing under the Facility A Credit from the Lenders pro rata in all respects according to their respective Facility A Commitments (determined without taking into account the Swingline Loan or Swingline Limit) and the Lenders agree to make each such Borrowings available to the Canadian Borrower, through the Administrative Agent, pro rata in all respects according to their respective Facility A Commitments (determined without taking into account the Swingline Loan or Swingline Limit).  A Lender shall not be responsible for the Facility A Commitment of any other Lender.  Without prejudice to the rights of the Canadian Borrower against a defaulting Lender, the failure or incapacity of a Lender to make available its Facility A Participation in a Borrowing to the Canadian Borrower in accordance with its obligations under this Agreement does not release the other Lenders from their obligations.

3.6       Accounts kept by the Administrative Agent

The Administrative Agent shall keep in its books, accounts for the Facility A Loan and other amounts payable by the Canadian Borrower under this Agreement.  The Administrative Agent shall keep appropriate registers showing, as debits, the amount of the indebtedness of the Canadian Borrower towards it in respect of the Facility A Loan, the amount and date of each Advance, Conversion Advance and Rollover Advance, the amount of all accrued interest and any other amount due to such Lender pursuant hereto and, as credits, each payment or repayment of principal or interest made in respect of such indebtedness as well as other amounts paid by the Canadian Borrower pursuant hereto.  Such registers shall constitute (in the absence of manifest error) prima facie evidence of their content against the Canadian Borrower and the Lenders; provided that the obligation of the Canadian Borrower to pay or repay any indebtedness and liability in accordance with the terms and conditions of this Agreement shall not be affected by the failure of the Administrative Agent to keep such registers.  The Administrative Agent shall supply any Lender and the Canadian Borrower, on demand, with copies of such registers.

3.7       Accounts kept by the Swingline Lender

The Swingline Lender shall keep in its books, in respect of the Swingline Loan, accounts for the Swingline Loan and other amounts payable by the Canadian Borrower to it under this Agreement.  The Swingline Lender shall make appropriate entries showing, as debits, the amount of the indebtedness of the Canadian Borrower towards it in respect of the Swingline Loan, the amount of all accrued interest and any other amount due to the Swingline Lender pursuant hereto and, as credits, each payment or repayment of principal and interest made in respect of such indebtedness as well as other amounts paid to the Swingline Lender pursuant hereto.

3.8       Conversion Option

At any time prior to the Facility A Maturity Date, subject to Section 7.1, and provided that no Default or Event of Default has occurred and is continuing (without having been cured or waived as provided in this Agreement), the Canadian Borrower may elect to convert by Notice of Conversion received by the Administrative Agent, and on the Conversion Date set forth therein the Canadian Borrower shall convert, any US Base Rate Loan, Canadian Rate Loan, LIBO Rate Loan or Bankers’ Acceptance or any portion thereof outstanding under the Facility A Credit (each a “Converted Advance”) into another basis of funding in the same currency under the Facility A Credit (each a “Conversion Advance”) other than Letters of Credit.  The provisions of this Agreement relating to Canadian Rate Advances, US Base Rate Advances, LIBO Rate Advances and Acceptances shall apply mutatis mutandis to Conversion Advances comprising Canadian Rate Advances, US Base Rate Advances, LIBO Rate Advances and Acceptances, respectively.

3.9       Swingline Loan

3.9.1        At any time that the Canadian Borrower would be entitled to obtain Facility A Advances and to such extent provided in this Section 3.9, the Canadian Borrower shall be entitled to create or increase an overdraft in its CDollar Current Account or USDollar Current Account, without having to provide to the Administrative Agent a Notice of Borrowing. The Swingline CDollar Availment and Swingline USDollar Availment from time to time outstanding shall be deemed to be a Canadian Rate Loan or a US Base Rate Loan respectively.

3.9.2      The Canadian Borrower undertakes not to permit the Swingline Loan at any time to exceed the Swingline Limit at such time.  For greater certainty and notwithstanding any other provision of this Agreement, the Swingline Lender shall not be obligated to permit at any time the creation or the increase of an overdraft in the CDollar Current Account or USDollar Current Account (a “Swingline Advance”), to the extent that at such time the Swingline Loan would exceed the Swingline Limit.

3.9.3       It is the intention of the parties hereto that the Swingline Loan be available to the Canadian Borrower pending the obtaining of Facility A Advances pursuant to Section 3.2.  Accordingly, on any Banking Day the Swingline Loan equals or exceeds the Swingline Limit or, from time to time, as the Swingline Lender, in its sole and entire discretion, deems it appropriate, the Swingline Lender shall deliver a written notice to the Administrative Agent (which in turn will provide notice to, in accordance with the provisions of this Agreement, each of the Lenders and to the Canadian Borrower), requiring repayment of the Swingline Loan then outstanding or any portion thereof.  Such written notice from the Swingline Lender to the Administrative Agent shall be delivered not later than 11:00 a.m. (Toronto time) one (1) Banking Day prior to the proposed date of repayment of the Swingline Loan then outstanding or any portion thereof and any repayment amount specified in such notice may be for the full amount of the Swingline Loan then outstanding or be in a minimum amount of C$500,000 or

US$500,000, as the case may be, and multiples of C$100,000 or US$100,000 respectively in excess thereof.  The Canadian Borrower shall be deemed to have given at such time a Notice of Borrowing to the Administrative Agent requesting a Canadian Rate Advance and a US Base Rate Advance, as applicable, under the Facility A Credit in an amount equal to the portion of the Swingline Loan owing by the Canadian Borrower and to be repaid as specified by the Swingline Lender.  If the aggregate principal amount of all such requested Advances and the Facility A Loan outstanding would not exceed the Facility A Total Commitment at such time, and no Event of Default is then continuing, the Lenders shall make such requested Advances on the next Banking Day and the Administrative Agent shall apply the proceeds thereof in full and partial repayment, as the case may be, of the Swingline Loan then outstanding.  The Administrative Agent shall promptly notify the Canadian Borrower of any such Advance made, and the Canadian Borrower agrees to accept each such Advance and hereby irrevocably authorizes and directs the Administrative Agent to apply the proceeds thereof in payment of the Swingline Loan as aforesaid.

3.9.4        If at any time that the Facility A Total Commitment has been terminated following an Event of Default as provided in Section 15.2 and the Facility A Loan is not outstanding rateably from the Lenders (with the outstanding Swingline Loan being deemed for such purpose outstanding under the Swingline Lender’s Facility A Commitment), any Lender from which excess Advances are outstanding (the “Surplus Lender”) shall sell to any Lender from which deficit Advances are outstanding (the “Deficit Lender”), and the Deficit Lender shall purchase from the Surplus Lender, for cash, at par, without representation or warranty from or recourse to the Surplus Lender, an interest in such of the Advances outstanding from the Surplus Lender as results in the ratio of the Facility A Advances outstanding from all Lenders being equal to the ratio of their Facility A Commitments.  The intention of this Section 3.9.4 is that when any and all purchases and sales required hereby have been completed, the outstanding Facility A Advances under the Facility A Credit will be outstanding rateably from the Lenders.  The Administrative Agent, upon consultation with the Lenders, shall have the power to settle any documentation required to evidence any such purchase and sale and, if deemed advisable by the Administrative Agent, to execute any document as attorney for any Lender in order to complete any such purchase and sale.  The Canadian Borrower and the Lenders acknowledge that the foregoing arrangements are to be settled by the Lenders among themselves, and the Canadian Borrower expressly consents to the foregoing arrangements among such Lenders.

3.9.5        Each of the Lenders shall indemnify and save harmless the Swingline Lender (to the extent not reimbursed by the Canadian Borrower) on a rateable basis based on the Facility A Commitment of each such Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, payments or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Swingline Lender in any way related to or arising out of the Swingline Loan or any Swingline Advance made by the Swingline Lender, except for any such liabilities resulting from the gross negligence or wilful misconduct of the Swingline Lender.

3.9.6        The Canadian Borrower shall advise the Swingline Lender from time to time but not more frequently than as may be agreed by the Swingline Lender as to the allocation of the Swingline Limit between the CDollar Current Account and the USDollar Current Account.

3.10     Increase of the Facility A Credit

3.10.1      At any time, prior to the Facility A Maturity Date, subject to Section 7.1, the Canadian Borrower may, by notice in writing to the Administrative Agent (an “Accordion Notice”), from time to time request that the then existing amount of the Facility A Credit be increased by an amount of up to C$50,000,000 (in the aggregate for all Accordion Notices with respect to the Facility A Credit) and advising whether (i) the Canadian Borrower wishes to arrange for such requested increase to be provided by another bank or financial institution, which bank or financial institution must satisfy the conditions of Section 22.2.4.3 and must agree to be bound by the terms and conditions of this Agreement as a Lender, or (ii) the Canadian Borrower wishes to request each Lender to participate, subject to the Affiliated Lender Cap, in such increase in accordance with their Facility A Participation. Within 20 Banking Days of the receipt by the Administrative Agent of an Accordion Notice requesting participation by the Lenders, each Lender shall advise the Administrative Agent as to whether or not it intends to participate in such increase of the Facility A Credit.  If such advice is not received from a Lender within such 20 Banking Day period, then such Lender will be deemed not to have agreed to participate in the increase.  In the event that not all of the Lenders agree to participate in the increase of the Facility A Credit, then the Administrative Agent shall so advise the Canadian Borrower which shall have the right to deliver a further request to the Administrative Agent for those Lenders participating in the increase of the Facility A Credit, to participate in any shortfall in the requested increase in the Facility A Credit on a pro rata basis in accordance with the Facility A Commitments of those participating Lenders and each participating Lender shall advise the Administrative Agent as to whether or not it intends to further participate in such increase of the Facility A Credit, within five Banking Days of such further request.  In the event that there is still a shortfall, a further request again on a mutatis mutandis basis will be given to the remaining participating Lenders and such request may be accepted or rejected by the remaining participating Lenders and each participating Lender shall advise the Administrative Agent as to whether or not it intends to further participate in such increase of the Facility A Credit, within five Banking Days of such further request.  To the extent that the participating Lenders do not agree to participate in the request for the increase in the Facility A Credit, then the Canadian Borrower may either arrange for such shortfall in the requested increase from another bank or financial institution, which bank or financial institution must satisfy the conditions of Section 22.2.4.3, must agree to be bound by the terms and conditions of this Agreement as a Lender, or accept the lower amount of the increase in the Facility A Credit, as accepted by the participating Lenders;

3.10.2      Each Accordion Notice delivered by the Canadian Borrower shall be substantially in the form of Schedule 3.10.2 and the delivery of an Accordion Notice shall constitute a representation and warranty of the Canadian Borrower that the representation in Section 2.1.4 is accurate after giving effect to the increase in the Facility A Credit, requested by such Accordion Notice and a covenant of the Canadian Borrower to provide a copy or other evidence of such Required Approvals, if any, to the Administrative Agent;

3.10.3      No increase in the aggregate amount of the Facility A Credit shall be permitted at any time that a Default or Event of Default has occurred and is continuing;

3.10.4      Upon completion of the request process set forth in Section 3.10.1, the Administrative Agent shall promptly notify the Canadian Borrower and the Lenders of the increased Facility A Commitments of participating Lenders and the individual Commitment of any bank which has become a Lender as contemplated by Section 3.10.1; and

3.10.5      Any upfront fee payable by the Canadian Borrower in accordance with any increase to the Facility A Credit pursuant to this Section 3.10 shall be negotiated and agreed upon between the Canadian Borrower and the relevant Lender.

ARTICLE 4

THE FACILITY B CREDIT

4.1       Obligations of the Lenders and Use of Proceeds

4.1.1       Facility B Commitment: Relying on each of the representations and warranties set out in ARTICLE 2 and subject to the terms of this Agreement, each Lender severally and not jointly, agrees to make its Facility B Commitment under the Facility B Credit available in CDollars or USDollars by way of Facility B Letters of Credit (subject to section 10.2) provided that a Lender shall have no obligation (a) to make any Facility B Advance if at any time the amount thereof exceeds its then Facility B Available Commitment; or (b) to make any Advance under Facility B Credit if a Default or an Event of Default has occurred and is continuing which has not been waived pursuant to this Agreement.

4.1.2        Use of funds: The Canadian Borrower agrees to use the Facility B Credit solely to issue letters of credit to guarantee the performance of obligations of any member of the Group that is acceptable to the Administrative Agent.

4.2       Facility B Letters of Credit

Subject to the terms and conditions hereof and provided no Default has occurred and is continuing and no Event of Default has occurred which has not been waived, during the period from the date of this Credit Agreement until 30 days prior to the Facility B Maturity Date, the Canadian Borrower may request the issuance of Facility B Letters of Credit in CDollars or USDollars in accordance with ARTICLE 10.

ARTICLE 5

THE FACILITY C CREDIT

5.1       Obligations of the Lenders and Use of Proceeds

5.1.1       Facility C Commitment:  Relying on each of the representations and warranties set out in ARTICLE 2 and subject to the terms of this Agreement, each Lender, severally and not jointly, agrees to make its Facility C Commitment under the Facility C Credit available to the US Borrower, on a revolving basis, during the period from the date hereof until the Facility C Termination Date:

5.1.1.1        in USDollars by way of US Prime Rate Advances;

5.1.1.2        in USDollars by way of LIBO Rate Advances; and

5.1.1.3        in USDollars by way of Sweep to Loan Arrangement as US Prime Rate Advances;

provided that a Lender shall have no obligation (a) to make any Facility C Advance if at any time the amount thereof exceeds its then Facility C Available Commitment; or (b) to make any Advance or Conversion Advance under Facility C Credit at any time that a Default or an Event of Default has occurred and is continuing (without having been cured or waived as provided in this Agreement).

5.1.2        Use of Funds:  The US Borrower agrees to use the proceeds of the Advances under the Facility C Credit:  (i) for ongoing operating and working capital requirements and general corporate purposes of any member of the Group; (ii) to finance Capital Expenditures and acquisitions and investments incurred or made in accordance with the provisions hereof including Permitted Acquisitions; and (iii) such other purposes as the Administrative Agent may authorize from time to time in writing.

5.1.3       Termination of Facility C Commitments:  The Facility C Total Commitment and the Facility C Commitment of each Lender shall terminate on the Facility C Termination Date.

5.2       Direct Advances

5.2.1        Subject to the terms and conditions hereof, from time to time during the period from the date hereof until the Facility C Termination Date and upon giving to the Administrative Agent prior written notice in accordance with Section 5.3 by means of a Notice of Borrowing (except in the case of a US Prime Rate Advance pursuant to the Sweep to Loan Arrangement), the US Borrower may borrow from each Lender, through the Administrative Agent, up to the amount of its Facility C Available Commitment:

5.2.1.1        by way of US Prime Rate Advance provided the aggregate amount of each such Advance shall be US$500,000 or in integral multiples of US$100,000 in excess of such amount; and

5.2.1.2        by way of LIBO Rate Advance provided the aggregate amount of each such Advance shall be US$1,000,000 or in integral multiples of US$100,000 in excess of such amount.

5.2.2        In each Notice of Borrowing in which the US Borrower has elected to pay interest at LIBO Rate (plus the Applicable Margin) on all or part of the Borrowing, the US Borrower shall specify the duration it selects for the initial Interest Period with respect to such LIBO Rate Loan Portion in accordance with Section 8.8.

5.2.3        Each Notice of Borrowing shall be irrevocable and binding on the US Borrower.  In all cases the Drawdown Date shall be a Business Day.

5.2.4        Within the limits of each Lender’s Facility C Commitment, the US Borrower may borrow under this Section 5.2, repay pursuant to Section 7.5 and reborrow under this Section 5.2.

5.2.5        Any obligation of a Lender to make LIBO Rate Advances is subject to availability.

5.2.6        So long as a Sweep to Loan Arrangement is in effect, and subject to the terms and conditions thereof, Swingline Loans made by the Lender may be advanced and prepaid hereunder notwithstanding any notice, minimum amount, or funding and payment location requirements hereunder for any advance of Facility C Loans or for any prepayment of any Facility C Loans under the Sweep to Loan Arrangement.

5.3       Notice Provisions

5.3.1        For each Borrowing, each optional repayment and each conversion with respect to the Facility C Credit, the Administrative Agent shall have received prior to 10:00 a.m. (Toronto time) from the US Borrower in writing a Notice of Borrowing, a Notice of Optional Repayment, a Notice of Conversion or Notice of Rollover, as the case may be, in accordance with the following:

5.3.1.1        at least one (1) Banking Day prior to the Drawdown Date, the Conversion Date or Optional Repayment Date, as the case may be, for each Borrowing, conversion or optional repayment by way of US Prime Rate Advance, and

5.3.1.2        at least three (3) Business Days prior to the Drawdown Date, Conversion Date or Rollover Date, as the case may be, for each Borrowing or conversion by way of LIBO Rate Advance.

5.3.2        If the US Borrower gives a Notice of Borrowing to the Administrative Agent in accordance with Section 5.3.1, or a Notice of Conversion or a Notice of Rollover, the Administrative Agent shall on the same day it receives such Notice of Borrowing, Notice of Conversion or Notice of Rollover notify each Lender by fax of the particulars of such request for a Borrowing, Conversion Advance or Rollover Advance and, in the case of a Borrowing, such Lender’s Facility C Participation in the proposed Borrowing and each Lender shall, no later than 2:00

p.m. (Toronto time) on the Drawdown Date, make or procure to be made its Facility C Participation in the Borrowing available to the Administrative Agent.

5.3.3        Subject to the terms hereof, the Administrative Agent shall make each such Borrowing available to the US Borrower for value on the Drawdown Date.

5.4       Pro Rata Treatment

The US Borrower agrees to request through the Administrative Agent any Borrowing under the Facility C Credit from the Lenders pro rata in all respects according to their respective Facility C Commitments and the Lenders agree to make each such Borrowings available to the US Borrower, through the Administrative Agent, pro rata in all respects according to their respective Facility C Commitments.  A Lender shall not be responsible for the Facility C Commitment of any other Lender.  Without prejudice to the rights of the US Borrower against a defaulting Lender, the failure or incapacity of a Lender to make available its Facility C Participation in a Borrowing to the US Borrower in accordance with its obligations under this Agreement does not release the other Lenders from their obligations.

5.5       Accounts kept by the Administrative Agent

The Administrative Agent shall keep in its books, accounts for the Facility C Loan and other amounts payable by the US Borrower under this Agreement.  The Administrative Agent shall keep appropriate registers showing, as debits, the amount of the indebtedness of the US Borrower towards it in respect of the Facility C Loan, the amount and date of each Advance, Conversion Advance and Rollover Advance, the amount of all accrued interest and any other amount due to such Lender pursuant hereto and, as credits, each payment or repayment of principal or interest made in respect of such indebtedness as well as other amounts paid by the US Borrower pursuant hereto.  Such registers shall constitute (in the absence of manifest error) prima facie evidence of their content against the US Borrower and the Lenders; provided that the obligation of the US Borrower to pay or repay any indebtedness and liability in accordance with the terms and conditions of this Agreement shall not be affected by the failure of the Administrative Agent to keep such registers.  The Administrative Agent shall supply any Lender and the US Borrower, on demand, with copies of such registers.

5.6       Conversion Option

At any time prior to the Facility C Maturity Date, subject to Section 7.4 and provided that no Default or Event of Default has occurred and is continuing (without having been cured or waived as provided in this Agreement), the US Borrower may elect to convert by Notice of Conversion received by the Administrative Agent, and on the Conversion Date set forth therein the US Borrower shall convert, any US Prime Rate Loan, or LIBO Rate Loan or any portion thereof outstanding under the Facility C Credit (each a “Converted Advance”) into another basis of funding in the same currency under the Facility C Credit (each a “Conversion Advance”).  The provisions of this Agreement relating to US Prime Rate Advances and LIBO Rate Advances shall apply mutatis mutandis to Conversion Advances comprising US Prime Rate Advances and LIBO Rate Advances, respectively.

ARTICLE 6

FACILITY D CREDIT

6.1       Obligations of the Lenders and Use of Proceeds

6.1.1       Facility D Commitment:  Relying on each of the representations and warranties set out in ARTICLE 2 and subject to the terms of this Agreement, each Lender, severally and not jointly, agrees to make its Facility D Commitment under the Facility D Credit available to the US Borrower, on a revolving basis, during the period from the date hereof until the Facility D Termination Date:

6.1.1.1        in USDollars by way of US Prime Rate Advances; and

6.1.1.2        in USDollars by way of LIBO Rate Advances;

provided that a Lender shall have no obligation (a) to make any Facility D Advance if at any time the amount thereof exceeds its then Facility D Available Commitment; or (b) to make any Advance or Conversion Advance under Facility D Credit at any time that a Default or an Event of Default has occurred and is continuing (without having been cured or waived as provided in this Agreement).

6.1.2        Use of Funds:  The US Borrower agrees to use the proceeds of the Advances under the Facility D Credit: (i) for ongoing operating and working capital requirements and general corporate purposes of any member of the Group; (ii) to finance Capital Expenditures and acquisitions and investments incurred or made in accordance with the provisions hereof including Permitted Acquisitions; and (iii) such other purposes as the Administrative Agent may authorize from time to time in writing.

6.1.3       Termination of Facility D Commitments:  The Facility D Total Commitment and the Facility D Commitment of each Lender shall terminate on the Facility D Termination Date.

6.2       Direct Advances

6.2.1        Subject to the terms and conditions hereof, from time to time during the period from the date hereof until the Facility D Termination Date and upon giving to the Administrative Agent prior written notice in accordance with Section 6.3 by means of a Notice of Borrowing, the US Borrower may borrow from each Lender, through the Administrative Agent, up to the amount of its Facility D Available Commitment:

6.2.1.1        by way of US Prime Rate Advance provided the aggregate amount of each such Advance shall be US$500,000 or in integral multiples of US$100,000 in excess of such amount; and

6.2.1.2        by way of LIBO Rate Advance provided the aggregate amount of each such Advance shall be US$1,000,000 or in integral multiples of US$100,000 in excess of such amount.

6.2.2        In each Notice of Borrowing in which the US Borrower has elected to pay interest at LIBO Rate (plus the Applicable Margin) on all or part of the Borrowing, the

US Borrower shall specify the duration it selects for the initial Interest Period with respect to such LIBO Rate Loan Portion in accordance with Section 8.8.

6.2.3        Each Notice of Borrowing shall be irrevocable and binding on the US Borrower.  In all cases the Drawdown Date shall be a Business Day.

6.2.4        Within the limits of each Lender’s Facility D Commitment, the US Borrower may borrow under this Section 6.2, repay pursuant to Section 7.7 and reborrow under this Section 6.2.

6.2.5        Any obligation of a Lender to make LIBO Rate Advances is subject to availability.

6.3       Notice Provisions

6.3.1        For each Borrowing, each optional repayment and each conversion with respect to the Facility D Credit, the Administrative Agent shall have received prior to 10:00 a.m. (Toronto time) from the US Borrower in writing a Notice of Borrowing, a Notice of Optional Repayment, a Notice of Conversion or Notice of Rollover, as the case may be, in accordance with the following:

6.3.1.1        at least one (1) Banking Day prior to the Drawdown Date, the Conversion Date or Optional Repayment Date, as the case may be, for each Borrowing, conversion or optional repayment by way of US Prime Rate Advance; and

6.3.1.2        at least three (3) Business Days prior to the Drawdown Date, Conversion Date or Rollover Date, as the case may be, for each Borrowing or conversion by way of LIBO Rate Advance.

6.3.2        If the US Borrower gives a Notice of Borrowing to the Administrative Agent in accordance with Section 6.3.1 or a Notice of Conversion or a Notice of Rollover, the Administrative Agent shall on the same day it receives such Notice of Borrowing, Notice of Conversion or Notice of Rollover notify each Lender by fax of the particulars of such request for a Borrowing, Conversion Advance or Rollover Advance and, in the case of a Borrowing, such Lender’s Facility D Participation in the proposed Borrowing and each Lender shall, no later than 2:00 p.m. (Toronto time) on the Drawdown Date, make or procure to be made its Facility D Participation in the Borrowing available to the Administrative Agent.

6.3.3        Subject to the terms hereof, the Administrative Agent shall make each such Borrowing available to the US Borrower for value on the Drawdown Date.

6.4       Pro Rata Treatment

The US Borrower agrees to request through the Administrative Agent any Borrowing under the Facility D Credit from the Lenders pro rata in all respects according to their respective Facility D Commitments and the Lenders agree to make each such Borrowings available to the US Borrower, through the Administrative Agent, pro rata in all respects according to their respective Facility D Commitments. A Lender shall not be responsible for the Facility D Commitment of any other Lender.  Without prejudice to the rights of the US Borrower against a defaulting Lender, the failure or incapacity of a Lender to make available its Facility D Participation in a Borrowing to the US Borrower in accordance with its obligations under this Agreement does not release the other Lenders from their obligations.

6.5       Accounts kept by the Administrative Agent

The Administrative Agent shall keep in its books, accounts for the Facility D Loan and other amounts payable by the US Borrower under this Agreement.  The Administrative Agent shall keep appropriate registers showing, as debits, the amount of the indebtedness of the US Borrower towards it in respect of the Facility D Loan, the amount and date of each Advance, Conversion Advance and Rollover Advance, the amount of all accrued interest and any other amount due to such Lender pursuant hereto and, as credits, each payment or repayment of principal or interest made in respect of such indebtedness as well as other amounts paid by the US Borrower pursuant hereto.  Such registers shall constitute (in the absence of manifest error) prima facie evidence of their content against the US Borrower and the Lenders; provided that the obligation of the US Borrower to pay or repay any indebtedness and liability in accordance with the terms and conditions of this Agreement shall not be affected by the failure of the Administrative Agent to keep such registers.  The Administrative Agent shall supply any Lender and the US Borrower, on demand, with copies of such registers.

6.6       Conversion Option

At any time prior to the Facility D Maturity Date, subject to Section 7.6 and provided that no Default or Event of Default has occurred and is continuing (without having been cured or waived as provided in this Agreement), the US Borrower may elect to convert by Notice of Conversion received by the Administrative Agent, and on the Conversion Date set forth therein the US Borrower shall convert, any US Prime Rate Loan, or LIBO Rate Loan or any portion thereof outstanding under the Facility D Credit (each a “Converted Advance”) into another basis of funding in the same currency under the Facility D Credit (each a “Conversion Advance”).  The provisions of this Agreement relating to US Prime Rate Advances and LIBO Rate Advances shall apply mutatis mutandis to Conversion Advances comprising US Prime Rate Advances and LIBO Rate Advances, respectively.

ARTICLE 7

REPAYMENT

7.1       Mandatory Repayment of the Facility A Loan

7.1.1       The Canadian Borrower shall repay in full the Facility A Loan to the Lenders on the Facility A Maturity Date together with all unpaid interest accrued and other amounts owing and unpaid under or pursuant to this Agreement and the other Loan Documents in respect of or in connection with the Facility A Credit and the Facility A Loan.  In the event that on the Facility A Maturity Date there are any outstanding Bankers’ Acceptances or Letters of Credit under the Facility A Credit, the Canadian Borrower shall thereupon provide the Administrative Agent for the account of the Lenders as cash collateral with funds for the full face amount of all such Bankers’ Acceptances and for the full amount of the Letter of Credit Exposure which cash collateral shall be held in an interest bearing account at a branch of the Administrative Agent for the benefit of the Canadian Borrower, it being understood and agreed that, subject to the compensation rights of the Administrative Agent and the Lenders, all funds provided by the Canadian Borrower to the Lenders to cover any Letter of Credit Exposure shall be returned by the Administrative Agent to the Canadian Borrower together with interest earned in such interest bearing account to the extent any Letters of Credit then outstanding are not drawn upon.

7.1.2        Should the amount of any payment by the Canadian Borrower be applied against repayment of any LIBO Rate Loan Portion on a day other than the last day of the then current Interest Period with respect of such LIBO Rate Loan Portion, the Canadian Borrower shall, in addition, pay the amount calculated as set forth in Section 11.10.3.

7.2       Optional Repayments of Facility A Loan

7.2.1        At any time prior to the Facility A Maturity Date, subject to Section 7.8, the Canadian Borrower may elect to repay by a Notice of Optional Repayment received by the Administrative Agent and on the Optional Repayment Date set forth therein the Canadian Borrower shall repay to the Administrative Agent for the account of the Lenders in CDollars or USDollars as the case may be, all or part of the Facility A Loan outstanding by way of Canadian Rate Advances, US Base Rate Advances and LIBO Rate Advances with interest accrued to the date of such repayment.  Within the limits of the Facility A Available Commitment and subject to the terms of this Agreement, the Canadian Borrower may reborrow under the Facility A Credit any amount so repaid; for greater certainty, the Canadian Borrower may not reborrow any amount repaid after the Facility A Termination Date.  The provisions of this Section 7.2.1 shall not apply to the repayment of Swingline Advances, which repayment may be made by the Canadian Borrower at any time and without notice.

7.2.2        An outstanding Letter of Credit may not be repaid or discharged prior to the expiry date of such Letter of Credit, except by the Issuing Bank, the Administrative Agent and the Lenders being fully released and discharged of all of their liabilities and obligations arising from such Letter of Credit and by written evidence satisfactory to the Administrative Agent of such full release and discharge being delivered to the Administrative Agent together with the original of such Letter of Credit which shall be returned to the Issuing Bank.

7.2.3       In addition, the Canadian Borrower may, upon the notice provided for in Section 7.2.1, cancel any portion of the Facility A Credit which has not been drawn.  No commitment fee (described in Section 8.12) shall be payable in respect of any portion of the Facility A Credit so cancelled as and from the effective date of its cancellation.  The Canadian Borrower shall not be permitted to draw Advances in respect of any portion of the Facility A Credit so cancelled.

7.3       Mandatory Repayment of the Facility B Loan

7.3.1        Subject to the provisions of Section 10.8.2, the Facility B Loan and all other amounts owing from time to time in respect of Facility B Credit shall be payable on the Facility B Maturity Date.

7.3.2       In the event that on the Facility B Maturity Date there are any outstanding Letters of Credit under the Facility B Credit, the Canadian Borrower shall thereupon provide the Administrative Agent for the account of the Lenders as cash collateral with funds for the full amount of the Letter of Credit Exposure which cash collateral shall be held in an interest bearing account at a branch of the Administrative Agent for the benefit of the Canadian Borrower, it being understood and agreed that, subject to the compensation rights of the Administrative Agent and the Lenders, all funds provided by the Canadian Borrower to the Lenders to cover any Letter of Credit Exposure shall be returned by the Administrative Agent to the Canadian Borrower together with interest earned in such interest bearing account to the extent any Letters of Credit then outstanding are not drawn upon.

7.4       Mandatory Repayment of the Facility C Loan

7.4.1        The US Borrower shall repay in full the Facility C Loan to the Lenders on the Facility C Maturity Date together with all unpaid interest accrued and other amounts owing and unpaid under or pursuant to this Agreement and the other Loan Documents in respect of or in connection with the Facility C Credit and the Facility C Loan.

7.4.2        Should the amount of any payment by the US Borrower be applied against repayment of any LIBO Rate Loan Portion on a day other than the last day of the then current Interest Period with respect of such LIBO Rate Loan Portion, the US Borrower shall, in addition, pay the amount calculated as set forth in Section 11.10.3.

7.5       Optional Repayments of Facility C Loan

7.5.1        At any time prior to the Facility C Maturity Date, subject to Section 7.8, the US Borrower may elect to repay by a Notice of Optional Repayment received by the Administrative Agent and on the Optional Repayment Date set forth therein the US Borrower shall repay to the Administrative Agent for the account of the Lenders in USDollars all or part of the Facility C Loan outstanding by way of US Prime Rate Advances and LIBO Rate Advances with interest accrued to the date of such repayment.  Within the limits of the Facility C Available Commitment and subject to the terms of this Agreement, the US Borrower may reborrow under the Facility C Credit any amount so repaid; for greater certainty, the US Borrower may not reborrow any amount repaid after the Facility C Termination Date.

7.5.2       In addition, the US Borrower may, upon the notice provided for in Section 7.5.1, cancel any portion of the Facility C Credit which has not been drawn.  No commitment fee (described in Section 8.12) shall be payable in respect of any portion of the Facility C Credit so cancelled as and from the effective date of its cancellation.  The US Borrower shall not be permitted to draw Advances in respect of any portion of the Facility C Credit so cancelled.

7.6       Mandatory Repayment of the Facility D Loan

7.6.1        The US Borrower shall repay in full the Facility D Loan to the Lenders on the Facility D Maturity Date together with all unpaid interest accrued and other amounts owing and unpaid under or pursuant to this Agreement and the other Loan Documents in respect of or in connection with the Facility D Credit and the Facility D Loan.

7.6.2        Should the amount of any payment by the US Borrower be applied against repayment of any LIBO Rate Loan Portion on a day other than the last day of the then current Interest Period with respect of such LIBO Rate Loan Portion, the US Borrower shall, in addition, pay the amount calculated as set forth in Section 11.10.3.

7.7       Optional Repayments of Facility D Loan

7.7.1        At any time prior to the Facility D Maturity Date, subject to Section 7.8, the US Borrower may elect to repay by a Notice of Optional Repayment received by the Administrative Agent and on the Optional Repayment Date set forth therein the US Borrower shall repay to the Administrative Agent for the account of the Lenders in USDollars all or part of the Facility D Loan outstanding by way of US Prime Rate Advances and LIBO Rate Advances with interest accrued to the date of such repayment.  Within the limits of the Facility D Available Commitment and subject to the terms of this Agreement, the US Borrower may reborrow under the Facility D Credit any amount so repaid; for greater certainty, the US Borrower may not reborrow any amount repaid after the Facility D Termination Date.

7.7.2       In addition, the US Borrower may, upon the notice provided for in Section 7.7.1, cancel any portion of the Facility D Credit which has not been drawn. No commitment fee (described in Section 8.12) shall be payable in respect of any portion of the Facility D Credit so cancelled as and from the effective date of its cancellation. The US Borrower shall not be permitted to draw Advances in respect of any portion of the Facility D Credit so cancelled.

7.8       Requirements for Optional Repayments and Conversions and Rollovers of Loan

Each optional repayment pursuant to Section 7.2, Section 7.5 and Section 7.7, each conversion pursuant to Section 3.8, Section 5.6 and Section 6.6 shall be subject to the following terms and conditions:

7.8.1        each repayment or prepayment under Section 7.2, Section 7.5 and Section 7.7 shall be in a minimum amount of C$1,000,000 or, if the Advance was in USDollars, US$1,000,000 or such larger amount as is an integral multiple of C$100,000 or US$100,000 as the case may be, and shall be made on a Banking

Day, if only CDollars are repaid or prepaid, or on a Business Day, in all other cases, specified in the Notice of Optional Repayment;

7.8.2        each conversion to a Canadian Rate Loan shall be in a minimum amount of C$500,000 or such larger amount as is an integral multiple of C$100,000 and shall be made on a Banking Day specified in the Notice of Conversion;

7.8.3        each conversion to a US Base Rate Loan or US Prime Rate Loan shall be in a minimum amount of US$500,000 or such larger amount as is an integral multiple of US$100,000 and shall be made on a Business Day specified in the Notice of Conversion;

7.8.4        each conversion to, or rollover of, a LIBO Rate Loan shall be in a minimum amount of US$500,000 or such larger amount as is an integral multiple of US$100,000 and shall be made on a Business Day specified in the Notice of Conversion;

7.8.5        each conversion to, or rollover of, a Bankers’ Acceptance shall be in a minimum amount of C$500,000, or such larger amount as is an integral multiple of C$100,000, and shall be made on a Banking Day specified in the Notice of Conversion;

7.8.6        the relevant Borrower shall have given the Administrative Agent notice in accordance with Sections 3.4, 3.8, 5.3, 5.6, 6.3, 6.6, 7.13, 9.2 and 9.3 as applicable, for each repayment, each prepayment, each rollover and each conversion, each notice stating the proposed date of the repayment, prepayment, rollover or conversion and either the aggregate principal amount and currency of the repayment or prepayment or the aggregate principal amount and currency of the Converted Advance or Rollover Advance and the type of Conversion Advance or Rollover Advance;

7.8.7        if a Notice of Optional Repayment is given, it shall be irrevocable and binding on the relevant Borrower and the relevant Borrower shall repay on the Optional Repayment Date specified in such notice in the relevant currency, as the case may be, the amount stated in such notice with accrued interest to the date of such repayment or prepayment;

7.8.8        if a Notice of Conversion is given it shall be irrevocable and binding on the relevant Borrower;

7.8.9        if a Notice of Rollover is given it shall be irrevocable and binding on the relevant Borrower;

7.8.10      any repayment of or conversion from any LIBO Rate Loan Portion or Bankers’ Acceptance shall be made only on the last day of the then current Interest Period applicable to such LIBO Rate Loan Portion or the maturity date of such Bankers’ Acceptance, respectively, so to be repaid or converted; and

7.8.11      should any such repayment or conversion result in the repayment of or conversion from any LIBO Rate Loan Portion on a day other than the last day of the then current Interest Period of such LIBO Rate Loan Portion, the relevant

Borrower shall, in addition, pay to the Lender the amount calculated as set forth in Section 11.10.3.

7.9       Excess Advances under the Facility A Credit

The Equivalent Amount in CDollars of the aggregate outstanding amount of the US Base Rate Loan, the LIBO Rate Loans and all Letters of Credit outstanding in USDollars under the Facility A Credit shall be determined by the Administrative Agent (i) on each Drawdown Date, (ii) on each Conversion Date, (iii) on each Rollover Date, (iv) on the first day of each month, unless a Drawdown Date or Conversion Date occurred in the previous month, and (v) at such other times as may be reasonably decided by the Administrative Agent.

In the event that on such date of determination the aggregate of the Facility A Loan in CDollars plus the Equivalent Amount in CDollars of the Facility A Loan in USDollars exceeds the then Facility A Total Commitment (the “Facility A Excess”), then the Canadian Borrower shall within three (3) Business Days after notice of the amount of such Facility A Excess pay to the Administrative Agent, for the account of the Lenders, the amount of such Facility A Excess, provided that nothing in this Section 7.9 shall operate to postpone any payment due hereunder.

If, on the date any such payment of a Facility A Excess is due, the aggregate Canadian Rate Loan and the Equivalent Amount in CDollars of the US Base Rate Loan and the LIBO Rate Loans under the Facility A Credit is less than the Facility A Excess, the Canadian Borrower shall place and maintain with the Administrative Agent an interest bearing deposit in the amount of such deficiency until such deficiency has been eliminated, at which time such deposit shall be returned to the Canadian Borrower, the whole subject to the compensation rights of the Administrative Agent and the Lenders.

The Equivalent Amount in CDollars of the aggregate outstanding amount of all Letters of Credit outstanding in USDollars under the Facility B Credit shall be determined by the Administrative Agent (i) on each Drawdown Date, (ii) on the first day of each month, unless a Drawdown Date occurred in the previous month, and (iii) at such other times as may be reasonably decided by the Administrative Agent.

In the event that on such date of determination the aggregate of the Facility B Loan in CDollars plus the Equivalent Amount in CDollars of the Facility B Loan in USDollars exceeds the then Facility B Total Commitment (the “Facility B Excess”), then the Canadian Borrower shall within three (3) Business Days after notice of the amount of such Facility B Excess pay to the Administrative Agent, for the account of the Lenders, the amount of such Facility B Excess, provided that nothing in this Section 7.9 shall operate to postpone any payment due hereunder.

7.10     Calculation For Administrative Purposes

If for administrative purposes the Administrative Agent needs to calculate the Equivalent Amount in CDollars or USDollars of the amount of a prepayment or repayment denominated in USDollars or CDollars respectively, it shall do so using the rate for the purchase of CDollars or USDollars with USDollars or CDollars respectively, as quoted or published or otherwise made available by the Bank of Canada at 4:30 p.m., in effect on the first Business Day of the month in which such prepayment or repayment is required to be made. Nothing in this Section 7.10 shall be interpreted as modifying the obligation of the Borrower to repay in CDollars amounts owing in

CDollars and in USDollars amounts owing in USDollars as contemplated in this Agreement, including without limitation in Section 11.6.

7.11     Authority to Debit

In respect of all amounts payable by any Obligor under this Agreement or the other Loan Documents, each Obligor hereby irrevocably authorizes and instructs the Administrative Agent or any Lender to withdraw from or debit, from time to time when such amounts are due and payable, any account of such Obligor maintained with the Administrative Agent or such Lender or any of their respective Affiliates for the purpose of satisfying payment thereof.  If any such amounts are payable in a currency other than that in which an account is maintained, such Obligor hereby irrevocably authorizes the Administrative Agent or any Lender to withdraw from or debit such account with the Equivalent Amount in such currency of the account, together with any premium or cost of exchange payable in connection therewith.

7.12     Sharing of Payments

Notwithstanding Section 18.2, prior to the occurrence and continuation of any Event of Default, as between the Lenders, the Swingline Lender and each Lender, the Swingline Lender may obtain any payment in any manner whatsoever in respect of the Swingline Loan, retain such payment and apply same against the Swingline Loan, and other amounts owing in respect thereof (including, without limitation, interest) and shall have no obligation to remit to or share with any Lender such payment. For greater certainty, a Swingline Loan does not include a Canadian Rate Advance or a US Base Rate Advance as described in Section 3.9.3 of this Agreement.

7.13     LIBO Rate Loans – Rollovers and Deemed Conversions

At least three (3) Business Days prior to the last day of the then current Interest Period applicable to each LIBO Rate Loan Portion, the relevant Borrower shall either (a) give a Notice of Conversion pursuant to Section 3.8, in the case of the Canadian Borrower, or Section 5.6 or Section 6.6, as applicable, in the case of the US Borrower, to convert such LIBO Rate Loan Portion into another basis of funding or (b) give a Notice of Rollover to select a new Interest Period in accordance with Section 8.8 applicable to such LIBO Rate Loan Portion commencing on the last day of such Interest Period or (c) give a Notice of Optional Repayment pursuant to Section 7.2, Section 7.5 or Section 7.7 to repay or prepay such LIBO Rate Loan Portion on the last day of such Interest Period.  If the relevant Borrower fails to give a Notice of Conversion, a Notice of Rollover or a Notice of Optional Repayment in accordance with the foregoing or, having given such Notice of Optional Repayment, fails to repay or prepay such LIBO Rate Loan Portion on the last day of such Interest Period, then on the last day of the Interest Period in respect of such LIBO Rate Loan Portion, the relevant Borrower shall be deemed to have notified the Administrative Agent of its intention to convert the relevant LIBO Rate Loan Portion into a US Base Rate Loan, in the case of the Canadian Borrower, or a US Prime Rate Loan, in the case of the US Borrower, on the last day of the Interest Period with respect to such LIBO Rate Loan Portion and, on the last day of such Interest Period, such LIBO Rate Loan Portion shall be converted into a US Base Rate Loan or US Prime Rate Loan, as applicable and interest shall be payable thereon at the US Base Rate or the US Prime Rate, as applicable.

ARTICLE 8

INTEREST AND FEES

8.1       Interest

The Borrowings shall bear interest from the date of each Advance, calculated on a daily basis and payable in arrears, (i) on the Canadian Rate Loan at the Canadian Rate, (ii) on the US Base Rate Loan at the US Base Rate, (iii) on the US Prime Rate Loan at the US Prime Rate, and (iv) on each LIBO Rate Loan Portion at the LIBO Rate for such LIBO Rate Loan Portion for the then current Interest Period plus the Applicable Margin.  All overdue amounts shall bear interest in accordance with Section 8.9.  All outstanding amounts shall bear interest both before and after default and before and after judgment at the rates determined as aforesaid.

8.2       Payment of Interest on LIBO Rate Loan

On each Interest Payment Date in respect of each LIBO Rate Loan Portion of a Lender, the relevant Borrower shall pay the Administrative Agent interest on such LIBO Rate Loan Portion at the rate per annum determined by the Administrative Agent to be LIBO Rate in respect of such LIBO Rate Loan Portion for the applicable Interest Period plus the Applicable Margin.  Upon determination of the applicable rate of interest on any LIBO Rate Loan Portion, the Administrative Agent shall notify the relevant Borrower of this rate. The Administrative Agent will compute the interest on the basis of the actual number of days elapsed in the period for which such interest is payable divided by three hundred and sixty (360).

8.3       Payment of Interest on Canadian Rate Loan (excluding the Swingline Loan in CDollars)

On each Interest Payment Date in respect of the Canadian Rate Loan, the Canadian Borrower shall pay the Administrative Agent interest on the Canadian Rate Loan (excluding however the Swingline Loan in CDollars) at the Canadian Rate.  The Canadian Borrower will pay this interest in arrears for the period up to but excluding such Interest Payment Date; the Administrative Agent will compute the interest on the basis of the actual number of days elapsed in the period for which such interest is payable divided by the actual number of days of the year.  The applicable rate of interest for the Canadian Rate Loan will change simultaneously with any change in the Canadian Rate.

8.4       Payment of Interest on the Swingline Loan in CDollars

On each Interest Payment Date in respect of the Canadian Rate Loan, the Canadian Borrower shall pay the Swingline Lender interest on the portion of the Swingline Loan outstanding in CDollars at the Canadian Rate.  The Canadian Borrower shall pay this interest in arrears for the period up to but excluding such Interest Payment Date; the Swingline Lender will compute the interest on the basis of the actual number of days elapsed in the period for which such interest is payable divided by the actual number of days of the year.  The applicable rate of interest for such portion of the Swingline Loan will change simultaneously with any change in the Canadian Rate.

8.5       Payment of Interest on US Base Rate Loan (excluding the Swingline Loan in USDollars)

On each Interest Payment Date in respect of the US Base Rate Loan, the Canadian Borrower shall pay the Administrative Agent interest on the US Base Rate Loan (excluding however the portion of the Swingline Loan outstanding in USDollars) at the US Base Rate.  The

Canadian Borrower shall pay this interest in arrears for the period up to but excluding such Interest Payment Date; the Administrative Agent will compute the interest on the basis of the actual number of days elapsed in the period for which such interest is payable divided by the actual number of days of the year.  The applicable rate of interest for the US Base Rate Loan will change simultaneously with any change in the US Base Rate.

8.6       Payment of Interest on the Swingline Loan in USDollars

On each Interest Payment Date in respect of the US Base Rate Loan, the Canadian Borrower shall pay the Swingline Lender interest on the portion of the Swingline Loan outstanding in USDollars at the US Base Rate.  The Canadian Borrower shall pay this interest in arrears for the period up to but excluding such Interest Payment Date; the Swingline Lender will compute the interest on the basis of the actual number of days elapsed in the period for which such interest is payable divided by the actual number of days of the year.  The applicable rate of interest for such portion of the Swingline Loan will change simultaneously with any change in the US Base Rate.

8.7       Payment of Interest on US Prime Rate Loan

On each Interest Payment Date in respect of the US Prime Rate Loan, the US Borrower shall pay the Administrative Agent interest on the US Prime Rate Loan at the US Prime Rate.  The US Borrower shall pay this interest in arrears for the period up to but excluding such Interest Payment Date; the Administrative Agent will compute the interest on the basis of the actual number of days elapsed in the period for which such interest is payable divided by the actual number of days of the year.  The applicable rate of interest for the US Prime Rate Loan will change simultaneously with any change in the US Prime Rate.

8.8       Selection of Interest Periods

In each Notice of Borrowing delivered pursuant to Section 3.2, Section 5.2 or Section 6.2, each Notice of Conversion delivered pursuant to Section 3.8, Section 5.6 or Section 6.6 and each Notice of Rollover delivered pursuant to Section 7.13 in which the Borrower has elected a Borrowing, Conversion Advance or Rollover Advance comprising a LIBO Rate Loan Portion, the Borrower shall and, at least three (3) Business Days prior to the last day of each Interest Period in respect of each LIBO Rate Loan Portion, the Borrower may, select and notify the Administrative Agent of the Interest Period applicable to such LIBO Rate Loan Portion commencing on the Drawdown Date, Conversion Date, Rollover Date or last day of the Interest Period, as the case may be, and ending on a Business Day, which period shall be one month, two months, three months or six months as the Borrower may elect, the whole subject to market availability; provided, however, that:

8.8.1        if the Borrower fails to so elect the duration of any Interest Period, the Borrower shall be deemed to have selected an Interest Period of one (1) month;

8.8.2        no Interest Period in respect of a LIBO Rate Loan Portion under the Facility A Credit shall end after the Facility A Maturity Date;

8.8.3        no Interest Period in respect of a LIBO Rate Loan Portion under the Facility C Credit shall end after the Facility C Maturity Date;

8.8.4        no Interest Period in respect of a LIBO Rate Loan Portion under the Facility D Credit shall end after the Facility D Maturity Date; and

8.8.5        the aggregate amount in respect of which the Borrower selects an Interest Period shall not be less than US$1,000,000 and in integral multiples of US$100,000 in excess thereof.

8.9       Default Interest

To the extent permitted under the Interest Act (Canada), upon the occurrence and continuation of a default in payment of principal, interest or any other amount due under this Agreement, the Borrower shall pay to the Administrative Agent (or the Swingline Lender in respect of the Swingline Loan) on demand interest at the rates per annum as follows:

8.9.1        with respect to the LIBO Rate Loan and any LIBO Rate Advance, the Borrower shall be deemed to have elected that any amount of principal of the LIBO Rate Loan or any LIBO Rate Loan Portion or LIBO Rate Advance which is not paid when due shall thereupon cease to be a LIBO Rate Loan or LIBO Rate Advance and shall be a US Base Rate Advance, in the case of the Canadian Borrower, and a US Prime Rate Advance, in the case of the US Borrower, and the Canadian Borrower shall pay interest on all such overdue principal and any overdue interest and interest on interest thereon at a fluctuating rate per annum at all times equal to the US Base Rate plus 2% and the US Borrower shall pay interest on all such overdue principal and any overdue interest and interest on interest thereon at a fluctuating rate per annum at all times equal to the US Prime Rate plus 2%;

8.9.2        on the Canadian Rate Loan and on any other amounts owing in CDollars, at a fluctuating rate per annum at all times equal to the Canadian Rate plus 2%;

8.9.3        on the US Base Rate Loan and on any other amounts owing in USDollars by the Canadian Borrower, at a fluctuating rate per annum at all times equal to the US Base Rate plus 2%; and

8.9.4        on the US Prime Rate Loan and on any other amounts owing by the US Borrower, at a fluctuating rate per annum at all times equal to the US Prime Rate plus 2%.

8.10     Determination of Interest Rates

8.10.1      Each determination by the Administrative Agent from time to time of the Canadian Rate, the US Base Rate, LIBO Rate, any Discount Rate shall, in the absence of manifest error, be final, conclusive and binding upon the Borrower and the Lenders.

8.10.2      For the purposes of the Interest Act (Canada):

8.10.2.1      whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 (or 366 in a leap year) days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (a) the applicable rate based on a year of 360 days or 365 (or 366 in a leap year) days, as the case may be, (b) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (c) divided by 360 or 365 (or 366 in a leap year) as the case may be;

8.10.2.2      the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and

8.10.2.3      the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

8.11     Acceptance Fee

If the Borrower notifies the Administrative Agent pursuant to Section 3.2, 3.8 or 9.2 that a Borrowing or a Conversion Advance or a Rollover Advance is to be made by way of Bankers’ Acceptances (or, as the case may be, BA Equivalent Advances), the Borrower shall pay in CDollars at or prior to the time of the Acceptance of each Bankers’ Acceptance an Acceptance Fee on the face value of each Bankers’ Acceptance accepted by a Lender.  The Acceptance Fee shall be computed on the basis of the actual number of days of the Bankers’ Acceptance divided by the actual number of days of the year.

8.12     Commitment Fees

8.12.1      The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee from October 1, 2020 until the Facility A Maturity Date calculated on a daily basis on the amount of such Lender’s Facility A Available Commitment at the rate per annum equal to the Applicable Margin with respect to the calculation of the commitment fee in effect from time to time during the period for which such payment is made, payable in arrears on the first day of the calendar month immediately following the last day of each fiscal quarter of the Borrower, and if such day is not a Banking Day, then on the next following Banking Day, commencing on January 4, 2021, and also on the Facility A Maturity Date.  For the purpose of this Section 8.12.1, each Lender’s Facility A Available Commitment means at any time such Lender’s Facility A Commitment at such time less its Facility A Participation in the amount of the Facility A Loan in CDollars, less the Swingline Loan (in the case of the Swingline Lender) in CDollars at such time, less its Facility A Participation in the Equivalent Amount in CDollars of the Facility A Loan in USDollars at such time and less the Equivalent Amount in CDollars of the Swingline Loan in USDollars (in the case of the Swingline Lender).  For the purposes of this Section 8.12.1, the Equivalent Amount in CDollars to be determined for any day of a month comprised in any calculation period shall be deemed to be the rate for the purchase of the relevant currency quoted or published or otherwise made available by the Bank of Canada at 4:30 p.m. on the first Business Day in such month.  Such fee is payable in CDollars.

8.12.2      The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee from October 1, 2020 until the Facility B Maturity Date calculated on a daily basis on the amount of such Lender’s Facility B Available Commitment at the rate per annum equal to the Applicable Margin with respect to the calculation of the commitment fee in effect from time to time during the period for which such payment is made, payable in arrears on the first day of the calendar month immediately following the last day of each fiscal quarter of the Borrower, and if such day is not a Banking Day, then on the next following Banking Day, commencing on January 4, 2021, and also on the Facility B Maturity Date. For the purpose of this Section 8.12.2, each Lender’s Facility B Available Commitment means at any time such Lender’s Facility B Commitment at such time less its Facility B Participation in the amount of the Facility B Loan.

8.12.3      The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee from October 1, 2020 until the Facility C Maturity Date calculated on a daily basis on the amount of such Lender’s Facility C Available Commitment at the rate per annum equal to the Applicable Margin with respect to the calculation of the commitment fee in effect from time to time during the period for which such payment is made, payable in arrears on the first day of the calendar month immediately following the last day of each fiscal quarter of the Borrower, and if such day is not a Banking Day, then on the next following Banking Day, commencing on January 4, 2021, and also on the Facility C Maturity Date. For the purpose of this Section 8.12.38.12.2, each Lender’s Facility C Available Commitment means at any time such Lender’s Facility C Commitment at such time less its Facility C Participation in the amount of the Facility C Loan.

8.12.4      The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee from October 1, 2020 until the Facility D Maturity Date calculated on a daily basis on the amount of such Lender’s Facility D Available Commitment at the rate per annum equal to the Applicable Margin with respect to the calculation of the commitment fee in effect from time to time during the period for which such payment is made, payable in arrears on the first day of the calendar month immediately following the last day of each fiscal quarter of the Borrower, and if such day is not a Banking Day, then on the next following Banking Day, commencing on January 4, 2021, and also on the Facility D Maturity Date. For the purpose of this Section 8.12.4, each Lender’s Facility D Available Commitment means at any time such Lender’s Facility D Commitment at such time less its Facility D Participation in the amount of the Facility D Loan.

8.12.5      The commitment fees shall accrue from day to day and be calculated on the basis of a year of 365 (or 366 in a leap year) days for the actual number of days elapsed. Under no circumstances shall any such commitment fee be refundable either in whole or in part, even if no Advance is ever made under the terms hereof.

8.13     Agency Fee

The Canadian Borrower agrees to pay the Administrative Agent, for its own account, an annual agency fee, payable in advance on the date of this Agreement and annually on each anniversary date thereafter during the term of this Agreement, in accordance with the provisions of the Fee Letter.

8.14     Other Fees

The Canadian Borrower shall pay any other fees set forth in the Fee Letter and in accordance with the provisions thereof.

ARTICLE 9

BANKERS’ ACCEPTANCES

9.1       Bankers’ Acceptances

Subject to the terms and conditions hereof, the Canadian Borrower may borrow from the Lenders on any Banking Day up to the amount of the Facility A Available Commitment of each Lender by way of Bankers' Acceptances upon giving to the Administrative Agent prior written notice in accordance with Section 3.4 by means of a Notice of Borrowing, and provided that:

9.1.1        each Bankers’ Acceptance is denominated in CDollars and the minimum aggregate amount of each Borrowing by way of Bankers’ Acceptances shall be C$5,000,000 or in integral multiples of C$100,000 in excess of such minimum amount;

9.1.2        each Lender shall have received a Bankers’ Acceptance or Bankers’ Acceptances in the principal amount of such Lender’s Proportionate Share of such Borrowing in due and proper form duly completed and executed by the Canadian Borrower, or each Lender on behalf of the Canadian Borrower pursuant to the provisions of Section 9.5, and presented for acceptance to such Lender prior to 10:00 a.m. (Toronto time) on the Drawdown Date and the Acceptance Fee shall have been paid to the Administrative Agent, for the account of such Lender, at or prior to such time;

9.1.3        each Bankers’ Acceptance shall be stated to mature on a Banking Day no later than, in respect of Facility A Credit, the Facility A Maturity Date which is one month, two months, three months or six months from the date of its Acceptance, or, at the request of the Canadian Borrower and in the sole discretion of the Lenders, another period between thirty (30) and one hundred and eighty (180) days (plus or minus up to two (2) days) from the date of its Acceptance, the whole subject to market availability;

9.1.4        no days of grace shall be permitted on any Bankers’ Acceptance; and

9.1.5        the aggregate face amount of the Bankers’ Acceptances to be accepted by a Lender shall be determined by the Administrative Agent by reference to such Lender’s Facility A Commitment, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Lender pursuant to a Borrowing would not for any reason be a whole multiple of C$100,000, such face amount shall be increased or reduced by the Administrative Agent in its sole discretion to the nearest whole multiple of C$100,000, as appropriate.

9.2       Payments at Maturity and Rollovers

Prior to the maturity date of each Bankers’ Acceptance, the Canadian Borrower shall either (a) give a Notice of Conversion pursuant to Section 3.8 to convert such Bankers’ Acceptance into another basis of funding or (b) give a Notice of Rollover to the Administrative Agent requesting that the Loan or that part referred to in such notice outstanding by Bankers’ Acceptance be renewed in the same form of Borrowing for a term commencing on the maturity date of such Bankers’ Acceptance, and the provisions of this Agreement relating to Bankers’ Acceptances shall apply mutatis mutandis to such renewal.  If for any reason the Canadian Borrower fails to give a Notice of Conversion or a Notice of Rollover in accordance with the foregoing, it shall be deemed for all purposes to have received on the maturity date of each such Bankers’ Acceptance a Canadian Rate Advance in an amount equal to the face value of each such Bankers’ Acceptance (which Bankers’ Acceptance shall be repaid with the proceeds of said Canadian Rate Advance) and it shall pay interest thereon at the Canadian Rate until repayment thereof in full by it, the whole notwithstanding the fact that any Bankers’ Acceptances may be held by a Lender in its own right at maturity.  The Canadian Borrower acknowledges, agrees and confirms with the Lenders that the records of each Lender in respect of payment of any Bankers’ Acceptance by such Lender shall be binding on the Canadian Borrower and shall be conclusive evidence (in the absence of manifest error) of a Canadian Rate Advance to the Canadian Borrower and of an amount owing by the Canadian Borrower to such Lender.  The Canadian Borrower further agrees that if an Event of Default shall occur prior to the date upon which any one or more Bankers’ Acceptance issued by the Canadian Borrower is payable by a Lender, thereupon the Canadian Borrower shall provide such Lender with funds for the full face amount of all such Bankers’ Acceptances, notwithstanding the fact that any such Bankers’ Acceptance may be held by such Lender in its own right at maturity; provided, however, that if for any reason the Canadian Borrower fails to make such payment in respect of any Bankers’ Acceptance, thereupon the Canadian Borrower shall be deemed for all purposes to have received a Canadian Rate Advance in an amount equal to the face amount of such Bankers’ Acceptance and the Canadian Borrower shall pay interest thereon at the Canadian Rate until repayment thereof in full.

9.3       BA Equivalent Advances

9.3.1        In the event a Lender is unable to accept Bankers’ Acceptances, such Lender shall have the right at the time of accepting drafts to require the Canadian Borrower to accept an Advance from such Lender in lieu of the issue and acceptance of a Bankers’ Acceptance requested by the Canadian Borrower to be accepted so that there shall be outstanding while the Bankers’ Acceptances are outstanding BA Equivalent Advances from such Lender as contemplated herein.  The principal amount of each BA Equivalent Advance shall be that amount which, when added to the face amount of interest (calculated at the Discount Rate) which will accrue during the BA Equivalent Interest Period shall be equal, at maturity, to the face amount of the drafts which would have been accepted by such Lender had it accepted Bankers’ Acceptances.  The “BA Equivalent Interest Period” for each BA Equivalent Advance shall be equal to the term of the drafts presented for acceptance as Bankers’ Acceptances on the relevant Drawdown Date, Conversion Date or Rollover Date.

9.3.2        On the relevant Drawdown Date, Conversion Date or Rollover Date, the Canadian Borrower shall pay to the Administrative Agent a fee equal to the Acceptance Fee which would have been payable to such Lender if it were a Lender accepting drafts having a term to maturity equal to the applicable BA

Equivalent Interest Period and an aggregate face amount equal to the sum of the principal amount of the BA Equivalent Advance and the interest payable thereon by the Canadian Borrower for the applicable BA Equivalent Interest Period.

9.3.3        The provisions of this Agreement dealing with Bankers’ Acceptances shall apply, mutatis mutandis, to BA Equivalent Advances.

9.4       Purchase of Bankers’ Acceptances

9.4.1        Each Bankers’ Acceptance issued pursuant to this Agreement shall be purchased by the Lender accepting such Bankers’ Acceptance for the applicable Discounted Proceeds thereof.  In each case, upon receipt of such Discounted Proceeds from the Lenders and upon fulfilment of the applicable conditions set forth in ARTICLE 12, the Administrative Agent shall make such funds available to the Canadian Borrower in accordance with this Agreement.

9.4.2        Upon each issue of Bankers’ Acceptances as a result of the conversion of outstanding Borrowings into Bankers’ Acceptances or rollover of Bankers’ Acceptances, the Canadian Borrower shall, concurrently with the conversion, pay in advance to the Administrative Agent on behalf of the Lenders, the amount by which the face value of such Bankers’ Acceptances exceeds the Discounted Proceeds of such Bankers’ Acceptances, to be applied against the principal amount of the Borrowing being so converted.  The Canadian Borrower shall at the same time pay to the Administrative Agent the applicable Acceptance Fee.

9.4.3        The Canadian Borrower acknowledges and agrees that each Lender may, at any time, arrange for its Participant or Eligible Assignee to accept and purchase Bankers’ Acceptances hereunder.  Any such acceptance by a Participant or Eligible Assignee shall be deemed to be an Acceptance by such Lender for the purposes of this Agreement.

9.5       Power of Attorney

In order to facilitate issuance of Bankers’ Acceptances pursuant hereto, in accordance with the instructions given from time to time by the Canadian Borrower, the Canadian Borrower hereby authorizes each Lender, and for this purpose appoints each Lender its lawful attorney, to complete and sign Bankers’ Acceptances on its behalf, in handwritten or facsimile or mechanical signature or otherwise, and once so completed, signed and endorsed, and following acceptance of them as Bankers’ Acceptances, to purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this ARTICLE 9, and to provide the net Discounted Proceeds to the Administrative Agent in accordance with the provisions hereof.  Drafts so completed, signed, endorsed and negotiated on behalf of the Canadian Borrower by any Lender shall bind the Canadian Borrower as fully and effectively as if so performed by an authorized officer of the Canadian Borrower.  Each Lender shall maintain a record with respect to such instruments (i) received by it hereunder, (ii) voided by it for any reason, (iii) accepted by it hereunder and (iv) cancelled at their respective maturities.  Each Lender agrees to provide such records to the Canadian Borrower promptly upon request and, at the request of the Canadian Borrower, to cancel such instruments which have been so completed and executed and which are held by such Lender and have not yet been issued hereunder. This Section 9.5 shall apply mutatis mutandis to any note or draft, if any, which may be issued from time to time to evidence a BA Equivalent Advance.

ARTICLE 10

LETTERS OF CREDIT

10.1     Letter of Credit Commitment

10.1.1      Subject to the terms and conditions hereof, each Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 10.2, agrees to issue, for the account of the Canadian Borrower, Facility A Letters of Credit in CDollars or USDollars under the Facility A Credit on any Banking Day during the period from the date of this Agreement until the date occurring one month prior to the Facility A Maturity Date; provided that (i) the term of any Facility A Letter of Credit shall not exceed 365 days or end after the Facility A Maturity Date, (ii) the Letter of Credit Exposure in respect of such Facility A Letters of Credit shall not cause the then Facility A Available Commitment to be exceeded, (iii)  the Letter of Credit Exposure of BMO as an Issuing Bank in respect of such Facility A Letters of Credit shall not exceed C$95,000,000, the Letter of Credit Exposure of Barclays Bank PLC in respect of such Facility A Letters of Credit shall not exceed C$25,000,000 and Barclays Bank PLC shall issue standby Letters of Credit only, and (iv) the total amount of issued and outstanding Facility A Letters of Credit does not exceed the amount set forth in Section 3.1.4. Each Facility A Letter of Credit shall be in form and substance satisfactory to the applicable Issuing Bank.  The maximum Letter of Credit Exposure of BMO and Barclays Bank PLC as Issuing Banks set forth in clause (iii) of this Section 10.1.1 may be amended from time to time to reallocate the amount set forth in Section 3.1.4 between BMO and Barclays Bank PLC as Issuing Banks with the consent of BMO, Barclays Bank PLC and the Canadian Borrower and without the consent of any other Lender.  No Issuing Bank shall be required to issue a Letter of Credit if such issuance would violate any policies of the Issuing Bank pertaining to letters of credit generally.

10.1.2      Subject to the terms and conditions hereof, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 10.2, agrees to issue, for the account of the Canadian Borrower, Facility B Letters of Credit in CDollars or USDollars under the Facility B Credit on any Banking Day during the period from the date of this Agreement until the date occurring one month prior to the Facility B Maturity Date; provided that (i) the term of any Facility B Letter of Credit shall not exceed 365 days, and (ii) the Letter of Credit Exposure in respect of such Facility B Letters of Credit shall not cause the then Facility B Available Commitment to be exceeded. Each Facility B Letter of Credit shall be in form and substance satisfactory to the Administrative Agent and the Issuing Bank.

10.2     Letter of Credit Participations

Each Issuing Bank irrevocably grants, and in order to induce each Issuing Bank to issue its Letters of Credit hereunder, each Lender irrevocably accepts and hereby purchases for its own account and risk from the applicable Issuing Bank, on the terms and conditions hereinafter stated, an undivided interest equal to such Lender’s Facility A Participation or Facility B Participation, as the case may be, in the applicable Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each drawing paid by the applicable Issuing Bank thereunder.  Each Lender unconditionally and irrevocably agrees with each Issuing Bank that, on or before the close of business of the Issuing Bank, on each day on which a drawing is paid under a Letter of Credit for which the Issuing Bank is not reimbursed in full by the Canadian Borrower in accordance with the terms of this Agreement, including, without limitation, pursuant to Section 10.8.1 (a “Participation Date”), such Lender will pay to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s office specified in Section 11.1 such Lender’s Facility A Participation of any unpaid Reimbursement Obligation in respect of Facility A Letters of Credit and such Lender’s Facility B Participation of any unpaid Reimbursement Obligation in respect of Facility B Letters of Credit, as the case may be. This obligation of each Lender is unconditional and, for greater certainty, shall apply both before and after the occurrence of any Default or Event of Default, both before and after the Facility A Maturity Date and the Facility B Maturity Date and both before and after the termination or cancellation of the Facility A Total Commitment and/or Facility B Total Commitment. Each Issuing Bank shall notify the Administrative Agent and each Lender of the occurrence of a Participation Date, and the amount payable by it to the Issuing Bank based on such Lender’s Facility A Participation and such Lender’s Facility B Participation, as the case may be.  Any such notice may be oral if promptly confirmed in writing (including telecopy).  If any Lender fails to make any such payment on or prior to the first Business Day after such Lender receives notice as provided above, then interest shall accrue on such Lender’s obligation to make such payment during the period from such Business Day to the day such Lender makes such payment (or if earlier, the date on which the Canadian Borrower reimburses the Issuing Bank for such unpaid Reimbursement Obligation) at the rate specified in Section 19.1.

10.3     Repayment of Participants

Upon and only upon receipt by the applicable Issuing Bank of funds from the Canadian Borrower in full or partial reimbursement of any drawing paid under a Letter of Credit with respect to which any Lender has theretofore paid the Administrative Agent for the account of such Issuing Bank in full for such Lender’s Facility A Participation or such Lender’s Facility B Participation, as the case may be, pursuant to Section 10.2 and in full or partial payment of interest, commissions or fees on such drawing paid under a Letter of Credit, the applicable Issuing Bank will pay to such Lender, in the same funds as those received by such Issuing Bank, or net against any then due obligation of such Lender under Section 10.2 to make any payment to such Issuing Bank, such Lender’s Facility A Participation or such Lender’s Facility B Participation, as the case may be, of such funds.

10.4     Role of the Issuing Bank

Each Issuing Bank will exercise and give the same care and attention to each Letter of Credit as it gives to its other letters of credit and similar obligations, and each Issuing Bank’s sole liability to each Lender shall be to distribute pursuant to Section 10.3 promptly, as and when received by such Issuing Bank, each Lender’s Facility A Participation and each Lender’s Facility B Participation of any payments made to such Issuing Bank by the Canadian Borrower. Each Lender agrees that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than as required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of any Person delivering any such document.  No Issuing Bank nor any of its representatives, officers, employees or agents shall be liable to any Lender for (a) any action taken or omitted to be taken in connection herewith at the request or with the approval of the Required Lenders, (b) any action taken or omitted to be taken in the absence of gross negligence or wilful misconduct, (c) any recitals, statements, representations or warranties contained in any document distributed to any Lender, (d) the creditworthiness of the Canadian Borrower, or (e) the execution, effectiveness, genuineness, validity, or enforceability of any Letter of Credit, or any other document contemplated thereby.  No Issuing Bank shall incur any liability (i) by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telecopier or similar writing) believed by it to be genuine or to be signed by the proper party or parties or (ii) by acting as permitted under Section 10.13.  The obligations of the Lenders hereunder are several and not joint and several, and no Lender shall be liable for the performance or non-performance of the obligations of any other Lender under this ARTICLE 10.  In the event of gross negligence or wilful misconduct on the part of an Issuing Bank in the payment of any drawing under a Letter of Credit, such Issuing Bank shall repay to each Lender any amount paid by such Lender to such Issuing Bank pursuant to Section 10.2 which the Canadian Borrower has not reimbursed to such Issuing Bank strictly and solely as a result of such gross negligence or wilful misconduct.

10.5     Obligations of Each Lender Absolute

Each Lender acknowledges that its obligations to each Issuing Bank under this ARTICLE 10, including the obligation to purchase and fund a participation in the obligations and rights of the Issuing Bank under each Letter of Credit and any unpaid Reimbursement Obligation, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) the occurrence and continuance of a Default or an Event of Default, (ii) the fact that a condition precedent to the issuance of any Letter of Credit was not in fact satisfied, (iii) any failure or inability of any other Lender to purchase or fund such a participation hereunder, or (iv) any other failure by any other Lender to fulfil its obligations hereunder.  Each payment by a Lender to an Issuing Bank for its own account or the Administrative Agent for the account of an Issuing Bank shall be made without any offset, compensation, abatement, withholding or reduction whatsoever.

10.6     Reinstatement and Survival

Notwithstanding anything herein to the contrary, if an Issuing Bank is required at any time whether before or after the Facility A Maturity Date or the Facility B Maturity Date to make any payment under a Facility A Letter of Credit or a Facility B Letter of Credit, respectively, which was outstanding on or before the Facility A Maturity Date or the Facility B Maturity Date, respectively, each Lender shall pay over to the applicable Issuing Bank, in accordance with the provisions of this ARTICLE 10, the amount of such Lender’s Facility A Participation or such Lender’s Facility B Participation, respectively, of such amount.  If an Issuing Bank is required at any time (whether before or after the Facility A Maturity Date or the Facility B Maturity Date) to return to the Canadian Borrower or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by or on behalf of the Canadian Borrower to such Issuing Bank in reimbursement of Reimbursement Obligations and interest thereon, each Lender shall, on demand of such Issuing Bank, forthwith pay over to such Issuing Bank for its account or the Administrative Agent for the account of such Issuing Bank such Lender’s Facility A Participation or Lender’s Facility B Participation, as the case may be, of such amount, plus interest thereon from the day such demand is made to the day such amount is returned by such Lender to such Issuing Bank at the rate specified in Section 19.1.

10.7     Procedure for Issuance and Renewal of Letters of Credit

10.7.1      The Canadian Borrower may request an Issuing Bank, with a copy to the Administrative Agent, to issue a Letter of Credit under the Facility A Credit or the Facility B Credit by delivering to the Issuing Bank at its office specified from time to time to the Canadian Borrower a commercial letter of credit application or a standby letter of credit application or a letter of guarantee application, as appropriate, on the applicable Issuing Bank’s then customary form for a commercial letter of credit or standby letter of credit or letter of guarantee respectively (each such form, as it may be modified from time to time, a “Letter of Credit Application”), completed to the satisfaction of such Issuing Bank, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements set forth herein) and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request; provided that in the event of a conflict between this Agreement and the applicable Letter of Credit Application, this Agreement shall govern with respect to such conflict. In connection with a pending Permitted Acquisition, the Canadian Borrower may request the issuance of a Letter of Credit on behalf of a Person that is the subject of the pending Permitted Acquisition, provided that the Canadian Borrower shall remain liable for all obligations in respect of any such Letter of Credit.

10.7.2      Within one (1) Business Day following the date on which the Administrative Agent shall have received a copy of an application for the issuance of a Facility A Letter of Credit, the Administrative Agent shall advise the applicable Issuing Bank and the Borrower as to whether the issue of the requested Letter of Credit would result in the Letter of Credit Exposure in respect of Facility A Letters of Credit to exceed the then Facility A Available Commitment.  If the Letter of Credit Exposure in respect of Facility A Letters of Credit would exceed the then Facility A Available Commitment as a result of the issuance of the requested Letter of Credit, the Borrower shall withdraw its request.

10.7.3      Within three (3) Business Days following the date on which an Issuing Bank shall have received an application for the issuance of a Letter of Credit including the form thereof, and such additional certificates, documents and other papers and information as such Issuing Bank may have reasonably requested in satisfaction of all conditions to the issuance thereof, such Issuing Bank shall, provided the conditions of ARTICLE 12 have been complied with, issue such

Letter of Credit (if the Canadian Borrower shall have requested that such Letter of Credit be issued immediately) or (if the Canadian Borrower shall have requested in the related Letter of Credit Application that such Letter of Credit be issued at a later date) the Administrative Agent shall notify the Canadian Borrower that the applicable Issuing Bank shall, provided the conditions of ARTICLE 12 have been complied with, issue such Letter of Credit on such later date, or that the applicable Issuing Bank shall not issue such Letter of Credit by reason of a provision set forth herein.

10.7.4      The Canadian Borrower may request the extension or renewal for up to 365 days of a Letter of Credit issued for its account hereunder which is not automatically renewed in accordance with the terms contained therein, by giving written notice to the Administrative Agent and the applicable Issuing Bank at least ten (10) Business Days prior to the then current expiry date of such Letter of Credit (provided that the Issuing Bank may accommodate notices on shorter notice in its sole discretion).

10.7.5      With respect to any Letter of Credit issued hereunder which by its terms is automatically renewed or extended unless notice to the contrary is received by the beneficiary thereunder within the time period set forth therein (the “Revocation Period”), the applicable Issuing Bank shall, upon receipt of notice from the Administrative Agent (which notice must be received by the Issuing Bank not later than noon, Toronto time, ten (10) Business Days prior to the expiration of the Revocation Period), to the effect that the Required Lenders have elected not to extend the current expiry date of such Letter of Credit, promptly notify the Canadian Borrower and the beneficiary thereunder that such Letter of Credit shall not be renewed. Unless such notice from the Administrative Agent is received by the applicable Issuing Bank in respect of any Letter of Credit, such Letter of Credit shall automatically be renewed or extended in accordance with its provisions.

10.7.6      Notwithstanding anything to the contrary in this Agreement, (a) an Issuing Bank shall have no obligation to extend or renew any Letter of Credit issued hereunder to an expiry date extending beyond the Facility A Maturity Date or the Facility B Maturity Date, as the case may be, or at any time when a Default or an Event of Default has occurred which has not been waived or cured and (b) no Lender shall have any obligation to purchase a participation in an Issuing Bank’s obligations and rights under any Letter of Credit extended or renewed to a date beyond the Facility A Maturity Date or Facility B Maturity Date, as the case may be.

10.8     Reimbursement of the Issuing Bank

10.8.1      In the event that any drawing shall be made under any Facility A Letter of Credit, and if no Event of Default shall have occurred and be continuing,

10.8.1.1      the applicable Issuing Bank shall promptly notify the Canadian Borrower of such payment and of the amount thereof,

10.8.1.2      the payment by the applicable Issuing Bank of such drawing shall constitute a Canadian Rate Advance under the Facility A Credit to the Canadian Borrower by the Lenders according to their respective Facility A Participation if such Letter of Credit was in CDollars, or a US Base Rate Advance under the Facility A Credit to the Canadian Borrower by the Lenders according to their respective Facility A Participation if such Letter of Credit was in USDollars and the Canadian Borrower shall pay interest thereon at the Canadian Rate or at the US Base Rate respectively;

10.8.1.3      the applicable Issuing Bank shall notify each Lender by telecopier or by telephone (confirmed by telecopier) of such drawing and of the portion thereof constituting a Canadian Rate Advance and of the portion thereof constituting a US Base Rate Advance, and immediately upon receipt of such notice, each Lender shall make its Facility A Participation, in CDollars or USDollars, as applicable, available to the Issuing Bank by wire transfer of immediately available funds to the office of such Issuing Bank specified in such notice.

10.8.2      In the event that a drawing shall be made under any Letter of Credit and a Default or an Event of Default has occurred and is continuing (without having been cured or waived as provided in this Agreement), no Canadian Rate Advance or US Base Rate Advance, as applicable, shall be deemed to have been made in respect of such drawing and the Canadian Borrower (i) shall reimburse the applicable Issuing Bank for the amount paid on each drawing under each Letter of Credit not later than the close of business on the day on which the Canadian Borrower receives notice of such drawing, and (ii) shall pay, (A) all charges and expenses relating to such drawing as may be payable in accordance with Section 10.9 and (B) interest at the rate specified in Section 10.10 on the amount of such drawing for the period commencing on the date of any such payment and ending on the date reimbursement is received by the applicable Issuing Bank.

10.8.3      In the event that a drawing shall be made under any Facility B Letter of Credit, the Canadian Borrower (i) shall reimburse the applicable Issuing Bank for the amount paid on each drawing under each Facility B Letter of Credit, not later than the close of business on the day on which the Canadian Borrower receives notice of such drawing, and (ii) shall pay, (A) all charges and expenses relating to such drawing as may be payable in accordance with Section 10.9 and (B) interest at the rate specified in Section 10.10 on the amount of such drawing for the period commencing on the date of any such payment and ending on the date reimbursement is received by the applicable Issuing Bank.

10.9     Commissions, Fees and Charges

10.9.1      The Canadian Borrower agrees to pay for each Letter of Credit which the Canadian Borrower has requested to be issued, to (A) the applicable Issuing Bank (solely for the account of the such Issuing Bank) a non-refundable fronting fee with respect to each Letter of Credit, in an amount equal to 0.25% per annum of the face amount thereof, provided that such non-refundable fronting fee shall only be payable to the applicable Issuing Bank with respect to any Letter of Credit while there is more than one (1) Lender under this Agreement during the period when such Letter of Credit is outstanding, and (B) the Administrative Agent for the account of each Lender, a non-refundable Letter of Credit Commission, computed at a rate equal to the Applicable Margin with respect to the calculation of Letter of Credit Commission times such Lender’s Facility A Participation of the aggregate amount available to be drawn under such Letter of Credit that is a Facility A Letter of Credit or such Lender’s Facility B Participation of the aggregate amount available to be drawn under such Letter of Credit that is a Facility B Letter of Credit. Such fronting fee shall be payable quarterly in arrears for the number of days outstanding, at the rate specified above and in the currency of such Letter of Credit, on the last day of each of March, June, September and December so long as such Letter of Credit shall remain outstanding. The Letter of Credit Commissions shall be payable quarterly in arrears for the number of days outstanding, at the rate specified above and in the currency of such Letter of Credit, on the last day of each of March, June, September and December and on the Facility A Maturity Date or Facility B Maturity Date, as the case may be, so long as such Letter of Credit shall remain outstanding.

10.9.2      The Administrative Agent shall promptly distribute, at the end of each calendar quarter, all Letter of Credit Commissions received for the account of each Lender by the Administrative Agent during such calendar quarter, together with a statement from the Administrative Agent reconciling the collection and distribution of such commissions.

10.9.3      In addition, the Canadian Borrower shall pay to the applicable Issuing Bank (solely for the account of the Issuing Bank) such Issuing Bank’s standard issuance, drawing, negotiation, amendment, communication and other processing and out of pocket fees in respect of each Letter of Credit.

10.10   Interest on Amounts Disbursed under Letters of Credit

The Canadian Borrower agrees to pay to the applicable Issuing Bank interest on any and all amounts disbursed after the occurrence of a Default or Event of Default which has not been cured or waived as provided in this Agreement by such Issuing Bank under any Letter of Credit issued for its account from the date of disbursement until reimbursed in full at the rates mentioned in Section 10.8.1.  Interest accrued hereunder shall be payable on demand.  For the purposes of computing the number of days for which interest shall accrue on amounts disbursed under Letters of Credit, payments received by the Issuing Bank after 1:00 P.M., Toronto time, shall be deemed to have been received on the next following Banking Day for payments required to be made in CDollars or on the next following Business Day for payments required to be made in USDollars.  All payments (including prepayments) by the Canadian Borrower to an Issuing Bank, whether on account of the Canadian Borrower’s Reimbursement Obligation or interest thereon, on account of any fees due hereunder or otherwise, shall be made in the currency of the Letter of Credit and in immediately available funds without set off, compensation or counterclaim to the Issuing Bank.

10.11   Computation of Interest and Fees; Payment not on Business Days

10.11.1    Interest and per annum fees due under this ARTICLE 10 shall be computed on the basis of a year of 365 (or 366 in a leap year) days for actual days elapsed.  Any change in any interest rate hereunder resulting from a change in the Canadian Rate, the US Base Rate or the US Prime Rate, shall become effective as of the opening of business on the day on which such change in the Canadian Rate, the US Base Rate or the US Prime Rate becomes effective.

10.11.2    If any payment under this ARTICLE 10 becomes due and payable on a day which is not a Banking Day for payments in CDollars or a Business Day for payments in USDollars, the maturity thereof shall be extended to the next succeeding Banking Day or Business Day, as the case may be, and in the case of any amount disbursed under a Letter of Credit, interest thereon shall be payable at the then applicable rate during such extension.

10.12   Further Assurances

The Canadian Borrower hereby agrees from time to time, to do and perform any and all acts and to execute any and all further instruments required or reasonably requested by an Issuing Bank to more fully effect the purposes of this ARTICLE 10 and the issuance of the Letters of Credit hereunder.

10.13   Nature of Obligations; Indemnities

10.13.1    The obligations of the Canadian Borrower hereunder shall be absolute and unconditional under any and all circumstances and irrespective of any set off, compensation, counterclaim or defense to payment which the Canadian Borrower may have or have had against an Issuing Bank, any Lender or any beneficiary of a Letter of Credit.  The Canadian Borrower assumes all risks of the acts or omissions of the users of the Letters of Credit and all risks of the misuse of the Letters of Credit.  No Issuing Bank, any of its correspondents nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document specified in any applications for any of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any of the Letters of Credit or any of the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of any drawing to bear any reference or adequate reference to any of the Letters of Credit, or failure of anyone to note the amount of any drawing on the reverse of any of the Letters of Credit or to surrender or to take up any of the Letters of Credit or to send forward any such document apart from drawings as required by the terms of any of the Letters of Credit; (iv) for error, omissions, interruptions or delays in transmission or delivery of any messages, by mail, email, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for any error, neglect, default, suspension or insolvency of any correspondents of the Issuing Bank; (vi) for error in translation or for errors in interpretation of technical terms; (vii) for any loss or delay, in the transmission or otherwise, of any such document or drawing or of proceeds thereof; or (viii) for any other circumstances whatsoever in making or failing to make payment under a Letter of Credit; provided that in each of the circumstances referred to in clauses (i) through (viii) above the Canadian Borrower shall have, nevertheless and notwithstanding the foregoing, a claim against the applicable Issuing Bank, and the applicable Issuing Bank shall be liable to the Canadian Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, damages suffered by the Canadian Borrower which the Canadian Borrower proves were caused by such Issuing Bank’s wilful misconduct or gross negligence.  None of the above shall affect, impair or prevent the vesting of any of the rights or powers of the Issuing Bank or any of the Lenders.

10.13.2    In furtherance and extension and not in limitation of the specific provisions hereinabove in this ARTICLE 10 set forth, (i) any action taken or omitted by an Issuing Bank or by any of its respective correspondents under or in connection with any of the Letters of Credit, if taken or omitted in good faith and without wilful misconduct or gross negligence, shall be binding upon the Canadian Borrower and shall not put the applicable Issuing Bank or its respective correspondents under any resulting liability to the Canadian Borrower and (ii) an Issuing Bank may, without wilful misconduct or gross negligence, accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided, that if the applicable Issuing Bank shall receive written notification from both the beneficiary of a Letter of Credit and the Canadian Borrower that sufficiently identifies (in the opinion of such Issuing Bank) documents to be presented to such Issuing Bank which are not to be honoured, such Issuing Bank agrees that it will not honour such documents.

10.13.3    The Canadian Borrower hereby agrees at all times to protect, indemnify and save harmless each Issuing Bank and each Lender participating in a Letter of Credit, from and against any and all claims, actions, suits and other legal proceedings, and from and against any and all losses, claims, demands, liabilities and damages, which they or any of them may, at any time, sustain or incur by reason of or in consequence of or arising out of the issuance of any of the Letters of Credit issued for its account (all of the foregoing, collectively, the “indemnified liabilities”), it being the intention of the parties that this Agreement shall be construed and applied to protect and indemnify each Issuing Bank and each Lender participating in a Letter of Credit against any and all risks involved in the issuance of all of the Letters of Credit, all of which risks, whether or not foreseeable, being hereby assumed by the Canadian Borrower, including, without limitation, any and all risks of all acts by any Governmental Authority and any and all claims by correspondents used in connection with a Letter of Credit, provided that the Canadian Borrower shall not have any obligation hereunder to an indemnified party with respect to indemnified liabilities arising from the gross negligence or wilful misconduct of such indemnified party.  No Issuing Bank nor any Lender shall, in any way, be liable for any failure by it or anyone else to pay a draft drawn under any of the Letters of Credit as a result of any acts, whether rightful or wrongful, of any Governmental Authority or any correspondent used in connection with a Letter of Credit or any other cause not readily within their control or the control of their respective correspondents.  Without limiting the generality of the foregoing, the Canadian Borrower shall be responsible for, and shall reimburse the applicable Issuing Bank forthwith upon its receipt of any demand therefor, any and all commissions, fees and other charges paid or payable by such Issuing Bank to any foreign bank which shall be an advising bank or a beneficiary of a Letter of Credit issued for its account which shall, in reliance thereon, have issued its own letter of credit in respect of obligations of the Canadian Borrower.

10.13.4    The Canadian Borrower agrees that any terms and conditions in any Letter of Credit Application shall also apply in respect of the Letter of Credit issued pursuant to such application; provided that in the event of a conflict between this Agreement and the applicable Letter of Credit Application, this Agreement shall govern with respect to such conflict.

10.14   Payments upon any Event of Default

The Canadian Borrower agrees that upon the occurrence and during the continuance of any Event of Default, in addition to all other rights and remedies, each Issuing Bank shall at the request, or may with the consent of the Required Lenders, by notice to the Canadian Borrower demand immediate delivery of cash collateral and the Canadian Borrower agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit issued for the account of the Canadian Borrower, provided that such cash collateral shall be immediately due and payable upon the occurrence of any Event of Default described in Section 15.1.8.  Such cash collateral shall be deposited in a special cash collateral account to be held by the applicable Issuing Bank as collateral security and as a pledge for the payment and performance of the Canadian Borrower’s obligations under this Agreement to each Issuing Bank and the Lenders under the Facility A Credit or the Facility B Credit, as the case may be.

ARTICLE 11

PAYMENTS, TAXES, EXPENSES AND INDEMNITY

11.1     Payments to Administrative Agent

Unless otherwise specifically provided for, each Borrower shall make each payment (other than payments in respect of the Swingline Loan) pursuant to this Agreement before 11:00 a.m. (Toronto time) on the day specified for payment.  All such payments shall be made by the Borrower in immediately available funds having same day value to, unless otherwise specifically provided for herein, the Administrative Agent, for its account or for the account of the Lenders, in the Administrative Agent’s accounts set out in Schedule 11.1, or at any other office or account designated by the Administrative Agent.  Whenever a payment is due to be made on a day that is not a Banking Day, for payments in CDollars, or a Business Day, for payments in USDollars, the day for payment shall be the following Banking Day or Business Day, as the case may be.

11.2     Payments to Swingline Lender

Unless otherwise specifically provided for herein, the Canadian Borrower shall make each payment due to the Swingline Lender pursuant to this Agreement before 11:00 a.m. (Toronto time) on the day specified for payment.  All such payments shall be made by the Borrower in immediately available funds having same day value to the Swingline Lender, for its own account, at the Swingline Lender’s branch at First Canadian Place, 100 King Street, Toronto, Ontario, or at any other office and in the accounts designated from time to time by the Swingline Lender in Canada.  Whenever a payment is due to be made on a day that is not a Banking Day, for payments in CDollars, or a day that is not a Business Day, for payments in USDollars, the day for payment shall be the following Banking Day or Business Day, as the case may be.

11.3     Payments by Lenders to Administrative Agent

11.3.1      All payments in CDollars to be made by any Lender to the Administrative Agent shall be made in immediately available funds having same day value to the Administrative Agent, for the relevant Borrower’s account (unless otherwise specified), at the branch, office or account mentioned in or designated under Section 11.1 for CDollar payments and at the time designated herein.

11.3.2      All payments in USDollars to be made by any Lender to the Administrative Agent shall be made in immediately available funds having same day value to the Administrative Agent, for the relevant Borrower’s account (unless otherwise specified), at the branch, office or account mentioned in or designated under Section 11.1 for USDollar payments and at the time designated herein.

11.4     Payments by Administrative Agent to Borrower

Any payments received by the Administrative Agent for the account of the relevant Borrower shall be paid in funds having same day value to the relevant Borrower by the Administrative Agent on the date of receipt, or if such date is not a Banking Day for CDollars payments or a Business Day for USDollars payments or if received after 11:00 a.m. on a Banking Day or Business Day respectively, on the next Banking Day or Business Day respectively, if in CDollars, to the CDollar Current Account or, if in USDollars to the USDollar Current Account or such other bank account of the relevant Borrower at Bank of Montreal designated in writing from time to time by the relevant Borrower to the Administrative Agent.

11.5     Distribution to Lenders and Application of Payments

Except as otherwise indicated herein, all payments made to the Administrative Agent by the Borrower for the account of the Lenders in connection herewith shall be distributed, the same day or if such day is not a Banking Day for CDollars payments or a Business Day for USDollars payments or if received after 11:00 a.m. on a Banking Day or Business Day respectively, on the next Banking Day or Business Day respectively, by the Administrative Agent in funds having same day value among the Lenders to the accounts last designated in writing by the Lenders respectively to the Administrative Agent pro rata in accordance with their respective Facility A Participations, Facility B Participations, Facility C Participations or Facility D Participations, as the case may be.

11.6     Currency of Payment

Principal, interest and interest on overdue amounts on the LIBO Rate Loan, any LIBO Rate Advance, the US Base Rate Loan and any amounts in respect of Letters of Credit denominated in USDollars payable by the Borrower shall be paid in USDollars and principal, interest and interest on overdue amounts on the Canadian Rate Loan, any amounts payable in respect of Acceptances and any amounts payable in respect of Letters of Credit denominated in CDollars shall be paid in CDollars. All amounts payable in respect of Letters of Credit denominated in other currencies (if permitted hereunder) shall be paid in such currency. All other amounts payable by the Borrower under this Agreement shall be payable in CDollars, unless otherwise indicated herein.

11.7     Set-Off

Each Borrower shall make all payments hereunder regardless of any counterclaim, compensation or set-off.

11.8     Taxes

Each Borrower shall make all payments required under this Agreement free and clear of, and exempt from, and without deduction for, or on account of, any Tax, unless such deduction or withholding is required by Applicable Law. For greater certainty, the obligations of the Obligor described in Section 17.2 apply in respect of all Taxes so deducted or withheld that are not Excluded Taxes.

11.9     Application of Payments

11.9.1      All payments made by or on behalf of the Canadian Borrower or the US Borrower pursuant to this Agreement prior to the occurrence of an Event of Default that is continuing and has not been waived shall be applied by the Administrative Agent in accordance with the provisions of Section 11.9.3 in the following order:

11.9.1.1      to amounts due pursuant to Section 8.13 and 8.14, as and by way of Administrative Agent’s fees and other fees referred to in such Sections;

11.9.1.2      to amounts due pursuant to Section 8.12, as and by way of commitment fees;

11.9.1.3      in the case of payments by the Canadian Borrower, to amounts due pursuant to Section 10.9, as and by way of Letter of Credit fees;

11.9.1.4      to amounts due pursuant to ARTICLE 21, as and by way of expenses;

11.9.1.5      to amounts due pursuant to Sections 10.13.3, 11.10, 17.2.3, 20.5 and 21.2, as and by way of indemnity;

11.9.1.6      to amounts due pursuant to Section 8.9, as and by way of default interest on overdue amounts;

11.9.1.7      to amounts due pursuant to Sections 8.2, 8.3, 8.4, 8.5, 8.6, 8.11 and 9.4, as and by way of interest, Acceptance Fee and discount;

11.9.1.8      in the case of payments by the Canadian Borrower, to amounts due pursuant to Sections 10.8, as and by way of principal in respect of Reimbursement Obligations;

11.9.1.9      to amounts due pursuant to ARTICLE 7 as and by way of principal; and

11.9.1.10    in payment of any other amounts then due and payable by the Obligors hereunder or under any of the other Loan Documents.

The foregoing shall not apply to any amount deposited from time to time in the CDollar Current Account or the USDollar Current Account prior to the occurrence and continuance of an Event of Default. For greater certainty, payments made by the US Borrower shall be applied to amounts due as set forth above in relation to the Facility C Credit.

11.9.2      After the occurrence of an Event of Default that is continuing and has not been waived, all payments made by or on behalf of the Obligors pursuant to this Agreement and the other Loan Documents and all sums received or realized on account of amounts owing hereunder or under the other Loan Documents shall be paid to and be appropriated and applied proportionately by the Administrative Agent towards the Obligations of the Obligors to the Lenders and Hedge Providers in accordance with the Intercreditor Agreement on a pari passu basis or as otherwise directed by the Required Lenders and the Hedge Providers, and any such appropriation and application shall override any appropriations or applications made by the Borrower; and

11.9.3      The Lenders agree among themselves that all sums received by the Lenders for application against amounts owing under this Agreement and under the other Loan Documents and referred to in one of Section 11.9.1.2 through 11.9.1.10 shall be shared by each Lender in the proportion borne by the amounts owing to such Lender under such subparagraph to the amounts owing to all Lenders under such subparagraph.

11.10   Supplying Documents and Indemnity

11.10.1    Each Obligor shall supply all statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Lenders or the Administrative Agent pursuant to this Agreement and the other Loan Documents without cost to any Lender or to the Administrative Agent.

11.10.2    Without prejudice to the rights of the Lenders under the provisions of Section 8.9, the Borrower agrees to indemnify each Lender against any loss or reasonable expense which it may sustain or incur in obtaining or redeploying deposits as a result of the failure by the Borrower to pay when due any principal of the Loan or for any reason to borrow in accordance with a Notice of Borrowing given by the Borrower to the Administrative Agent, to the extent that any such loss or reasonable expense is not recovered pursuant to any other provisions hereof.  A certificate of a Lender or the Administrative Agent setting forth the basis for the determination of the interest due on overdue principal or interest and of the amounts necessary to indemnify such Lender in respect of such loss or reasonable expense, submitted to the Borrower, shall, in the absence of manifest error, be conclusive and binding for all purposes.

11.10.3    Notwithstanding any other provision of this Agreement, if for any reason, including the acceleration of the maturity of the Loan or as a result of the application of Section 17.3, Section 17.4 or Section 23.3.2, the Borrower prepays, repays or converts all or any portion of the LIBO Rate Loan on a day other than the last day of the then current Interest Period applicable to the LIBO Rate Loan or a LIBO Rate Loan Portion, or if the Borrower, having given a Notice of Borrowing requesting a LIBO Rate Advance, fails for any reason to fulfil on or before the Drawdown Date for such Borrowing the applicable conditions set forth in Section 12.2, the Borrower shall on demand pay to the Administrative Agent, for the account of each Lender, the amount required to indemnify such Lender for any loss, cost or reasonable expense incurred by such Lender as a result of such payment or conversion or failure to fulfil such conditions including, without limitation, any loss or expense incurred in liquidating or in maintaining or redeploying deposits or other funds obtained by such Lender to fund or maintain the LIBO Rate Loan or such LIBO Rate Loan Portion.  A certificate of a Lender setting out the basis of the determination of the amount necessary to indemnify it shall, in the absence of manifest error, be conclusive and binding for all purposes.

11.11   Non-Receipt by Administrative Agent

Without prejudice to the rights of the Administrative Agent under ARTICLE 19, where a sum is to be paid hereunder to the Administrative Agent for the account of another party hereto, the Administrative Agent shall not be obliged to make the same available to that other party hereto until it has been able to establish that it has actually received such sum.

11.12   Survival of Indemnification Obligations

Without prejudice to the survival or termination of any other agreement of the Borrowers under this Agreement, the obligations of the Borrowers under Sections 10.13.3, 11.10, 17.1 and 17.2 and under ARTICLE 21 shall survive the execution hereof, the termination of the Total Commitment and the repayment in full of the Loan.

ARTICLE 12

CONDITIONS OF LENDING

12.1     Conditions Precedent to the Closing Date

The effectiveness of this Agreement is subject to and conditional upon the prior fulfilment of the following conditions to the satisfaction of the Administrative Agent and the Lenders:

12.1.1      On or prior to 4:00 p.m. (Toronto time) on the Banking Day before the Closing Date, the Administrative Agent shall have received from the Borrower, in sufficient quantities to provide one copy to each Lender and to the Administrative Agent, the following, each dated as of a date satisfactory to the Lenders and in form and substance satisfactory to the Lenders:

12.1.1.1      this Agreement duly executed by the Obligors, the Lenders and the Administrative Agent;

12.1.1.2      the Intercreditor Agreement duly executed by the Obligors, the Lenders, the Hedge Providers and the Administrative Agent;

12.1.1.3      certified copies of the charter and by-laws of each Obligor and of all documents and resolutions evidencing necessary corporate action on their part approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and evidencing any other necessary corporate action with respect to this Agreement, the other Loan Documents and the instruments, certificates or other documents contemplated herein, and approving and authorizing the manner in which and by whom the foregoing documents are to be executed and delivered;

12.1.1.4      a certificate of status, compliance, good standing or like certificate with respect to each Obligor issued by the appropriate government officials of the jurisdiction of its incorporation or amalgamation, as applicable, and each jurisdiction in which they carry on business if applicable;

12.1.1.5      certified copies of the Required Approvals, if any;

12.1.1.6      a certificate of a Responsible Officer of each Obligor certifying the names and true signature of their officers authorized to sign this Agreement, the other Loan Documents and any other documents or certificates to be delivered pursuant to this Agreement;

12.1.1.7      certificates of insurance in accordance with the requirements of Section 13.4;

12.1.1.8      copies of any existing Phase 1 environmental assessment and environmental audits in respect of all Material Real Property owned or leased by the Obligors which have not previously been delivered to the Administrative Agent;

12.1.1.9      the Guarantees and Security Documents duly authorized, executed and delivered by each of the Obligors parties hereto to the extent required by the Collateral and Guarantee Requirement to the extent such Security Documents have not previously been delivered to the Administrative Agent;

12.1.1.10    a certificate of a Responsible Officer of the Borrower certifying that, on the Closing Date, the Borrower is in compliance with the financial ratios set forth in Section 13.2.1;

12.1.1.11    certified copy of the Term Loan Agreement including all amendments thereto;

12.1.1.12    the results of Lien searches of all filings, registrations or recordings of or with respect to all the Assets (other than real property) of the

Obligors (i) for Canadian Obligors, in each jurisdiction in which their respective Assets are located or they have an office (which Assets in such jurisdiction have a value exceeding $1,000,000), and (ii) for US Obligors, in their jurisdiction of organization, in each case, together with such other documents that the Lenders shall reasonably require evidencing, to the entire satisfaction of the Lenders, that all such Assets are free and clear of all Liens, other than Permitted Liens;

12.1.1.13    a favourable opinion of Stikeman Elliott LLP, Canadian counsel to the Borrower, and Simpson Thacher & Bartlett LLP, United States counsel to the Borrower, in form and substance acceptable to the Administrative Agent and the Lenders, addressed to the Administrative Agent, the Lenders and Lenders’ Counsel; and

12.1.1.14    a favourable report of Lenders’ Counsel, addressed to the Administrative Agent and to each Lender;

12.1.2      each of the Security Documents or financing statements, notices or applications in respect thereof, shall have been duly registered, filed and recorded against all Material Real Property of each Obligor, if any, and in all other places and in all jurisdictions which the Lenders shall require, to the entire satisfaction of the Lenders and Lenders’ Counsel and the Administrative Agent shall have received evidence satisfactory to the Lenders and Lenders’ Counsel of such registrations, recordings or filings and that the Security Interests thereunder constitute valid, effective and perfected first priority Security Interests, subject only to Permitted Liens, except to the extent delivery of Security Documents and related confirmation of title insurance in respect of Material Real Property is due at a date following Closing;

12.1.3      receipt by the Administrative Agent of all estoppel letters reasonably required by the Administrative Agent in accordance with the requirements of Schedule 14.1, to the extent not previously delivered to the Administrative Agent;

12.1.4      receipt by each Lender of all information and documents required by such Lender to meet its obligations with respect to “know your customer” rules and rules under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act and its regulations (or similar Applicable Law);

12.1.5      no event has occurred which constitutes a Material Adverse Effect since September 30, 2019; and

12.1.6      all amounts due and payable on or before the initial Advance by the Borrower pursuant to this Agreement and the other Loan Documents, including reasonable out of pocket costs, work fees and reasonable legal fees of the Administrative Agent and the Lenders (including reasonable legal fees of Lenders’ Counsel), shall have been paid or be paid out of the proceeds of the initial Advance under Facility A Credit.

12.2     Conditions Precedent to each Advance

The obligation of each Lender to make each Advance (including the initial Advance), each Conversion Advance and each Rollover Advance and of the Issuing Bank to issue each Letter of Credit (including the first Letter of Credit) is subject to and conditional upon the prior fulfilment of the following conditions to the satisfaction of the Administrative Agent:

12.2.1      the Administrative Agent shall have received, as applicable, a Notice of Borrowing prior to the Drawdown Date as required in Section 3.2, Section 5.2 or Section 6.2, as applicable, or a Notice of Conversion prior to the Conversion Date as required in Section 3.8, Section 5.6 or Section 6.6, as applicable, or a Notice of Rollover prior to the Rollover Date as required in Section 7.13, Section 9.2 or Section 9.3, as applicable, or a Letter of Credit Application as required in Section 10.7.1; and

12.2.2      on the date of each such Advance, Conversion Advance, Rollover Advance or the issuance of such Letter of Credit, as applicable, the following statements shall be true to the satisfaction of the Administrative Agent (and the acceptance by the Borrower of the proceeds of such Advance or Conversion Advance or Rollover Advance or the issuance of such Letter of Credit, as applicable, shall be deemed to constitute a representation and warranty by the Borrower that on the date of such Advance or issuance of the Letter of Credit, as applicable, such statements are true):

12.2.2.1      the representations and warranties contained in ARTICLE 2, subject to any revision or update to Schedules to be made pursuant to Section 13.1.2.8 (but without waiving the obligation of the Borrower pursuant to the Agreement to give prompt notice to the Administrative Agent of certain changes which will have to be subsequently reflected in revisions or updates to Schedules pursuant to Section 13.1.2.8) and, except the representations and warranties of Section 2.1.16 (which shall be read as if they referred to the most recent financial statements delivered by the Borrower to the Administrative Agent pursuant to Section 13.1.2), are true and correct in all material respects on and as of the date of such Advance, Conversion Advance, Rollover Advance or issuance of the Letter of Credit, as applicable, as though made on and as of such date; and

12.2.2.2      no event has occurred and is continuing, or would result from such Advance, Conversion Advance, Rollover Advance or Letter of Credit, as applicable, which constitutes a Default or an Event of Default, or, in connection with an Advance requested to fund a Limited Condition Transaction, subject to Section 1.15, on the date on which the definitive agreement governing the relevant Permitted Acquisition is executed, immediately before and immediately after giving pro forma effect to such Permitted Acquisition (including any Indebtedness of the Person or the Assets to be acquired and any incurrence, assumption or repayment of Indebtedness or Liens which is reasonably expected to occur in connection with the closing of the

Limited Condition Transaction and the use of proceeds thereof), no Default or Event of Default shall have occurred and be continuing and on the date of the Advance funding the relevant Acquisition, no Event of Default pursuant to Section 15.1.1, Section 15.1.2 or Section 15.1.8 has occurred and is continuing or would result from such Advance.

12.3     Waiver

The terms and conditions of Sections 12.1 to 12.2 are inserted for the sole benefit of the Lenders and may be waived by the Administrative Agent on instruction from the unanimous Lenders in whole or in part, with or without terms or conditions, in respect of any Advance, Conversion Advance, Rollover Advance or Letter of Credit, as applicable, without prejudicing the right of the Lenders to assert these terms and conditions in whole or in part in respect of any other Advance, Conversion Advance, Rollover Advance or Letter of Credit, as applicable.

ARTICLE 13

COVENANTS

13.1     Affirmative Covenants

So long as any amount owing under this Agreement or the other Loan Documents remains unpaid or the Swingline Lender has any obligation under this Agreement or any Lender has any Commitment under this Agreement, and unless consent is given in accordance with Section 23.3, each Obligor covenants and agrees and the Canadian Borrower shall cause each of its Restricted Subsidiaries to:

13.1.1      Duly Pay and Perform:  It will duly and punctually pay all sums of money due by it under the terms of this Agreement, the other Loan Documents or otherwise at the times and places and in the manner provided for by this Agreement, the other Loan Documents or any other applicable agreement and shall duly and punctually perform and observe all other obligations on its part to be performed or observed hereunder or thereunder at the times and in the manner provided for herein or therein;

13.1.2      Financial and Other Information:  It will furnish or cause to be furnished to the Administrative Agent by electronic means for distribution to each Lender:

13.1.2.1      Notice of Default: As soon as possible and in any event within five (5) Banking Days after the occurrence of each Event of Default or becoming aware of each event which constitutes a Default, a statement of a Responsible Officer of the relevant Obligor setting forth details of such Event of Default or Default and the action which such Obligor proposes to take with respect thereto;

13.1.2.2      Financial Statements for the Canadian Borrower.

13.1.2.2.1    Quarterly Financial Statements: On the earlier of (i) the date of filing with the SEC or any other securities regulatory authority and (ii) forty-five (45) days after the close of each quarterly accounting period in each fiscal year of the Canadian Borrower, the unaudited in-house consolidated financial statements for such quarterly period (including a breakdown by business line) subject to normal year-end auditing adjustments;

13.1.2.2.2    Annual Consolidated Financial Statements: On the earlier of (i) the date of filing with the SEC or any other securities regulatory authority and (ii) one hundred and twenty (120) days after the end of each fiscal year of the Canadian Borrower, the audited consolidated financial statements and related management discussion and analysis for such fiscal year, setting forth in comparative form the figures and as at the end of and for the previous fiscal year, are accompanied by an by an audit report of the Auditors, which report shall include an opinion of the Auditors, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than solely as a result of the impending maturity of any Loan or Commitment);

13.1.2.2.3    The obligations in Sections 13.1.2.2.1 and 13.1.2.2.2 may be satisfied with respect to financial information of the Canadian Borrower and its Subsidiaries by (i) the Canadian Borrower’s Form 10-Q or 10- K, as applicable, filed with the SEC at the time of filing with the SEC or (ii) the Canadian Borrower's quarterly and annual financial statements, as applicable, filed in accordance with applicable Canadian securities laws, at the time of filing on the System for Electronic Document Analysis and Retrieval; provided that, to the extent such information is in lieu of information required to be provided under Section 13.1.2.2.2, such materials are accompanied by an by an audit report of the Auditors, which report shall include an opinion of the Auditors, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than solely as a result of the impending maturity of any Loan or Commitment);

13.1.2.3      Quarterly Officer’s Certificate: At each time financial statements are delivered pursuant to Section 13.1.2.2.1, 13.1.2.2.2 or 13.1.2.2.3, a certificate of a Responsible Officer of the Canadian Borrower acceptable to the Administrative Agent and in substantially the form of Schedule 13.1.2.2.3;

13.1.2.4      Quarterly Adjusted EBITDA and Leverage Ratio Calculation: At each time financial statements are delivered or made available pursuant to Section 13.1.2.2.1, 13.1.2.2.2 or 13.1.2.2.3, the certificate delivered pursuant to Section 13.1.2.3 shall set forth reasonably detailed calculations of the Adjusted EBITDA for the rolling four-quarter period ending on the fiscal quarter for which such certificate is being delivered, a calculation of the Leverage Ratio as at the last day of the fiscal quarter for which such certificate is being delivered and a statement as to the aggregate amount of the Facility A Loan (including the Swingline Loan), the Facility C Loan and the Facility D Loan outstanding on the last day of the fiscal quarter for which such certificate is being delivered and a calculation of the percentage that such amount is of the aggregate of the Facility A Commitment (including the Swingline Limit), the Facility C Commitment and the Facility D Commitment);

13.1.2.5      Pro Forma Adjustment and Management’s Discussion: At each time financial statements are delivered or made available pursuant to Section 13.1.2.2.1,  13.1.2.2.2 or 13.1.2.2.3, to the extent delivered under the Term Loan Agreement and at such time as required to be delivered under the Term Loan Agreement, (a) an internally prepared management summary of pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and (b) a management’s discussion and analysis;

13.1.2.6      Annual Financial Forecast:  No later than one hundred and twenty (120) days following each fiscal year end of the Canadian Borrower, the annual financial forecast of the Canadian Borrower and its Subsidiaries in form acceptable to the Administrative Agent, including financial projections on a quarterly basis for the coming year, income statement, balance sheet, cash flow statement, capital expenditure budget, detailed list of assumptions and projected compliance ratios, and from time to time as mutually agreed to between the Canadian Borrower and the Administrative Agent, amendments and updates thereto;

13.1.2.7      Material Adverse Effect: As soon as possible, and in any event within five (5) Business Days of a Responsible Officer of an Obligor becomes aware of it, written notice of any change or effect which has or could have a Material Adverse Effect, accompanied with all reasonable details thereof;

13.1.2.8      Revision or Update to Schedules: Should any of the information or disclosures provided on any of the Schedules in relation to a representation that is not only expressed as of a specific date become outdated or incorrect in any material respect during any fiscal quarter, and such information or disclosures has not otherwise been supplemented in perfection certificates delivered to the Administrative Agent in relation to any Restricted Subsidiaries that are the subject of Permitted Acquisitions such that with the information provided in such perfection certificates, the information and disclosures are collectively not outdated or incorrect in any material respect, within thirty (30) days of the end of such quarter, such revisions or updates to such Schedule(s) as may be necessary or appropriate to up-date or correct such Schedule(s);

13.1.2.9      Notice of Litigation, Etc.: As soon as possible, and in any event within five (5) Business Days after any Obligor has received notice of the commencement thereof, written notice of any litigation, proceeding or dispute affecting any of the Obligors or their respective property before any court, tribunal, commission or other administrative agency which could reasonably be expected to result in a potential liability in excess of C$7,500,000 or have a Material Adverse Effect; from time to time, each Obligor shall provide all reasonable information requested by the Administrative Agent concerning the status of any such litigation, proceeding or dispute;

13.1.2.10    Notices from Ministry of Environment: As soon as possible, and in any event within five (5) Business Days after any Obligor has received notice of same, written notice of any update, notice or other correspondence received from any Ministry of Environment pertaining to compliance with all Environmental Laws if such update, notice or other correspondence could reasonably be expected to result in a potential liability in excess of C$7,500,000 or have a Material Adverse Effect; from time to time, each Obligor shall provide all reasonable information requested by the Administrative Agent concerning the status of any such documentation;

13.1.2.11    Notice of Lien: As soon as possible, and in any event, within five (5) days of acquiring knowledge that a material Lien exists against the Assets of the Obligors or any one thereof that is not a Permitted Lien;

13.1.2.12    Notice of Restricted Subsidiaries: Together with the delivery of the officer’s certificate delivered pursuant to Section 13.1.2.2.3 with respect to the financial statements referred to in Section  13.1.2.2.2 a list of each Subsidiary of the Canadian Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list or other disclosure of such information to the Administrative Agent;

13.1.2.13    Information Provided to Other Creditors: Promptly after the furnishing thereof, copies of any material statements or material reports (that are not otherwise furnished hereunder to the

Administrative Agent) furnished to the Term Lenders or the trustee under the High Yield Notes;

13.1.2.14    Financial Management Letters: Promptly upon receipt thereof, copies of any detailed final management letters submitted to the board of directors (or the audit committee of the board of directors) of the Canadian Borrower by the Canadian Borrower’s auditors in connection with the accounts or books of the Canadian Borrower or any Subsidiary or any audit of any of them; and

13.1.2.15    Other Information: Such other information respecting the condition or operations, financial or otherwise, of each of the Obligors, as the Administrative Agent may from time to time reasonably request;

13.1.3      Payment of Taxes: It will promptly pay and discharge all lawful and material Taxes assessed against it or imposed upon its income and profits of, or upon any property belonging to it before the same shall become in default, as well as all lawful and material claims for labour, materials and supplies which, if unpaid, might become a Lien other than a Permitted Lien upon such property or any part thereof, provided, however, that it shall not be required to cause to be paid and discharged any such Tax, claims for labour, materials or supplies as long as the amount or validity thereof shall be diligently contested by it in good faith by appropriate proceedings and it shall have set aside on its books and records reserves or provisions with respect thereto that it considers adequate or necessary;

13.1.4      Books and Records: It will keep true and complete books and records and accounts in accordance with Applicable Accounting Principles;

13.1.5      Permit Inspections: It will permit the Administrative Agent, by its representatives and agents, after reasonable notice, to visit or inspect its Assets, including, without limitation, corporate books, computer files and tapes and financial records, to examine and make copies of its books of accounts and other financial records and to discuss its affairs, finances and accounts with, and to be advised as to the same by, their respective senior officers at such reasonable times during normal business hours and intervals as the Administrative Agent may designate and, provided that no Default or Event of Default has occurred and is continuing (without having been cured or waived as provided in this Agreement), as agreed with the Canadian Borrower;

13.1.6      Preservation of Existence (Corporate or other) and Related Matters: It will at all times cause to be done all things necessary to preserve and keep in full force and effect its legal existence (corporate or other) and all material rights, franchises, licences and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction which requires such qualification and authorization, unless failure to do so could not reasonably be expected to have a Material Adverse Effect;

13.1.7      Operation and Maintenance of Properties: It will operate, maintain and preserve in good repair, working order and condition (ordinary wear and tear excepted), all its material Assets necessary for the proper conduct of its business;

13.1.8      Compliance with Laws, including Environmental Laws; Notices: It will, at all times, comply in all material respects with all Applicable Laws, including without limitation, Environmental Laws of any jurisdiction applicable to it or any of its Assets, except where such compliance is being contested in good faith by appropriate legal proceedings diligently pursued or where failing to comply could not reasonably be expected to have a Material Adverse Effect;

13.1.9      Collateral and Guarantee Requirement: It shall be a requirement (the “Collateral and Guarantee Requirement”) from and after the Closing Date, that:

13.1.9.1      the Administrative Agent shall have received each Security Document required to be delivered (i) on the Closing Date including without limitation those Security Documents listed on Schedule 14.1 or (ii) on such other dates as required pursuant to Sections 13.1.10, 13.1.13 and 13.1.14 or the Security Documents, duly executed by each Obligor party thereto;

13.1.9.2      all Obligations (for certainty, including the Obligations of the Canadian Borrower under its Guarantee of the Obligations of the US Borrower) shall have been unconditionally guaranteed by (i) the Canadian Borrower (ii) each Restricted Subsidiary of the Canadian Borrower that is not an Excluded Subsidiary (iii) the US Borrower and (iv) any Restricted Subsidiary of the Canadian Borrower that provides a Guarantee in favour of the Term Loan Lenders or is required to be a guarantor pursuant to the provisions of the Term Loan Agreement, provided that no Guarantor will be required to provide a Guarantee of its own direct obligations under (x) any Loan Document or (y) any Permitted Hedging Agreement or Secured Cash Management Agreement to which it is a party as a direct obligor;

13.1.9.3      all Obligations of the US Borrower shall have been unconditionally guaranteed by the Canadian Borrower;

13.1.9.4      the Obligations of each Obligor shall have been secured by a first-priority security interest (subject to Permitted Liens) in all Equity Interests of each Restricted Subsidiary that is a Wholly Owned Subsidiary other than (i) any Restricted Subsidiary that is an Immaterial Subsidiary, (ii) any Restricted Subsidiary that is a Special Purpose Financing Vehicle, and (iii) Equity Interests described in clause 1.1.105.2 of the definition of Excluded Assets;

13.1.9.5      except to the extent otherwise provided hereunder or under any Security Document, and subject to Permitted Liens, the Obligations shall have been secured by a valid and perfected security interest in substantially all tangible and intangible assets of each Obligor (including accounts receivable, inventory, equipment, investment property, contract rights, registered intellectual property (including applications for registered intellectual property, but excluding any “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d), or an “Amendment to Allege Use” pursuant to Section 1(c), of the Lanham Act, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such application under applicable federal Applicable Laws), other general intangibles, and solely to the extent required by Section 13.1.10, mortgages on Material Real Property and, in each case, proceeds of the foregoing), in each case, with the priority required by the Security Documents (to the extent such security interest may be perfected by delivering certificated securities and Material Debt Instruments, solely to the extent required by Section 13.1.10, filing any Security Documents in the appropriate filing or land registry office of the county or municipality where the respective mortgaged property is located, filing financing statements under the Uniform Commercial Code or PPSA or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office or the Canadian Intellectual Property Office);

13.1.9.6      the Administrative Agent shall have received counterparts of Security Documents including a mortgage and other documentation required to be delivered, with respect to each Material Real Property, if any, pursuant to Section 13.1.10; and

13.1.9.7      the combined total tangible Assets and Adjusted EBITDA of the Canadian Borrower and Guarantors shall directly represent not less than 85% of the total tangible Assets and Adjusted EBITDA of the Canadian Borrower and its Subsidiaries determined on a consolidated basis (but excluding the tangible Assets and EBITDA of any Joint Venture) (the “Minimum Guarantor Requirement”);

Subject to Section 13.1.9.7, this Section 13.1.9 and the Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of or security interests in, mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Assets.  The Administrative Agent may grant extensions of time for the perfection of security interests in or the delivery of the Security Documents and the obtaining of title insurance, surveys and abstracts with respect to particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Obligors) where it reasonably determines, in consultation with the Canadian Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

Notwithstanding anything to the contrary, there shall be no requirement for (and no Default under the Loan Documents shall arise out of the lack of (A) actions in, or required by the Applicable Laws of, any jurisdiction other than the United States (or any state thereof or the District of Columbia) or Canada (or any province thereof) in order to create, perfect or maintain any security interests in any assets (including, without limitation, any intellectual property registered outside the United States or Canada and all real property located outside the United States or Canada) (it being understood that there shall be no security agreements, pledge agreements or similar security documents governed by the Applicable Laws of any jurisdiction outside the United States or Canada) and (B) actions required to be taken to perfect by “control” with respect to any Collateral (other than delivery of certificated securities required to be pledged in accordance with Section 13.1.9.4), including control agreements or similar agreements in respect of any deposit accounts, securities accounts, commodities accounts or other bank accounts except to the extent required by Section 13.1.14;

13.1.10    New Subsidiaries to Guarantee and Give Security: from and after the Closing Date, at the Canadian Borrower’s expense, in accordance with and subject to the terms, conditions, and limitations of Collateral and Guarantee Requirement and any applicable limitation in any Security Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including, within sixty (60) days (or such longer period as the Administrative Agent may agree to in its reasonable discretion) after the formation, incorporation or acquisition of any new direct or indirect Wholly Owned Material Subsidiary (in each case, other than an Excluded Subsidiary) the designation in accordance with Section 13.1.15 of any existing direct or indirect Wholly Owned Material Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary) by any Obligor or upon any Wholly Owned Material Subsidiary ceasing to be an Excluded Subsidiary (including formation, incorporation or acquisition pursuant to an Acquisition but to the extent the Subsidiary is created for the purpose of making a Permitted Acquisition, such 60-day period shall commence from the date of closing of the Permitted Acquisition), subject to the First Lien Intercreditor Agreement:

13.1.10.1    the Canadian Borrower shall cause each such Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to execute and deliver to the Administrative Agent unconditional joint and several guarantees and Security Documents (to the extent applicable) and other Loan Documents together with such other documents reasonably requested by the Administrative Agent consistent with the terms of this Agreement, including an acknowledgement and consent by such Subsidiary to this Agreement and a joinder agreement to become party to this Agreement and, to the extent applicable, security over all Assets of such Subsidiary by way of valid and enforceable first ranking perfected Security Interests for the benefit of the Administrative

Agent and the Lenders, subject only to Permitted Liens and such other information as the Administrative Agent shall reasonably request, including without limitation, officer’s certificates, financial statements, title and search reports, resolutions, charter documents, legal opinions and any other documents referred to in Section 12.1, all in form and substance satisfactory to the Lenders;

13.1.10.2    the Canadian Borrower shall cause to be delivered any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and any instruments evidencing the Indebtedness held by such Subsidiary and required to be pledged pursuant to the Security Documents, endorsed in blank to the Administrative Agent;

13.1.10.3    take whatever action (including the filing of financing statements under the Uniform Commercial Code, PPSA or other Applicable Laws and other applicable registration forms and filing statements, and delivery of stock and other membership interest certificates and powers to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected (to the extent required by the Collateral and Guarantee Requirement and the Security Documents) Liens required by the Collateral and Guarantee Requirement;

13.1.10.4    in the case of Material Real Property, within 90 days after the date of the applicable formation, incorporation or acquisition (or such longer period as the Administrative Agent may agree in its discretion), provide the Administrative Agent with a Mortgage and the other documentation and actions required by Section 14.3;

13.1.10.5    deliver to the Administrative Agent, within (i) ninety (90) days after the formation, incorporation or acquisition of a Material Subsidiary which is formed or incorporated in Canada or the United States or (ii) sixty (60) days after the formation, incorporation or acquisition of a Material Subsidiary which is in formed or incorporated in a  jurisdiction other than Canada or the United States, a signed copy of a customary opinion, addressed to the Administrative Agent and the Lenders, of counsel(s) for the Obligors reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request (and consistent with the matters addressed in the legal opinions delivered on the Closing Date); and

13.1.10.6    if and to the extent the Canadian Borrower elects to cause a Restricted Subsidiary that is not a Material Subsidiary to deliver guarantees and Security Documents (to the extent applicable) and a joinder agreement to become a party to this Agreement by delivering a written notice of such election to the Administrative Agent, the Administrative Agent may dispense with the need for  delivery of such additional documents, reports and opinions as it reasonably determines acceptable in the circumstances for such Restricted Subsidiary including the cost and burden of requiring such deliverables outweighing the benefit thereof, provided, however, that if such additional documents, reports and opinions are not delivered, such Restricted Subsidiary shall not be included for purposes of determining whether the Minimum Guarantor Requirement has been satisfied;

13.1.11    Conduct of Business: It will undertake its business: (i) in accordance with the annual financial forecast submitted by the Canadian Borrower to the Administrative Agent in accordance with Section 13.1.2.6: (ii) substantially as presently conducted (or otherwise permitted under this Agreement); and (iii) in accordance with good business practices;

13.1.12    Use of Proceeds: It will only use the proceeds of the Credit for the purposes mentioned in Sections 3.1.2, 4.1.2, 5.1.2 and 6.1.2;

13.1.13    Bank Accounts: (i) it will at all times maintain all its bank accounts that are maintained in Canada or the U.S. with BMO or any other Lender and deposit in such bank accounts at BMO or with any other Lender all proceeds of Collateral and other revenues of any nature whatsoever, except (a) bank accounts with less than US$25,000,000 in the aggregate at any given time, (b) bank accounts resulting from a Permitted Acquisition in Canada or the U.S. provided that such bank accounts may be maintained only for a period of six months following the Permitted Acquisition and thereafter for an additional six months solely for the purpose of facilitating receipt of customer payments by direct deposits, clearance of cheques drawn on such bank accounts prior to such date and similar transitional purposes and shall deposit amounts to such bank accounts solely to the extent required to satisfy obligations in respect of outstanding cheques drawn on such bank accounts, and (c) such other accounts which are subject to an account control agreement satisfactory to the Administrative Agent or as otherwise approved by the Administrative Agent; provided, however, that it shall deliver to the Administrative Agent, within 90 days (or such longer period as may be agreed by the Administrative Agent) of any Permitted Acquisition where the target maintains bank accounts in Quebec and such accounts located in Quebec are to be continued to be maintained with a financial institution other than BMO, a deposit account control agreement, such agreement to be in form and substance satisfactory to the Administrative Agent, acting reasonably; and (ii) it will, at all times prior to the Facility C Maturity Date, maintain a bank account in the U.S. with BMO denominated in USDollars;

13.1.14    Cash Management: It will at all times maintain its Canadian core Cash Management Services business with the Lenders;

13.1.15    Designation of Subsidiaries. Subject to Section 13.1.9.7, the Canadian Borrower may at any time after the Closing Date designate (or re-designate) any Restricted Subsidiary as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation (or re-designation), no Event of Default shall have occurred and be continuing, (ii) no Subsidiary which is, or which is required to be, a “Restricted Subsidiary” under the Term Loan Agreement may be designated as an Unrestricted Subsidiary, and (iii) the investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as described in the immediately succeeding sentence is permitted by Section 13.3.15.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Canadian Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Canadian Borrower in good faith of the Canadian Borrower’s or a Subsidiary’s (as applicable) investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any investment by the Canadian Borrower or the applicable Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Canadian Borrower in good faith at the date of such designation of the Canadian Borrower’s or a Subsidiary’s (as applicable) investment in such Subsidiary.

13.1.16    AML Legislation.  The Borrowers acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, anti-corruption, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Borrowers, the Guarantors, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers and the Guarantors, and the transactions contemplated hereby.

13.1.16.1    The Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or Participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

13.1.16.2    The Borrowers agree to cooperate with the Administrative Agent and each Lender and provide them with all information that may be reasonably required in order to fulfil their obligations under AML Legislation.  Without limiting the generality of the foregoing, the Borrower agrees to use commercially reasonable efforts to obtain the consent of any of their respective officers, directors and employees whose consent to the disclosure of any such information is required under applicable privacy legislation under Applicable Law.

13.1.16.3    Each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of either Borrower or the Guarantors or any authorized signatories of either Borrower or a Guarantor on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrowers or any Guarantor or any such authorized signatory in doing so.

13.2     Financial Covenant and Cure Action

13.2.1      So long as any amount owing under this Agreement or the other Loan Documents remains unpaid, or the Swingline Lender has any obligation under this Agreement or any Lender has any Commitment under this Agreement, and unless consent is given in accordance with Section 23.3, the Canadian Borrower shall maintain the following ratio on a consolidated basis:

13.2.1.1      Total Net Funded Debt to Adjusted EBITDA: at any time that the aggregate amount of the Facility A Loan (including the Swingline Loan), the Facility C Loan and the Facility D Loan is greater than 35% of the aggregate of the Facility A Commitment (including the Swingline Limit), the Facility C Commitment and the Facility D Commitment, a Leverage Ratio, determined quarterly on the last day of each fiscal quarter of the Canadian Borrower on the basis of the last four completed fiscal quarters of the Canadian Borrower on such date, equal to or less than 8.0:1.

The Administrative Agent and the Lenders shall verify such ratio as of the end of each fiscal quarter of the Canadian Borrower at the time of delivery of the certificate required to be delivered pursuant to Section 13.1.2.2.3 and in accordance with Applicable Accounting Principles, and within 10 Business Days of any written request therefor by the Administrative Agent.

13.2.2      In the event of any Event of Default of the financial covenant set forth in Section 13.2.1 (the “Financial Covenant”), any proceeds from the issuance of equity received from the shareholders of the Canadian Borrower within ten (10) Business Days of the Canadian Borrower being required to deliver the financial statements as provided for in Section 13.1.2.2.2 and Section 13.1.2.2 will, at the written request of the Canadian Borrower, be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with such Financial Covenant at the end of the applicable fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Cure Action”); provided that:

13.2.2.1      the amount of any Cure Action and the use of proceeds therefrom will be no greater than the amount required to cause the Canadian Borrower to be in compliance with the Financial Covenant;

13.2.2.2      all Cure Actions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including, to the extent applicable, calculating Adjusted EBITDA for purposes of determining basket levels and other items governed by reference to Adjusted EBITDA or that include Adjusted EBITDA in the determination thereof in any respect);

13.2.2.3      (i) there shall be no more than four (4) Cure Actions made during the term of this Agreement, (ii) a Cure Action may not be made more than twice in any four fiscal quarter period; and (iii)  the proceeds of all Cure Actions must be actually received by the Canadian Borrower; and

13.2.2.4      to the extent that the Canadian Borrower has applied the aggregate proceeds of a Cure Action to repay the Facility A Credit, the Facility C Credit and the Facility D Credit (which repayment shall be made proportionately in accordance with the principal amount outstanding under the Facility A Credit (excluding Facility A Letters of Credit), the Facility C Credit and the Facility D Credit at the time of such repayment), or a portion thereof (a “Repayment”), such Repayment shall be ignored for purposes of determining the amount of Debt of the Obligors for purposes of calculating the Financial Covenant set forth in Section 13.2.1 until such time that the Cure Action ceases to be included in the calculation of Adjusted EBITDA pursuant to the provisions of this Section 13.2.2.

The Canadian Borrower shall provide notice to the Administrative Agent of its intention to cause to be made a Cure Action prior to the date the financial statements are required to be delivered pursuant to Section 13.1.2.2.2 and Section 13.1.2.2.  If, after giving effect to the recalculations set forth in this Section 13.2.2, the Canadian Borrower shall then be in compliance with the Financial Covenant, the Canadian Borrower shall be deemed to have satisfied the requirements of the Financial Covenant and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.  Nothing contained herein shall be interpreted to restrict the Administrative Agent and the Lenders from accelerating the Obligations following the occurrence and during the continuance of an Event of Default pursuant to Section 15.1.4 as a result of the occurrence of any Event of Default other than in respect of the Financial Covenant that is addressed as a consequence of a Cure Action being made.

13.3     Negative Covenants

So long as any amount owing under this Agreement or the other Loan Documents remains unpaid or the Swingline Lender has any obligation under this Agreement or any Lender has any Commitment under this Agreement and, unless consent is given in accordance with Section 23.3, the Obligors shall not and the Canadian Borrower shall cause its Restricted Subsidiaries not to:

13.3.1      Indebtedness:  Create, incur, assume or suffer to exist any Indebtedness except for:

13.3.1.1      its Obligations;

13.3.1.2      Indebtedness outstanding on the date hereof and listed on Schedule 2.1.25 and, except as otherwise set forth therein, any refinancings, refundings, renewals, extensions or extensions thereof, which may include any increases thereof so long as, in each case, such increase is permitted pursuant to and included in calculating the amount of Indebtedness permitted under Section 13.3.1.3; provided that (i) except as provided above, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favourable in any material respect to the Canadian Borrower or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed then applicable market interest rate;

13.3.1.3      Indebtedness in respect of sale-leaseback transactions, Financial Lease Obligations and Purchase Money Mortgage obligations for fixed or capital assets of the Canadian Borrower and its Restricted Subsidiaries within the limitations set forth in Sections 1.1.245.11 and 1.1.256 (collectively “PMSI Indebtedness”), whether now existing or hereafter incurred, provided that such Indebtedness is: (i) incurred substantially concurrently with, or no later than two hundred and seventy (270) days after, the applicable acquisition, lease, construction, repair, replacement or improvement; and (ii) in an aggregate amount not to exceed the greater of (a) C$145,000,000 at any time, and (b) 5% of Consolidated Total Assets of the Canadian Borrower, determined at the time of incurrence of such PMSI Indebtedness;

13.3.1.4      Indebtedness in respect of Other Leases;

13.3.1.5      indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with Permitted Acquisitions or permitted dispositions of Equity Interests or assets of the Canadian Borrower and its Restricted Subsidiaries; provided that the maximum aggregate liability in respect of all such obligations shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received or paid and without giving effect to any subsequent changes in value) actually received or paid by the Canadian Borrower and its Restricted Subsidiaries in connection with such Permitted Acquisition or disposition;

13.3.1.6      surety and similar bonds and completion bonds and bid guarantees provided by or issued on behalf of the Canadian Borrower and its Restricted Subsidiaries, or by or on behalf of any Person that is the subject of a Permitted Acquisition, obtained by the Canadian Borrower and its Restricted Subsidiaries or such Person in the ordinary course of business;

13.3.1.7      Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days following its incurrence;

13.3.1.8      unsecured Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

13.3.1.9      Indebtedness representing deferred compensation to employees of the Canadian Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business consistent with past practices and approved by the compensation committee of the board of directors of the Canadian Borrower;

13.3.1.10    solely with respect to the mortgages granted by the Canadian Borrower and its Restricted Subsidiaries, guarantees arising under indemnity agreements to title insurers to cause such title insurer to issue to Administrative Agent mortgagee title insurance policies;

13.3.1.11    Guarantees of the Canadian Borrower and any of its Restricted Subsidiaries in respect of Indebtedness otherwise permitted hereunder;

13.3.1.12    unsecured Indebtedness (i) owing by any Obligor to any other Obligor, (ii) owing by a Restricted Subsidiary that is not an Obligor to another Restricted Subsidiary that is not an Obligor, or (iii) owing by Restricted Subsidiaries that are not Obligors to Obligors in an aggregate principal amount at any time outstanding under this Section 13.3.1.12(iii) and when aggregated with investments in Restricted Subsidiaries which are not Obligors in accordance with Section 13.3.15.3 not to exceed, in the aggregate at any one time outstanding, the greater of (a) C$40,000,000, and (b) and 1.2% of Consolidated Total Assets determined at the time of incurrence of such Indebtedness  (calculated on a Pro Forma Basis);

13.3.1.13    accounts payable in the ordinary course of business;

13.3.1.14    Indebtedness in respect of (A) Subordinated Debt (including Seller Subordinated Debt not to exceed at any time the amount of C$5,000,000), and (B) High Yield Notes and the Guarantees in respect thereof by any Obligor, and (C) any other unsecured Indebtedness (whether Subordinated Debt, pursuant to a high yield notes offering or otherwise constituting unsecured Indebtedness);

13.3.1.15    secured and unsecured Indebtedness of Restricted Subsidiaries acquired pursuant to a Permitted Acquisition which Indebtedness existed prior to it becoming a Restricted Subsidiary or prior to a Restricted Subsidiary acquiring the Assets which are the subject of a Permitted Acquisition and, in each case, which was not created or incurred in contemplation of the Permitted Acquisition;

13.3.1.16    Indebtedness incurred in respect of obligations to pay the purchase price, or any portion thereof, for a Permitted Acquisition to the relevant vendor, which Indebtedness may be secured solely by a Lien against all or any portion of the shares or assets purchased from such vendor;

13.3.1.17    Indebtedness of Restricted Subsidiaries which are not Guarantors, provided that the aggregate amount of such Indebtedness does not exceed, at any time, an amount equal to the greater of (i) C$45,000,000, and (ii) 1.5% of Consolidated Total Assets determined at  the time of incurrence of such Indebtedness  (calculated on a Pro  Forma Basis); and, in each case, such Indebtedness is not guaranteed by any Obligor and, to the extent such Indebtedness is secured, the security therefor is solely against the assets of such Restricted Subsidiaries;

13.3.1.18    Indebtedness under the Term Loan (i) in the amount initially advanced on the date hereof; and (ii) any increase in the principal amount thereof subsequent to the date hereof; provided in either case that such Indebtedness is subject to the First Lien Intercreditor Agreement or any replacement inter-creditor agreement upon substantially the same terms and conditions acceptable to the Administrative Agent acting reasonably, in connection with any refinancing, replacement or restructuring of the Term Loan for all or any portion of the Indebtedness under the Term Loan;

13.3.1.19    to the extent any such transaction constitutes Indebtedness, any investment permitted by Section 13.3.15;

13.3.1.20    Permitted Hedging Agreement Obligations and obligations pursuant to Secured Cash Management Agreements and Bank Product Debt;

13.3.1.21    unsecured daylight loans incurred for Planning Transactions and other corporate planning purposes provided such loans are funded through accounts held solely with the Administrative Agent and are repaid on the same day as the advance of such loans;

13.3.1.22    Indebtedness consisting of the financing of insurance premiums in an amount not to exceed, at any time outstanding since the Closing Date, the greater of: (a) C$30,000,000, and (b) 1.0% of Consolidated Total Assets determined at  the time of incurrence of such Indebtedness  (calculated on a Pro  Forma Basis);

13.3.1.23    Indebtedness of a Special Purpose Finance Subsidiary (to the extent such Subsidiary is not an Unrestricted Subsidiary) to the Receivables Financiers arising under or incidental to the Permitted Receivables Facilities; and to the extent that any purported sale, transfer or contribution of Permitted Securitization Transferred Assets from the Canadian Borrower or any other Obligor to a Special Purpose Finance Subsidiary shall ever be deemed not to constitute a true sale, any Indebtedness of the Canadian Borrower and its Subsidiaries to the applicable Special Purpose Finance Subsidiary arising therefrom; provided that to the extent that the incurrence of such Indebtedness results in any mandatory repayment, redemption or repurchase by the Canadian Borrower or any other Obligor of the Term Loan or any other Indebtedness that is secured on a pari passu basis (but without regard to control of remedies) with the Obligations pursuant to the terms of the documentation governing or evidencing such Indebtedness (such Indebtedness required to be repaid, redeemed or repurchased or offered to be so repurchased, “Other Applicable Indebtedness”) with the net proceeds of such Indebtedness, the Canadian Borrower shall make a prepayment of the outstanding principal amount of the Loans on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided further that the portion of such net proceeds of the Indebtedness (after deduction of out-of-pocket fees and expenses, if any, applicable to the incurrence of such Indebtedness) allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof;

13.3.1.24    Guarantees given by the Canadian Borrower or another Obligor that are contemplated by and in compliance with the definition of Permitted Receivables Facilities in connection therewith; and

13.3.1.25    any other secured Indebtedness, provided that (i) such secured Indebtedness shall be subject to an intercreditor agreement satisfactory to the Administrative Agent, acting reasonably and (ii) if the documentation relating to such other secured Indebtedness has any additional financial covenants or affirmative or restrictive covenants which make the terms of such other secured Indebtedness more favourable to the lenders thereunder than the corresponding financial covenant or affirmative or restrictive covenant set forth in this Agreement, then the Borrowers shall agree to make comparable amendments to this Agreement if so requested by the Lenders;

in each case provided that the creation, incurring or assumption by it of any such Indebtedness, or its existence, does not constitute a Default or an Event of Default under any other provision of this Agreement, no Default or Event of Default has occurred and is continuing or would occur immediately after giving effect to such Indebtedness, and provided further that provided that, in relation to Sections 13.3.1.14, 13.3.1.15, 13.3.1.16, 13.3.1.17, 13.3.1.18(ii), 13.3.1.19, 13.3.1.22 and 13.3.1.25 after giving effect to the creation, incurrence or assumption of such Indebtedness the ratio of Net Funded Secured Debt to Adjusted EBITDA shall be equal to or less than 5.0:1.0 (the “Designated Financial Test”);

13.3.2      Liens: Create, incur, assume or suffer to exist any Lien on any of its Assets other than Permitted Liens;

13.3.3      Mergers, Etc.: Enter into any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, winding-up, merger, transfer, sale, lease or otherwise) whereby all or any substantial part of its undertaking or Assets would become the property of any other Person or, in the case of any such amalgamation, arrangement or merger, of the continuing corporation resulting therefrom; provided, however (i) an Obligor may amalgamate or merge with, or sell or transfer all or a substantial part of its undertaking to, or be liquidated into, another Obligor or a corporation acquired as part of a Permitted Acquisition within 31 days thereof and (ii) a Restricted Subsidiary that is not an Obligor may amalgamate with or merge or be liquidated or wound up into an Obligor or sell or transfer all or a substantial part of its undertaking to an Obligor, (all such transactions being referred to herein as an amalgamation or merger) in each case if:

13.3.3.1      no Default or Event of Default which has not been waived or cured as provided in this Agreement exists immediately prior to, or would exist upon effecting, such transaction;

13.3.3.2      within ten (10) Business Days following such amalgamation or merger, the Person resulting from any such amalgamation or merger shall have expressly assumed in writing in favour of the Administrative Agent and the Lenders all the Obligations of the predecessor corporations and shall have executed, signed and delivered all deeds and documents, effected such registrations and done such other acts and things as, in the opinion of the Administrative Agent, are reasonably necessary or desirable to create, preserve or protect valid and effective first-ranking Security Interests securing the Obligations for the benefit of the Administrative Agent and the Lenders on all the Assets of the Person resulting from the amalgamation or merger or the purchaser or transferee, subject to Permitted Liens, all in form and substance satisfactory to the Administrative Agent provided however that any filings required to be made pursuant to the Uniform Commercial Code or PPSA shall be made within five (5) Business Days of such amalgamation or merger, unless otherwise agreed by the Administrative Agent and provided further that, to the extent such filing is not mandatory or a required filing for perfection, it shall be made within a reasonably practicable time period thereafter;

13.3.3.3      within ten (10) Business Days following such amalgamation or merger, the Administrative Agent shall have received all deeds, documents and instruments referred to in Section 13.3.3.2 other than, subject to Section 13.3.3.4, Lien searches and opinions of counsel; and

13.3.3.4      no later than January 31st of each calendar year, the Administrative Agent shall have received (i) the results of Lien searches of all filings, registrations or recordings of or with respect to all the Assets (other than real property) of the Obligors as contemplated by Section 12.1.1.12, and (ii) favourable opinions of counsel to each Person resulting from any such amalgamation or merger in the prior calendar year for any Obligor that is the continuing Person from such amalgamation or merger and is a Material Subsidiary or in respect of which opinions have previously been delivered, in the form and substance reasonably acceptable to the Administrative Agent; provided, however, that if any Person involved in such amalgamation or merger is incorporated or organized in a jurisdiction other than Canada or the United States. such Lien searches and opinions shall be delivered to the Administrative Agent within ten (10) Business Days following such amalgamation or merger;

and a Restricted Subsidiary that is not an Obligor may amalgamate or merge with or sell or transfer all or sell a substantial part of its undertaking to or be liquidated or wound up into another Restricted Subsidiary that is not an Obligor;

13.3.4      Disposal of Assets Generally: Sell, exchange, lease, release or abandon or otherwise Dispose of any of its Assets to any Person, other than:

13.3.4.1      sales of Assets for a maximum aggregate fair market value not in excess of 12.5% of the value of the Consolidated Total Assets (determined as of the date on which the definitive agreement governing the relevant Disposition is executed) in any fiscal year of the Canadian Borrower, provided that net cash proceeds of such sales are reinvested in the business of the Obligors within 365 days of the sales (which reinvestment may include making Permitted Acquisitions and repayment of Indebtedness with such proceeds completed within such time period);

13.3.4.2      sales of Assets in the ordinary course of business;

13.3.4.3      any bona fide sales, transfers or Dispositions of Assets, other than accounts receivable and marketable securities referred to in Section 13.3.4.4, at fair market value;

13.3.4.4      any sale, transfer or other Disposition by it in the ordinary course of its business of marketable securities which are current assets of it;

13.3.4.5      Dispositions of obsolete, abandoned, or worn out or no longer useful property, whether now owned or hereafter acquired, in the ordinary course of business;

13.3.4.6      Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

13.3.4.7      Dispositions of property by the Canadian Borrower or a Restricted Subsidiary to the Canadian Borrower or another Restricted Subsidiary provided that if the Disposition is by an Obligor to a Restricted Subsidiary who is not an Obligor either (a) the Person to whom the Disposition is made must become an Obligor within thirty (30) days of such Disposition, or (b) the Disposition of Assets for all such Dispositions of Assets in any financial year in the aggregate does not exceed C$10,000,000;

13.3.4.8      to the extent otherwise permitted hereunder, an issuance of Equity Interests by the Canadian Borrower or by a Restricted Subsidiary to the Canadian Borrower or another Restricted Subsidiary provided that if the issuance is by a Restricted Subsidiary that is not an Obligor it is an investment permitted by Section 13.3.15.3 by an Obligor to another Obligor;

13.3.4.9      the unwinding of any Permitted Hedging Agreement in the ordinary course of business;

13.3.4.10    to the extent any such transaction constitutes a Disposition, any investment otherwise permitted under Section 13.3.15;

13.3.4.11    to the extent any such transaction constitutes a Disposition, the granting of a Security Interest by any Obligor permitted hereunder;

13.3.4.12    the sale of Equity Interests or Indebtedness or other securities of an Unrestricted Subsidiary and Dispositions of investments in Joint Ventures and non-Wholly Owned Subsidiaries to the extent required by or made pursuant to customary buy-sell arrangements between the joint venture partner or similar parties set forth in joint venture arrangements or similar binding arrangements;

13.3.4.13    Dispositions of Permitted Securitization Transferred Assets pursuant to any Permitted Receivables Facility, provided that (i) to the extent that such Disposition results in any mandatory repayment, redemption or repurchase by the Canadian Borrower or any Obligor of Other Applicable Indebtedness, the Canadian Borrower shall make a prepayment of the outstanding principal amount of the Loans on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of the net proceeds of any Disposition permitted hereunder (after deduction of out-of-pocket fees and expenses and Taxes, if applicable, to such Disposition) allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof;; and (ii) the Canadian Borrower or an Obligor shall receive net proceeds in the form of Cash or Cash Equivalents representing at least 75% of the value of the Permitted Securitization Transferred Assets as consideration for the sale, conveyance or other contribution thereof to the Special Purpose Finance Subsidiary; and

13.3.4.14    Lease-Backs: Enter into any arrangements, directly or indirectly, with any Person, whereby it shall sell or transfer any Assets, whether now owned or hereafter acquired, used or useful in the business carried on by it, in connection with the rental or lease of the Assets so sold or transferred or of other property for substantially the same purpose or purposes as the property so sold or transferred, except as contemplated by Section 13.3.1.3;

13.3.5      Change in Business:  Make any material change in the nature of the business heretofore and presently being carried on by it, namely environmental services and related business;

13.3.6      Distributions: Declare, make or pay or set aside for payment any dividends upon any of its Equity Interests, or purchase, redeem, retire or otherwise acquire, directly or indirectly, any of its Equity Interests, or make any other Distribution among the holders of its Equity Interests, or to any Affiliates of such holders in the case of management fees, other than (i) payment of Distributions by the Canadian Borrower or a Restricted Subsidiary to an Obligor or by a Restricted Subsidiary who is not an Obligor to another Restricted Subsidiary that is not an Obligor and, in any fiscal year, (ii) payment of Distributions payable solely in the common stock of the Canadian Borrower and the Restricted Subsidiaries, (iii) purchase, redemption or other acquisition of Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests, (iv) Distributions made on or after the Closing Date up to an aggregate amount not exceeding the greater of (A) C$50,000,000 and (B) 1.5% of Consolidated Total Assets determined at the time of incurrence or making of such Distribution (calculated on a Pro Forma Basis), (v) the declaration and payment of dividends on the Canadian Borrower’s common stock in the aggregate in any calendar year of up to the sum of (A) US$497,166,000, plus (B) additional unlimited amounts, provided that immediately after giving effect to any such additional unlimited amounts of

Distributions, the ratio of Net Funded Secured Debt to Adjusted EBITDA (calculated on a Pro Forma Basis) as of the last day of the most recently ended fiscal quarter on or prior to the date of determination is less than or equal to 5.00:1.00; provided, however, that no Distributions shall be declared, made or paid at any time where any Default or Event of Default shall have occurred and be continuing or shall exist or would result from such Distributions.

13.3.7      Payment of Subordinated Debt: Pay or set aside for payment any principal or interest on account of Subordinated Debt unless specifically permitted under the provisions of the applicable subordination agreement referred to in the definition herein of Subordinated Debt, but under no circumstances if any Default or Event of Default shall have occurred and is continuing or shall exist or would result from such payment.

13.3.8      Transactions with Affiliates, Etc.: Directly or indirectly (x) purchase, acquire or lease any material property from, (y) sell, transfer or lease any material property to, or (z) permit any of its Subsidiaries to purchase, acquire or lease any material property from, or sell, transfer or lease any material property to, any Affiliate of the Canadian Borrower or any other Person not dealing at Arm’s Length with the Canadian Borrower, except for:

13.3.8.1      such purchases, sales, acquisitions, leases and transfers at prices and on terms not less favourable to the Canadian Borrower or the Restricted Subsidiaries, as the case may be, than those which would have been obtained in an Arm’s Length transaction with an Arm’s Length party;

13.3.8.2      financial accommodations for employees in connection with housing loan programs, stock option or purchase plans or other similar employee benefit programs; and

13.3.8.3      purchases, sales, acquisitions, leases and transfers between the Obligors.

Subject to the terms of this Agreement, (i) reasonable and customary directors’ fees and director and officer expense reimbursements, (ii) director and officer indemnification arrangements entered into in the ordinary course of business consistent with past practices and approved by the compensation committee of the board of directors of the Canadian Borrower and (iii) Distributions permitted under Section 13.3.6 shall not be deemed to be transactions with Affiliates of the Canadian Borrower and, therefore, will not be subject to the provisions of the prior paragraph.

13.3.9      Acquisitions:  Make, or permit to be made, any acquisition (including by way of amalgamation or merger) of the Assets and business of any Person or acquisitions of any Equity Interests or securities of, or other ownership interests in, any Person which would result in the Canadian Borrower or a Restricted Subsidiary, directly or indirectly, Controlling such Person (an “Acquisition”). Notwithstanding the foregoing, the Canadian Borrower or any of its Restricted Subsidiaries may make an Acquisition in a similar business to that permitted hereunder carried on by the Canadian Borrower and its Restricted Subsidiaries, provided that:

13.3.9.1      the transaction is at Arm’s Length, and does not constitute a hostile takeover;

13.3.9.2      the provisions of Section 13.2 are complied with both before and after the Acquisition;

13.3.9.3      the provisions of Sections 13.1.9 and 13.1.10 are complied with;

13.3.9.4      to the extent the Acquisition is a Material Real Property Acquisition (directly or indirectly), the Administrative Agent shall be satisfied by the environmental due diligence on such real property; and

13.3.9.5      subject to Section 1.15, on the date on which the definitive agreement governing the relevant Acquisition is executed, immediately before and immediately after giving pro forma effect to such Acquisition (including any Indebtedness of the Person or the Assets to be acquired and any incurrence, assumption or repayment of Indebtedness which is reasonably expected to occur in connection with the closing of the Limited Condition Transaction and the use of proceeds thereof), no Default or Event of Default shall have occurred and be continuing and at the time of closing of the relevant Acquisition, no Event of Default pursuant to Section 15.1.1, Section 15.1.2 or Section 15.1.8 has occurred and is continuing or would occur immediately after giving effect to the Acquisition.

13.3.10    Business Outside Certain Jurisdictions: Have its head or registered office outside of a jurisdiction set forth in Schedule 2.1.23 in respect of each Obligor, and for any Canadian Obligor, have any place of business or keep or store any tangible personal property outside of those jurisdictions (or registration districts within such jurisdictions) set forth in Schedule 2.1.23, other than such outside jurisdiction where (i) the book value of the tangible personal property located in such jurisdiction in less than $100,000; or (ii) tangible personal property located in such jurisdiction is either of a mobile nature and not permanently stored in such location or is only located therein on a temporary basis not exceeding 30 days, except upon 30 days’ prior written notice thereof to the Administrative Agent and then only if it has done all such acts and things and executed and delivered all such deeds, transfers, assignments and instruments as the Administrative Agent may reasonably require for creating and perfecting a Security Interest for the benefit of the Administrative Agent and the Lenders in the Assets of the Obligors to the satisfaction of the Required Lenders and Lenders’ Counsel;

13.3.11    Fiscal Year: Change or permit to be changed the fiscal year end of the Canadian Borrower;

13.3.12    Change of Control: Permit any Change of Control of the Canadian Borrower or permit the US Borrower or any Guarantor to cease being a Wholly Owned, direct or indirect, Subsidiary of the Canadian Borrower save and except that (i) if the

Canadian Borrower or any of its Restricted Subsidiaries sells or otherwise Disposes of the Equity Interests of any Guarantor (other than the US Borrower) in a transaction which is permitted under Section 13.3.4 of this Agreement, such Guarantor shall be released as a Guarantor; and (ii) the Canadian Borrower and its Restricted Subsidiaries may permit a Guarantor (other than the US Borrower) to cease being a Wholly Owned Subsidiary pursuant to a Disposition otherwise permitted hereunder provided that the Minimum Guarantor Requirement is met after giving effect to such Disposition;

13.3.13    Management Fees, Etc.: Directly or indirectly pay, distribute or otherwise credit, any management fees, directors fees (other than reasonable attendance and travel fees owing to any directors), consultation fees, bonuses or other similar payments or distributions to any officer, director, employee or consultant of the Canadian Borrower or any Restricted Subsidiary other than: (i) as permitted under Section 13.3.6, (ii) salaries, bonuses and benefits payable to employees, and (iii) consulting fees;

13.3.14    Amendments to Articles and Bylaws: Make or permit to be made any amendment to its articles and bylaws which would be materially adverse to the Lenders;

13.3.15    Limitations on Investments and Financial Assistance: Provide, or permit any Restricted Subsidiary to provide, directly or indirectly, any financial assistance, including by way of loans, advances, investments (by the acquisition of Equity Interests or otherwise) or other financial assistance (including Guarantees) to any Person outside of the normal course of its business, except for the following, provided that such assistance will not have a material impact on the Canadian Borrower’s or any Restricted Subsidiary’s financial condition and will not result in the occurrence of a Default or Event of Default:

13.3.15.1    financial assistance in favour of another Obligor or investments by an Obligor in another Obligor;

13.3.15.2    financial assistance or investments by Restricted Subsidiaries that are not Obligors in other Restricted Subsidiaries that are not Obligors;

13.3.15.3    financial assistance or investments by Obligors in Restricted Subsidiaries that are not Obligors in an aggregate principal amount at any time outstanding under this Section 13.3.15.3 and when aggregated with Indebtedness of Obligors to Restricted Subsidiaries which are not Obligors in accordance with Section 13.3.1.12 not to exceed the greater of (i) C$40,000,000, and (ii) and 1.2% of Consolidated Total Assets determined at  the time of incurrence of such financial assistance  (calculated on a Pro  Forma Basis);

13.3.15.4    investments in the form of Permitted Acquisitions permitted under Section 13.3.9;

13.3.15.5    investments held by an Obligor in the form of Cash Equivalents or short-term marketable debt securities or in relation to deposits of cash, Cash Equivalents or securities provided to Governmental

Authorities as required under Environmental Laws, in the form of municipal bonds;

13.3.15.6    Guarantees permitted under Section 13.3.1;

13.3.15.7    investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

13.3.15.8    financial assistance and investments in the form of Indebtedness permitted under Section 13.3.1;

13.3.15.9    endorsements of negotiable instruments and documents in the ordinary course of business to the extent such endorsement constitutes an investment hereunder;

13.3.15.10  loans, promissory notes or advances to future, present or former officers, directors, members of management, employees and consultants of the Canadian Borrower (or any direct or indirect parent thereof) or any of the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation, housing and analogous ordinary business purposes or consistent with past practices, (ii) in connection with such Person’s purchase of Equity Interests of the Canadian Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed or paid to the Canadian Borrower in cash) or (iii) for any other purpose in an aggregate principal amount outstanding under this Section 13.3.15.10 not to exceed C$7,500,000 at any time;

13.3.15.11  any investment by the Borrower or another Obligor in a Special Purpose Finance Subsidiary which, in the judgment of the Borrower, is prudent and reasonably necessary in connection with, or otherwise required by the terms of, any Permitted Receivables Facility, provided that the aggregate outstanding amount of such investment shall not, at any time, exceed an amount, together with the amount of any credit enhancement that may be provided by the Canadian Borrower or an Obligor contemplated by the definition of “Permitted Receivables Facility”, equal to 25% of the value of the Permitted Securitization Transferred Assets; and

13.3.15.12  other investments in an aggregate amount, at any time outstanding on a consolidated basis, not to exceed the greater of: (i) C$175,000,000; and (ii) 6.0% of Consolidated Total Assets, determined at the time of such investment (calculated on a Pro Forma Basis), provided, in each case, that no Default or Event of Default will occur immediately after giving effect to such investment and after giving effect to such Investment the Obligors are in compliance with the Minimum Guarantor Requirement and Section 13.3.15.3.

13.3.16    High Yield Notes: At any time when a Default or an Event of Default has occurred or is continuing at the time of such redemption or would occur immediately after giving effect to such redemption, make any redemption of the High Yield Notes prior to the Maturity Date.

13.3.17    Amendment of Term Loan: Make any amendment to the provisions of the Term Loan Agreement to provide for additional Subsidiary guarantees, collateral security, financial covenants, affirmative or restrictive covenants or events of default which make the provisions of the Term Loan Agreement more restrictive or more favourable in any material respect to the lenders under the Term Loan Agreement than the corresponding covenant or Event of Default or requirement set forth in this Agreement unless the Canadian Borrower agrees to make comparable amendments to this Agreement and the Loan Documents if so requested by the Lenders.

13.3.18    Burdensome Agreements: Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or the Term Loan Agreement) that limits the ability of (a) any Subsidiary which is not an Obligor to make Distributions to (directly or indirectly) or to make or repay loans or advances to any Obligor or (b) any Obligor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to any Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that are permitted under the Term Loan Agreement and any Contractual Obligations permitted under the Term Loan Agreement shall also be permitted under this Agreement, notwithstanding if and to the extent that the Term Loan Agreement shall have been terminated in accordance with its terms.

13.4     Insurance

13.4.1      Insurance:  In addition to any and all requirements in any Security Documents, each Obligor shall effect and maintain, at its expense, insurance on its Assets of an insurable nature for the full replacement cost thereof against loss or damage by fire, theft, flood, explosion, sprinklers, collision and such other risks (including loss of profit) as are customarily insured against by Persons engaged in businesses similar to that of such Obligor in similar locations with such companies, in such amounts and under policies in such form as shall be satisfactory to the Administrative Agent, and such other insurance as the Administrative Agent may require.  Evidence satisfactory to the Administrative Agent of such insurance and all renewals and replacements thereof shall be delivered to the Administrative Agent forthwith on request, together with evidence of payment of all premiums therefor.  Each insurance policy shall contain an endorsement, in form and substance acceptable to the Administrative Agent, showing loss under such insurance policy payable to the Administrative Agent, in each case for the benefit of the Lenders.  Such endorsement, or an independent instrument furnished to the Administrative Agent, shall contain a standard mortgage clause, shall provide that the insurance company shall endeavour (without liability for failure to do so) to give the Administrative Agent at least thirty (30) days written notice before any such policy of insurance is cancelled or coverage thereunder is reduced and that no act, whether wilful or negligent, or default of any Obligor or any other Person shall affect the right of the Administrative Agent or any Lender to recover under such policy of insurance in case of loss or damage.  Each Obligor hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Administrative Agent and the Lenders; provided, however that prior to the occurrence of an Event of Default, payments by the insurer of any claim in excess of C$250,000 shall be made to the joint order of the Administrative Agent and the relevant Obligor and payments of any other claim may be made alone to the relevant Obligor, as the case may be.  Each Obligor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as its true and lawful attorney and mandatary for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Obligor on any cheque, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

13.4.2      Public Liability:  Each Obligor shall effect and maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of such Obligor with such companies and in such amounts, with such deductibles and under policies in the form as shall be satisfactory to the Administrative Agent.  Evidence of such insurance and all renewals and replacements thereof shall be delivered to the Administrative Agent on request, together with evidence of payment of all premiums therefor.  Each such policy shall provide that the insurance company shall endeavour (without liability for failure to do so) to give the Administrative Agent at least thirty (30) days written notice before any such policy shall be altered or cancelled.

13.4.3      Failure to insure: Should any Obligor at any time or times hereafter fail to obtain or maintain any of the policies of insurance required above or in any of the Security Documents, or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligation or default by such Obligor hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as the Administrative Agent deems advisable.  All sums disbursed by the Administrative Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall be payable on demand by such Obligor to the Administrative Agent, for its own account and, until paid, shall bear interest at the Canadian Rate if owing in CDollars or the US Base Rate, if owing in USDollars.

13.4.4      Notice of loss:  Each Obligor shall promptly give notice to the Administrative Agent of any loss or damage by fire, theft, flood, explosion, sprinklers, collision or otherwise to its assets where the assets affected by such loss or damage are worth more than C$5,000,000.

13.4.5      Application of Insurance Proceeds:  So long as no Event of Default shall have occurred and be continuing, (a) each Obligor shall be entitled to make, settle and adjust claims under its policies of insurance and (b) the Administrative Agent agrees that if it receives proceeds of insurance with respect to any damage or loss of Assets it will, at the request of such Obligor, deposit such proceeds to the account of the Canadian Borrower and to be dealt with in accordance with the provisions of this Agreement.  Upon the occurrence of an Event of Default and for so long as it is continuing, (a) all proceeds of insurance with respect to any damage to or loss of Collateral shall be paid to the Administrative Agent, to be applied as the Required Lenders may, in their sole discretion, decide, (b) each Obligor shall cooperate with the Administrative Agent in the making, settlement and adjustment of claims and (c) any proceeds of insurance received by any Obligor shall be held by it for the benefit and as mandatary of and in trust for the Administrative Agent and shall be forthwith paid over to the Administrative Agent.

ARTICLE 14

SECURITY DOCUMENTS

14.1     Security Documents

In the event that the Canadian Borrower or any Restricted Subsidiary of the Canadian Borrower provides a Lien against any of its Assets as security for obligations of the Canadian Borrower under the Term Loan Agreement or in accordance with the provisions of the Term Loan Agreement, such Obligor concurrently shall provide an equivalent Lien, ranking pari passu with the Lien in favour of the Term Loan Lenders or their Affiliates, for the benefit of the Secured Parties.

14.2     Applicability of Security Documents

Each of the Security Documents existing or entered into on the date of this Agreement is hereby amended to the extent necessary to (i) provide that each Security Document is entered into for the benefit of the Secured Parties and that the Obligor has entered into the Security Document with or in favour of Bank of Montreal as agent for and on behalf of itself and the Secured Parties, and (ii) exclude from the Collateral (as defined in the applicable Security Document) the Excluded Assets.  In the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of any Security Document, the provisions of this Agreement shall govern.  The Canadian Borrower and each of the Guarantors hereby confirms that each of the Guarantees and the Security Documents continues in full force and effect, as amended by this Section 14.2, for the payment and performance when due of all Obligations.  Each of the Security Documents is a “Credit Support Document” for purposes of each Permitted Hedging Agreement (other than Permitted Hedging Agreements with lenders that are lenders under the Term Loan Agreement and not Lenders hereunder or Lenders under the Original Credit Agreement) and is security for all of the Obligations, whether now existing or hereafter arising, and the validity of the Guarantees and Security Documents shall not be affected by any termination of this Agreement, any Bank Product or any Permitted Hedging Agreement but shall continue until all Obligations have been fully satisfied and this Agreement, all Loan Documents, all Bank Products provided by Lenders and all Permitted Hedging Agreements have been terminated unless otherwise agreed by the Lenders and Hedge Providers which are parties thereto.

14.3     Security on Material Real Property

14.3.1      Security Documents registered, filed and recorded against Material Real Property shall, unless otherwise agreed by the Administrative Agent, secure an amount of C$840,000,000 provided that Security Documents registered, filed and recorded against Material Real Property which has a net book value of less than C$150,000,000 pursuant to the terms of the Original Credit Agreement and prior to September 30, 2016 need not be amended to increase the stated amount of the mortgage from that amount recorded as secured as of the date of the Original Credit Agreement.

14.3.2      In the case of any Material Real Property, in addition to the Security Documents relating to such Material Real Property, the Canadian Borrower shall provide to the Administrative Agent:

14.3.2.1      evidence that counterparts of the relevant Security Documents have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and perfected Lien on such Material Real Property in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

14.3.2.2      fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with customary endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value (as determined in good faith by the Canadian Borrower) of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Security Documents to be valid subsisting Liens on the real property described therein in the ranking or the priority of which it is expressed to have within the Security Documents, subject only to Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request and is available in the applicable jurisdiction at ordinary rates;

14.3.2.3      to the extent reasonably requested by the Administrative Agent, customary legal opinions from local counsel for the Obligors in provinces or states in which such Material Real Property is located, with respect to, without limitation, the enforceability and perfection of the Security Documents and any related fixture filings;

14.3.2.4      as promptly as practicable after the reasonable request therefor by the Administrative Agent, surveys and any then completed Phase I type environmental assessment reports; provided that the Administrative Agent may in its reasonable discretion accept any such existing survey to the extent prepared as of a date reasonably satisfactory to the Administrative Agent; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental site assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Canadian Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Canadian Borrower to obtain such consent, such consent cannot be obtained;

14.3.2.5      “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determinations with respect to each parcel of improved Material Real Property located in the United States and subject to a Security Document (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Obligor), and in the event that any parcel of improved Material Real Property located in the United States that is subject to a Security Document is located in a flood hazard area, evidence of flood insurance in an amount as required by Applicable Law and reasonably satisfactory to the Administrative Agent; and

14.3.2.6      such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the real property described in the Security Documents have been taken.

ARTICLE 15

DEFAULT AND REMEDIES

15.1     Events of Default

The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

15.1.1      Default in Payment of Principal of Loan:  The Canadian Borrower or the US Borrower shall fail to make any payment of principal on the Loan when due, whether due by acceleration or otherwise; or

15.1.2      Other Payment Defaults: The Canadian Borrower or the US Borrower shall fail to make any payment of interest, fees or other payment (other than a payment referred to in Section 15.1.1) due under this Agreement or any Obligor fails to make any payment due under any Loan Document, in each case within three (3) days of its due date, whether due by acceleration or otherwise; or

15.1.3      Inaccurate Representations or Information: Any representation, warranty, statement or certificate made or delivered to any Lender or to the Administrative Agent in writing or any representation or warranty deemed pursuant to Section 2.2 or Section 12.2 to have been made to the Administrative Agent or any Lender or any financial statement delivered to the Administrative Agent or any Lender by any Obligor or any of its officers in, or in connection with, this Agreement is incorrect in any material respect or misleading in any material respect; or

15.1.4      Default in Certain Covenants: The Obligors shall fail to perform, observe or comply with any of the covenants contained in Sections 13.1.6, 13.1.9, 13.1.13, 13.2 or 13.3 other than 13.3.4, 13.3.11 and 13.3.14; or

15.1.5      Default in Other Terms and Conditions: Any Obligor shall fail to perform, observe or comply with any term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed, observed or complied with and not specifically dealt with in this Section 15.1 and such failure shall remain unremedied for a period of thirty (30) days following notice thereof by the Administrative Agent to the relevant Obligor; or

15.1.6      Judgment: There is entered against any one or more the Obligors (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding C$25,000,000 (to the extent not covered by independent third-party insurance satisfactory to the Administrative Agent, as to which such insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

15.1.7      Cross-Default to Indebtedness: The Obligors shall fail to pay any of their respective (i) Indebtedness (other than that referred to in Sections 13.3.1.4, 13.3.1.5, 13.3.1.13, 15.1.1 and 15.1.2) or any interest or premium thereon, when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) the outstanding principal amount of which individually or in the aggregate at any time exceeds C$25,000,000 or the Equivalent Amount in another currency or (ii) Indebtedness under the Term Loan Agreement and in either case of (i) or (ii) such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default or event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness, the outstanding principal amount of which individually or in the aggregate at any time exceeds

C$25,000,000 or the Equivalent Amount in any other currency, shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

15.1.8      Insolvency; Bankruptcy; Etc.: The Canadian Borrower or any Restricted Subsidiary shall not pay its debts generally as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be commenced or instituted by or against the Canadian Borrower or any Restricted Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking winding-up, reorganization, arrangement, adjustment, dissolution, protection, relief, liquidation or composition of such Person or its debt (including a notice of intention or a proposal under any Debtor Relief Law) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, sequestrator or other similar official for any such Person or for any substantial or material part of its property or seeking the suspension of the operations of any such Person and, in the case of any such proceeding instituted against the Canadian Borrower or any Restricted Subsidiary, as applicable, and in respect of which the relevant Person has not by any act indicated its consent to, approval of, or acquiescence in, such proceeding shall remain undismissed for a period of thirty (30) days; or any such Person shall take corporate action to authorize any of the actions set forth above in this Section 15.1.8; or

15.1.9      Security Documents: Any Security Interest created or intended to be created by any Security Document shall cease to be a valid and enforceable perfected Security Interest thereof for a period of more than three (3) Banking Days following knowledge thereof by the relevant Obligor or notice thereof by the Administrative Agent to the relevant Obligor; or

15.1.10    Exercise of Remedies by Other Creditors: Any creditor or other holder of any Security Interests on all or any part of the Assets of any of the Obligors, other than the Administrative Agent and the Lenders, shall take any action or proceedings, or shall authorize or instruct any other person on its behalf to take any action or proceedings, to commence any enforcement or realisation under, or exercise or pursue any rights, recourses or remedies under, any agreement or other instrument creating a Security Interest on any of such Assets, unless in each case such action, proceedings, enforcement or exercise of rights, recourses and remedies is dismissed or withdrawn within forty five (45) days of its commencement or unless the validity thereof is being contested diligently and in good faith by or on behalf of the relevant Obligor by proper legal proceedings, and provided any action has not proceeded to final non-appealable judgment and any other enforcement or exercise of rights or remedies has not proceeded to a stage where the Assets of the relevant Obligor may be sold or the rights of the Administrative Agent and the Lenders in such Assets impaired or reduced in value; or

15.1.11    Seizure, Etc.: If a seizure or attachment is made of, or enforcement made against, any undertaking or other Assets of any Obligor (other than in respect of a Security Interest contemplated in Section 15.1.10) which Assets in the aggregate have a net book value in excess of C$25,000,000, provided that such seizure, enforcement or taking of possession or control continues in effect and remains undischarged for a period of twenty (20) days or unless the validity thereof is being contested diligently and in good faith by or on behalf of the relevant Obligor; or

15.1.12    Material Adverse Effect: There is or occurs any event or circumstance which is a Material Adverse Effect or is likely to have a Material Adverse Effect; or

15.1.13    Ceasing to Carry on Business: If the Canadian Borrower or any of its Restricted Subsidiaries cease or threaten to cease to carry on in the ordinary course their business or a substantial part thereof, except as a result of a reorganization permitted by the Lenders or as permitted in Section 13.3.3; or

15.1.14    Change of Control: If a Change of Control of the Canadian Borrower occurs; or

15.1.15    ERISA. If (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Canadian Borrower or any Guarantor in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with Applicable Laws or plan terms that would reasonably be expected to result in a Material Adverse Effect.

15.2     Effect of a Default

Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Obligors (i) declare the Total Commitment and the obligation of each of the Lenders to make Advances to the Canadian Borrower or the US Borrower to be terminated, whereupon the same shall forthwith terminate, and/or (ii) declare the Loan, all interest accrued and unpaid thereon and all other amounts payable by the Obligors under or pursuant to this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loan, all such accrued interest and all such other amounts shall become and be forthwith immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligors.  Thereupon the Obligors shall immediately pay to the Administrative Agent all such amounts due and payable.  In addition to the foregoing, if an Event of Default pursuant to Section 15.1.8 shall occur, the Total Commitment and the obligation of each Lender to make Advances shall automatically be terminated and the Loan, all interest accrued and unpaid thereon and all other amounts payable by the Obligors under or pursuant to this Agreement and the other Loan Documents shall automatically be and become immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Obligors, and thereupon the Obligors shall immediately pay to the Administrative Agent all such amounts due and payable.  For greater certainty, the Obligors will be considered to be in default of their obligations hereunder by the mere lapse of time provided for performing such obligations, without any requirement of further notice or other act of the Administrative Agent or the Lenders unless a notice is specifically required hereunder.  If an Event of Default shall have occurred and be continuing, the Lenders and/or the Administrative Agent on behalf of itself and the Lenders shall at the request of, or may with the consent of, the Required Lenders immediately exercise all rights and remedies they may have under this Agreement and the other Loan Documents and by law, all without any additional notice, presentment, demand, protest, notice of dishonour, entering into possession of any of the property or other Assets, or any other action, of all of which are expressly waived by the Obligors.

15.3     Remedies Cumulative; No Waiver

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lenders and the Administrative Agent under this Agreement and the other Loan Documents are cumulative and are in addition to, not in substitution for, any rights or remedies provided by law; no failure on the part of the Lenders or the Administrative Agent to exercise, and no delay in exercising, any right or remedy hereunder or thereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders or the Administrative Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained prejudice or preclude any other or further exercise thereof or the exercise of any other right or remedy for the same or any other default or breach and shall not waive, alter, affect or prejudice any other right or remedy.

15.4     Clean Up Period

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, during the period commencing on the closing date of any Permitted Acquisition or investment and ending on the date 30 days thereafter (the “Clean Up Period”) (a) any breach or default of any representation or warranty under ARTICLE 2 or any other Loan Document or a covenant under this Agreement or any other Loan Document or (b) any Event of Default, will be deemed not to be a breach of representation or warranty or covenant or an Event of Default (as the case may be) if (i) it would have been (if it were not for this Section 15.4) a breach or default of any representation or warranty or covenant or an Event of Default only by reason of circumstances relating exclusively to the target, the target group or the property and assets of another Person or assets constituting a business unit, line of business or division of such Person in connection with such Permitted Acquisition or investment (or any obligation to procure or ensure in relation to such target, target group or the property and assets or business unit, line of business or division); (ii) it is capable of remedy and reasonable steps are being taken to remedy it; (iii) the circumstances giving rise to it have not been procured by or approved by the Canadian Borrower; and (iv) it would not reasonably be expected to have a Material Adverse Effect.  If the relevant circumstances are continuing on or after the date immediately following the end of the Clean Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Lenders as set forth in Section 15.2 hereof).

ARTICLE 16

JUDGMENT CURRENCY

16.1     Judgment Currency

16.1.1      If for any purpose, including the obtaining of judgment in any court, it is necessary to convert a sum due hereunder from the currency in which it is payable (the “Payment Currency”) into another currency (the “Judgment Currency”), the parties hereto agree, to the fullest extent that they may lawfully and effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Payment Currency with the Judgment Currency in the New York foreign exchange market on the Business Day preceding the date of final judgment or other determination.

16.1.2      The obligation of the Obligors in respect of any sum due from any of them to the Lenders or the Administrative Agent hereunder shall, notwithstanding any judgment or payment in a currency other than the Payment Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum so paid or adjudged to be so due in the Judgment Currency the Administrative Agent may in accordance with normal banking procedures, purchase the Payment Currency with the amount of the Judgment Currency so paid or adjudged to be due; if the amount in the Payment Currency so purchased is less than the sum originally due to the Lenders and the Administrative Agent in the Payment Currency, the Obligors agree, as a separate obligation and additional cause of action and notwithstanding any such payment or judgment, to indemnify the Lenders and the Administrative Agent against such loss and if the amount in the Payment Currency so purchased exceeds the sum originally due to the Lenders and the Administrative Agent in the Payment Currency, the Lenders and the Administrative Agent agree to remit to the Obligors such excess.

16.1.3      The term “rate of exchange” in this Section 16.1 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Payment Currency with the Judgment Currency and includes any premium and costs of exchange payable in connection with the purchase.

ARTICLE 17

YIELD PROTECTION

17.1     Increased Costs

17.1.1      Increased Costs Generally. If any Change in Law shall:

17.1.1.1      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

17.1.1.2      subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 17.2 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

17.1.1.3      impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Canadian Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

17.1.2      Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or the Letters of Credit issued or participated in by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Canadian Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

17.1.3      Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph 17.1.1 or 17.1.2 of this ARTICLE 17, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Canadian Borrower shall be conclusive absent manifest error. The Canadian Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

17.1.4      Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this ARTICLE 17 shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Canadian Borrower shall not be required to compensate a Lender pursuant to this ARTICLE 17 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Canadian Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

17.2     Taxes

17.2.1      Payments Subject to Taxes. If any Obligor, the Administrative Agent, or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of an Obligor hereunder or under any other Loan Document, then (i) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this ARTICLE 17) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Obligor shall make any such deductions required to be made by it under Applicable Law and (iii) the Obligor shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

17.2.2      Payment of Other Taxes by the Canadian Borrower. Without limiting the provisions of paragraph 17.2.1 above, the Canadian Borrower and the US Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

17.2.3      Indemnification by the Canadian Borrower. The Canadian Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this ARTICLE 17) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability containing reasonable details as to the calculation thereof delivered to the Canadian Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

17.2.4      Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

17.2.5      Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Canadian Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, at the request of the Canadian Borrower, deliver to the Canadian Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Canadian Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, (a) any Lender, if requested by the Canadian Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Canadian Borrower or the Administrative Agent as will enable the Canadian Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements, and (b) any Lender that ceases to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall within five days thereof notify the Canadian Borrower and the Administrative Agent in writing.

17.2.6      Treatment of Certain Refunds and Tax Reductions. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Canadian Borrower or with respect to which an Obligor has paid additional amounts pursuant to this ARTICLE 17 or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Canadian Borrower or Obligor, as applicable, an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Canadian Borrower or Obligor under this ARTICLE 17 with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund).  The Canadian Borrower or Obligor as applicable, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Canadian Borrower or Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Canadian Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

17.3     Mitigation Obligations: Replacement of Lenders

17.3.1      Designation of a Different Lending Office. If any Lender requests compensation under Section 17.1, or requires the Canadian Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 17.2, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 17.1 or 17.2, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Canadian Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

17.3.2      Replacement of Lenders.  If any Lender requests compensation under Section 17.1, if the Canadian Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 17.2, or if any Lender’s obligations are suspended pursuant to Section 17.4, then the Canadian Borrower may, at its sole expense and effort, upon 10 days’ notice to such Lender and the Administrative Agent, or if any Lender defaults in its obligation to fund Loans hereunder, then the Canadian Borrower may, at its sole expense and effort, upon 10 days’ notice to the Administrative Agent (and without prior notice to such Lender), require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, ARTICLE 22), all of its interests, rights and obligations under this Agreement and the related other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

17.3.2.1      the Borrower pays the Administrative Agent the assignment fee specified in Section 22.2.7;

17.3.2.2      the assigning Lender receives payment of an amount equal to the outstanding principal of its Loans and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

17.3.2.3      in the case of any such assignment resulting from a claim for compensation under Section 17.1 or payments required to be made pursuant to Section 17.2, such assignment will result in a reduction in such compensation or payments thereafter; and

17.3.2.4      such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Canadian Borrower to require such assignment and delegation cease to apply.

17.4     Illegality

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to participate in, issue or maintain any Letter of Credit (or to maintain its obligation to participate in or to issue any Letter of Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Loans, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

17.5     Inability to Determine Rates Etc.

If the Required Lenders determine that for any reason a market for Bankers’ Acceptances does not exist at any time or the Lenders cannot for other reasons, after reasonable efforts, readily sell Bankers’ Acceptances or perform their other obligations under this Agreement with respect to Bankers’ Acceptances, the Administrative Agent will promptly so notify the Canadian Borrower and each Lender.  Thereafter, the Canadian Borrower’s right to request the acceptance of Bankers’ Acceptances shall be and remain suspended until the Required Lenders determine and the Administrative Agent notifies the Canadian Borrower and each Lender that the condition causing such determination no longer exists. Upon receipt of such notice, the Canadian Borrower may revoke any pending request for a borrowing, conversion or continuation of Bankers' Acceptances or, failing that, will be deemed to have converted such request into a request for a borrowing of Canadian Rate Loans in the amount specified therein. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Canadian Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing, conversion or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of US Base Rate Loans, in the case of the Canadian Borrower, or US Prime Rate Loans, in the case of the US Borrower, in the amount specified therein.

17.6     Effect of Benchmark Transition Event

17.6.1      Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, with respect to LIBO Rate or CDOR Rate (such rate for which a Benchmark Transition Event or Early Opt-in Election has occurred, an “Affected Rate”) the Administrative Agent and the Canadian Borrower may amend this Agreement to replace the Affected Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Canadian Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing a SOFR-Based Rate, the Required Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of an Affected Rate with a Benchmark Replacement pursuant to this Section 17.6 will occur prior to the applicable Benchmark Transition Start Date for such Affected Rate.

17.6.2      Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

17.6.3      Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Canadian Borrower and the Lenders of: (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 17.6 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 17.6.

17.6.4      Benchmark Unavailability Period. Upon the Canadian Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period for: (i) U.S.

Dollars, the Borrowers may revoke any request for a LIBO Rate Loan of, conversion to or continuation of LIBO Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Canadian Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to US Base Rate Loans and the US Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to US Prime Rate Loans; and (ii) CDollars, the Borrowers may revoke any request for a BA Equivalent Advance or acceptance of Bankers' Acceptances, conversion to or continuation of BA Equivalent Advances or Bankers' Acceptances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Canadian Rate Loans). During any Benchmark Unavailability Period for U.S. Dollars, the component of US Base Rate based upon LIBO Rate will not be used in any determination of US Base Rate.

17.7     Definitions Regard Benchmark Transition Event.

The defined terms used in Section 17.6 shall have the following means:

17.7.1      “Affected Currency” means (a) where the Affected Rate is LIBO Rate, U.S. Dollars, and (b) where the Affected Rate is CDOR Rate, CDollars;

17.7.2      “Affected Rate” shall have the meaning ascribed to it in Section 17.6.1;

17.7.3      “Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which, in the case of U.S. Dollars, may include, SOFR, Compounded SOFR or Term SOFR) that has been selected by the Administrative Agent and the Canadian Borrower giving due consideration to: (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body ;or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Affected Rate for syndicated credit facilities denominated in the Affected Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement;

17.7.4      “Benchmark Replacement Adjustment” means, with respect to any replacement of an Affected Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Canadian Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Affected Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Affected Rate with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the Affected Currency at such time;

17.7.5      “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement);

17.7.6      “Benchmark Replacement Date” means the earlier to occur of the following events with respect to an Affected Rate:

17.7.6.1      in the case of Section 17.7.7.1 or 17.7.7.2 of the definition of “Benchmark Transition Event,” the later of: (a) the date of the public statement or publication of information referenced therein; and (b) the date on which the administrator of the Affected Rate permanently or indefinitely ceases to provide the Affected Rate; or

17.7.6.2      in the case of clause 17.7.7.3 of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

17.7.7      “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to an Affected Rate:

17.7.7.1      a public statement or publication of information by or on behalf of the administrator of the Affected Rate announcing that such administrator has ceased or will cease to provide the Affected Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Affected Rate;

17.7.7.2      a public statement or publication of information by the regulatory supervisor for the administrator of the Affected Rate, the U.S. Federal Reserve System (in the case of LIBO Rate), an insolvency official with jurisdiction over the administrator for the Affected Rate, a resolution authority with jurisdiction over the administrator for the Affected Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Affected Rate, which states that the administrator of the Affected Rate has ceased or will cease to provide the Affected Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Affected Rate; or

17.7.7.3      a public statement or publication of information by the regulatory supervisor for the administrator of the Affected Rate announcing that the Affected Rate is no longer representative.

17.7.8      “Benchmark Transition Start Date” means: (a) in the case of a Benchmark Transition Event, the earlier of: (i) the applicable Benchmark Replacement Date; and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication); and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Canadian Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

17.7.9      “Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to an Affected Rate and solely to the extent that the Affected Rate has not been replaced with a Benchmark Replacement, the period (i) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Affected Rate for all purposes hereunder in accordance with Section  and (y) ending at the time that a Benchmark Replacement has replaced the Affected Rate for all purposes hereunder pursuant to Section 17.6;

17.7.10    “Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with: (a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that: (b) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines are substantially consistent with at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review;

17.7.11    “Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the then-current Benchmark;

17.7.12    “Early Opt-in Election” means, with respect to LIBO Rate or CDOR Rate, the occurrence of:

17.7.12.1    (i) a determination by the Administrative Agent; or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Canadian Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in U.S. Dollars or CDollars (as applicable) being executed at such time, or that include language similar to that contained in this Section 17.6 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Affected Rate; and

17.7.12.2    (i) the election by the Administrative Agent; or (ii) the election by the Required Lenders to declare that an Early Opt-in Election with respect to such rate has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Canadian Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent;

17.7.13    “Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source;

17.7.14    “Relevant Governmental Body” means: (i) with respect to LIBO Rate or a SOFR-Based Rate (as applicable), the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto; and (ii) with respect to CDOR Rate, the Bank of Canada and/or the Office of the Superintendent of Financial Institutions;

17.7.15    “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website;

17.7.16    “SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR;

17.7.17    “Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body; and

17.7.18    “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

ARTICLE 18

RIGHT OF SETOFF

18.1     Right of Setoff

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Loan Document and although such obligations of the Obligor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each the Lenders and their respective Affiliates under this ARTICLE 18 are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that the Lenders or their respective Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.  If any Affiliate of a Lender exercises any rights under this ARTICLE 18, it shall share the benefit received in accordance with ARTICLE 18 as if the benefit had been received by the Lender of which it is an Affiliate.

18.2     Sharing of Payments by Lenders

If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Loans and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

18.2.1      if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest,

18.2.2      the provisions of this Section 18.2 shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in disbursements under Letters of Credit to any assignee or participant, other than to any Obligor or any Affiliate of an Obligor (as to which the provisions of this Section 18.2 shall apply); and

18.2.3      the provisions of this Section 18.2 shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Loan Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Lien or that is otherwise entitled to priority over the Borrower’s obligations under or in connection with the Loan Documents, (y) any reduction arising from an amount owing to an Obligor upon the termination of derivatives entered into between the Obligor and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Obligors consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

ARTICLE 19

ADMINISTRATIVE AGENT’S CLAWBACK

19.1     Funding by Lenders; Presumption by Administrative Agent.

Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Administrative Agent such Lender’s share of such advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

19.2     Payments by Borrower; Presumptions by Administrative Agent.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the

Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

ARTICLE 20

AGENCY

20.1     Appointment and Authority.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints BMO as the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent shall have the authority to enter into any joinder agreement on behalf of the Lenders and on its own behalf entered into pursuant to Section 13.1.9 by a Person who has become a Subsidiary of the Canadian Borrower for the purpose of becoming a Guarantor under this Agreement.  The provisions of this ARTICLE 20 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Obligor shall have rights as a third party beneficiary of any of such provisions.

20.2     Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Affiliate thereof as if such Person were not the Administrative Agent and without any duty to account to the Lenders.

20.3     Exculpatory Provisions

20.3.1      The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

20.3.1.1      shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

20.3.1.2      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), but the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the

Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

20.3.1.3      shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Canadian Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

20.3.2      The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Administrative Agent by the Canadian Borrower or a Lender.

20.3.3      Except as otherwise expressly specified in this Agreement, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

20.4     Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

20.5     Indemnification of Administrative Agent

Each Lender agrees to indemnify the Administrative Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated.  However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent’s gross negligence or wilful misconduct.

20.6     Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent from among the Lenders (including the Person serving as Administrative Agent) and their respective Affiliates. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Administrative Agent shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

20.7     Replacement of Administrative Agent

20.7.1      The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Canadian Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, to appoint a successor acceptable to the Borrowers acting reasonably, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto, Ontario or Montréal, Québec, or an Affiliate of any such Lender with an office in Toronto or Montréal. The Administrative Agent may also be removed at any time by the Required Lenders upon 30 days’ notice to the Administrative Agent and the Canadian Borrower as long as the Required Lenders, in consultation with the Canadian Borrower, appoint and obtain the acceptance of a successor within such 30 days, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto or Montréal, or an Affiliate of any such Lender with an office in Toronto or Montréal.

20.7.2      If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications specified in Section 20.7.1, provided that if the Administrative Agent shall notify the Canadian Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in the preceding paragraph.

20.7.3      Upon a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent, and the former Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Canadian Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Canadian Borrower and such successor. After the termination of the service of the former Administrative Agent, the provisions of this ARTICLE 20 and of ARTICLE 21 shall continue in effect for the benefit of such former Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent was acting as Administrative Agent.

20.8     Non-Reliance on Administrative Agent and Other Lenders

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

20.9     Collective Action of the Lenders

Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent upon the decision of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents).  Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents).  Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent.  Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

20.10   No Other Duties. Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE 21

EXPENSES, INDEMNITY, DAMAGE WAIVER

21.1     Costs and Expenses

The Canadian Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this ARTICLE 21, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

21.2     Indemnification by the Canadian Borrower

The Canadian Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Obligor, or any Environmental Claims or liability under Environmental Laws related in any way to any Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by the Canadian Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Obligor has obtained a final and non-appealable judgment in its favour on such claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 17.1, 17.2 and 21.1.

21.3     Reimbursement by Lenders

To the extent that the Canadian Borrower for any reason fails to indefeasibly pay any amount required under Section 21.1 or 21.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section 21.3 are subject to the other provisions of this Agreement concerning several liability of the Lenders.

21.4     Waiver of Consequential Damages, Etc.

To the fullest extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

21.5     Payments

All amounts due under this ARTICLE 21 shall be payable promptly after demand therefor.  A certificate of the Administrative Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this ARTICLE 21, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Canadian Borrower shall be conclusive absent manifest error.

ARTICLE 22

SUCCESSORS AND ASSIGNS, RELATED PARTY LENDERS

22.1     Successors and Assigns Generally

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 22.2, (ii) by way of participation in accordance with the provisions of Section 22.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 22.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 22.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

22.2     Assignments by Lenders

Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

22.2.1      except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than C$5,000,000, in the case of any assignment in respect of a revolving facility, or C$1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);

22.2.2      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 22.2.2 shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

22.2.3      any assignment of a Commitment relating to a facility under which Letters of Credit may be issued must be approved by any Issuing Bank (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself already a Lender with a Commitment under that credit;

22.2.4      any assignment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless:

22.2.4.1      in the case of an assignment of a Commitment relating to a revolving credit, the proposed assignee is itself already a Lender with the same type of Commitment,

22.2.4.2      no Event of Default has occurred and is continuing, and the assignment is of a Commitment relating to a non-revolving credit that is fully advanced, or

22.2.4.3      the proposed assignee is a bank or other financial institution whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody’s Investor Services Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Dominion Bond Rating Service Limited, respectively;

22.2.5      any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless (i) the proposed assignee is itself already a Lender with the same type of Commitment or the proposed assignee is an Affiliate of a Lender or an Approved Fund with respect to a Lender or (ii) a Default has occurred and is continuing;

22.2.6      after giving effect to any assignment, the Commitment of and the aggregate principal amount of Loans held by Affiliated Lenders and Affiliated Debt Funds shall not exceed the Affiliated Lender Cap; provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this Section 22.2.6 or any purported assignment exceeding the Affiliated Lender Cap; and

22.2.7      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in an amount equal to C$5,000 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and each Assignment and Assumption shall include a representation by the assignee that it is an Eligible Assignee.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 22.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of ARTICLE 17 and ARTICLE 21, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 22.4.  Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

22.3     Register

The Administrative Agent shall maintain at one of its offices in Toronto, Ontario or Montréal, Québec a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

22.4     Participations

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural person, an Obligor or any Affiliate of an Obligor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

Subject to Section 22.5, the Borrower agrees that each Participant shall be entitled to the benefits of ARTICLE 17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 22.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 18.1 as though it were a Lender, provided such Participant agrees to be subject to Section 18.2 as though it were a Lender.

22.5     Limitations upon Participant Rights

A Participant shall not be entitled to receive any greater payment under Sections 17.1 and 17.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 17.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 17.2.5 as though it were a Lender.

22.6     Certain Pledges

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

22.7     Related Party Lenders and Former Lenders

22.7.1      The Facility A Commitment, Facility B Commitment, Facility C Commitment and Facility D Commitment of the Affiliated Lenders and Affiliated Debt Funds in the aggregate at any time shall not be more than 25% of the Facility A Total Commitment, Facility B Total Commitment, Facility C Total Commitment and Facility D Total Commitment, respectively (the “Affiliated Lender Cap”).

22.7.2      Notwithstanding anything in the definition of “Required Lenders” or Section 20.9 or Section 23.3 to the contrary, for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Obligor therefrom, or any plan of arrangement or any reorganization pursuant to Debtor Relief Laws, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender, Affiliated Debt Fund or Former Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and all Loans held by such Affiliated Lenders, Affiliated Debt Funds or Former Lenders respectively shall be deemed to have been voted in the same proportion as the allocation of voting by Lenders that are not Affiliated Lenders, Affiliated Debt Funds or Former Lenders, respectively for all purposes of calculating whether the Required Lenders have taken any actions; each Affiliated Debt Fund hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to any Debtor Relief Laws is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the United States Bankruptcy Code (or similar provision in any other Debtor Relief Laws) such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the United States Bankruptcy Code (or any such similar provision).

22.7.3      Affiliated Lenders, Affiliated Debt Funds and any Person who is a direct or indirect holder of an Equity Interest in the Canadian Borrower shall not be entitled to attend any meeting of the Lenders which are called solely for the Administrative Agent and the Lenders or to receive any information provided solely to the Administrative Agent and the Lenders except with the consent of the Required Lenders given in accordance with Section 22.7.2.

22.7.4      Each Affiliated Lender and Affiliated Debt Fund which is a Lender hereunder agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Administrative Agent or any Lender with respect to (A) any consent (or failure to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Obligor therefrom, or (B) any plan of arrangement or any reorganization pursuant to Debtor Relief Laws, or (C) any other action on any matter related to any Loan Document or direction requiring the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document.

ARTICLE 23

MISCELLANEOUS

23.1     Deliveries, Etc.

As between the Obligors, on the one hand, and the Administrative Agent and the Lenders, on the other hand:

23.1.1      all statements, certificates, consents and other documents which the Administrative Agent purports to deliver to the Obligors or any of them on behalf of the Lenders shall be binding on each of the Lenders, and no Obligor shall be required to ascertain or confirm the authority of the Administrative Agent in delivering such documents;

23.1.2      all certificates, statements, notices and other documents which are delivered by the Obligors or any of them to the Administrative Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders;

23.1.3      all payments which are delivered by the Obligors or any of them to the Administrative Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders.

23.2     Amendments to Article 19

The Administrative Agent and the Lenders may amend any provision in ARTICLE 20 without prior notice to or the consent of any Obligor, and the Administrative Agent shall provide a copy of any such amendment to the Obligors reasonably promptly thereafter; provided, however if any such amendment expressly requires the consent of an Obligor or would adversely affect any rights, entitlements, obligations or liabilities of the Obligors (other than in a de minimus manner), such amendment shall not be effective until the Obligors provide their written consent thereto, such consent not to be unreasonably withheld or arbitrarily delayed.

23.3     Decision-Making

23.3.1      Neither this Agreement nor any other Loan Documents, other than the Permitted Hedging Agreements, nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing, signed by the Required Lenders or the Administrative Agent on their behalf; provided that no such change, waiver, discharge or termination shall, without the consent of each Lender:

23.3.1.1      reduce any interest or other rate or of the amount of any fees;

23.3.1.2      modify the currency of any payment;

23.3.1.3      increase the amount of the Facility A Commitment, the Facility B Commitment, Facility C Commitment or the Facility D Commitment, other than in accordance with Section 3.10, or make any change to such Section 3.10;

23.3.1.4      modify the currency of the Facility A Commitment, the Facility B Commitment, the Facility C Commitment or the Facility D Commitment;

23.3.1.5      change the Maturity Date;

23.3.1.6      change any provision of this Agreement relating to the Security Documents or of any Security Document which would have the effect of reducing the scope of the charge of any Security Document, changing the priority of the security created thereby or the order of entitlement thereof or, subject to Section 23.3.2, release any property charged thereby or release or discharge any Guarantor from its obligations under its Guarantee unless, after giving effect to such release or discharge, the Minimum Guarantor Requirement would be satisfied;

23.3.1.7      change the definition of Required Lenders;

23.3.1.8      change Section 11.5;

23.3.1.9      change this Section 23.3.1; or

23.3.1.10    reduce or compromise the Obligations;

provided that any change contemplated by Section 23.3.1.1, 23.3.1.2, 23.3.1.3, 23.3.1.4 or 23.3.1.5 which affects (i) only the Facility A Credit shall require the approval only of those Lenders having a Facility A Commitment, (ii) only the Facility B Credit shall require the approval only of those Lenders having a Facility B Commitment, (iii) only the Facility C Credit shall require the approval only of those Lenders having a Facility C Commitment, and (iv) only the Facility D Credit shall require the approval only of those Lenders having a Facility D Commitment.

23.3.2      Non-Consenting Lenders: In the event that in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 23.3.1, the consent of Lenders having at least 90% of the Total Commitment, the Facility A Total Commitment, the Facility B Total Commitment, the Facility C Total Commitment or the Facility D Total Commitment, as applicable, shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each Non-Consenting Lender (the “Terminated Lender”) the Canadian Borrower may, by giving written notice to the Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign and delegate, and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, ARTICLE 22), to all of its interests, rights and obligations under this Agreement and the related other Loan Documents in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of this Agreement; provided that:

23.3.2.1      the Canadian Borrower pays the Administrative Agent the assignment fee specified in Section 22.2.7;

23.3.2.2      on the date of such assignment, the Terminated Lender receives payment of an amount (the “Terminated Lender Payout Amount”) equal to the outstanding principal of its Loans and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the Replacement Lender (to the extent of such outstanding principal of its Loans and participations in disbursements under Letters of Credit, accrued interest and accrued fees) or the Canadian Borrower (in the case of all other amounts);

23.3.2.3      on the date of such assignment, the Canadian Borrower shall pay any amounts payable to such Terminated Lender in respect to any costs pursuant to Section 11.10.3 or otherwise owed as a consequence of such repayment or otherwise as if it were a prepayment;

23.3.2.4      each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; and

23.3.2.5      such assignment does not conflict with Applicable Law;

provided further that the Canadian Borrower may not make such election with respect to any Terminated Lender that is also the Issuing Bank unless, prior to the effectiveness of such election, the Canadian Borrower shall cause each outstanding Letter of Credit issued by the Issuing Bank to be cancelled or cash collateralized or otherwise supported in a manner satisfactory to the Issuing Bank.  Upon the payment of the Terminated Lender Payment Amount owing to any Terminated Lender and the assignment or termination of such Terminated Lender’s Commitment under the relevant Credit or Credits, such Terminated Lender shall no longer constitute a “Lender” with respect to such Credit for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Should there not be Replacement Lenders available to take an assignment of the outstanding Advances and the Commitment of the Non-Consenting Lender, the Canadian Borrower shall be entitled to make payment of the Terminated Lender Payout Amount in full to the Non-Consenting Lender and terminate its Commitment under the relevant Credit or Credits from proceeds derived exclusively from the issuance of Equity Interests of the Canadian Borrower.

23.3.3      Partial Release: The Administrative Agent may from time to time without notice to or the consent of the Lenders execute and deliver partial releases of the Security Documents from time to time in respect of any item of Collateral to the extent its disposal is expressly permitted in this Agreement or in respect of Collateral having an aggregate value (as disclosed to the Administrative Agent in writing by the Obligor which is the owner thereof) of less than C$5,000,000 in any fiscal year of the Canadian Borrower.

23.3.4      Approval by Required Lenders: Except for the matters described in Sections 23.3.1 and 23.3.2 and subject to any other provision of this Agreement which specifically requires the consent of each Lender for a matter, any action to be taken or decision to be made by the Lenders pursuant to this Agreement (specifically including for greater certainty the issuance of a demand for payment of the Obligations or the provision of any waiver in respect of a breach of any covenant) shall be effective if approved by Required Lenders pursuant to ARTICLE 20; and any such decision or action shall be final and binding upon all the Lenders.

23.3.5      Matters Affecting only One Facility:  Notwithstanding the provisions of Section 23.3.4, matters which relate to or affect only the Facility A Credit, only the Facility B Credit, only the Facility C Credit or only the Facility D Credit shall be approved solely by the Lenders with Commitments under such credit.

23.4     Severability

Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate, affect or impair the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable any such provision in any other jurisdiction.

23.5     Direct Obligation

Notwithstanding any other provision hereof, the Borrower shall be obligated directly towards each of the Lenders in respect of its Facility A Participation, its Facility B Participation, its Facility C Participation and its Facility D Participation, as well as any other amounts which may be payable by the Obligors to such Lender pursuant to or in connection with this Agreement, any other Loan Document or any Borrowings. The obligations of each of the Lenders are independent from one another, are not joint and several, and may not be increased, reduced, extinguished or otherwise affected due to the default of another Lender pursuant hereto.  Any default of any party hereto in the performance of its obligations shall not release any of the other parties hereto from the performance of any of their respective obligations.

23.6     Sharing of Information

Each Obligor agree that the Administrative Agent and the Lenders may share (i) amongst themselves and their respective Affiliates which any of them may possess concerning any Obligor in respect of its undertakings, obligations or indebtedness towards any Lender pursuant to this Agreement, the other Loan Documents or otherwise, as well as any payment received from any Obligor by any Lender and (ii) amongst themselves and any lenders under the Term Loan Agreement any information relating to the Loan Documents, the Term Loan Agreement and any “Loan Documents” as such term is defined therein and any amendments, waivers, consents, defaults or events of default thereunder.  Without limiting the generality of the foregoing, the Administrative Agent may disclose to any Lender and any Obligor any information contained in any notices, consents, certificates, documents or other instruments or writings delivered to it under or pursuant to this Agreement or any other Loan Document. In addition, the Administrative Agent and the Lenders may disclose such information to any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Canadian Borrower or any other Obligor and the Obligations, or any insurance or reinsurance company that is providing or potentially providing a Lender with insurance in respect of such Lender’s interest in the Credit.

23.7     Use of Credit

Each Borrower acknowledges that any loan and financial assistance hereby provided is for the exclusive use of the Borrowers and the other Obligors and can only be used for their legitimate business purposes.

23.8     Term of Agreement

This Agreement shall continue in full force and effect until both the Total Commitment of the Lenders have terminated and all indebtedness and liability of the Obligors under or pursuant to this Agreement and the other Loan Documents have been indefeasibly paid and satisfied in full.

23.9     Further Assurances

The Obligors agree to do, execute, acknowledge, deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, documents, opinions and assurances as may be reasonably requested by the Administrative Agent or any Lender from time to time during the term hereof for the purpose of effecting the transactions contemplated hereby and by the Loan Documents.

23.10   Notices Generally

23.10.1    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as-provided in Section 23.11 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified elsewhere in this Agreement or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to an Obligor other than the Canadian Borrower, in care of the Canadian Borrower.

23.10.2    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 23.11 below, shall be effective as provided in said Section 23.11.

23.11   Electronic Communications

23.11.1    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender of Loans to be made or Letters of Credit to be issued if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Canadian Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

23.11.2    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

23.12   Change of Address, Etc.

Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

23.13   Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province Ontario and the laws of Canada applicable therein.

23.14   Submission to Jurisdiction

Each Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

23.15   Waiver of Venue

Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 23.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

23.16   Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

23.17   Counterparts, Integration, Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in the conditions precedent Section(s) of this Agreement, this Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

23.18   Electronic Execution of Assignments

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Applicable Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

23.19   Confidentiality

23.19.1    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section

23.19, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 23.19 or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than an Obligor.

23.19.2    For purposes of this Section 23.19, “Information” means all information received in connection with this Agreement from any Obligor relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to such receipt.  Any Person required to maintain the confidentiality of Information as provided in this Section 23.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

23.19.3    In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide the information described on Schedule 23.19.3 concerning the Borrowers and the credit facilities established herein to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

23.20   Quebec English Language Clause

The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any Applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une Applicable Law).

23.21   Appointment of Hypothecary Representative for Quebec Security

For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Obligor, the Administrative Agent is hereby irrevocably authorized and appointed by each of the Lenders to act as hypothecary representative for all present and future Lenders (in such capacity, the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and Applicable Laws (with the power to delegate any such rights or duties). The execution prior to the Closing Date by the Administrative Agent in its capacity as the Hypothecary Representative of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any Person who becomes a Lender or successor Administrative Agent shall be deemed to have consented to and ratified the foregoing appointment of the Administrative Agent as the Hypothecary Representative on behalf of all Lenders, including such Person and any Affiliate of such Person designated above as a Lender. For greater certainty, the Administrative Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation of the Administrative Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Administrative Agent, such successor Administrative Agent shall also act as the Hypothecary Representative, as contemplated above.

23.22   Confirmation of Security

Each of the Obligors hereby agrees to comply with all of its Obligations under the Original Credit Agreement as hereby amended and restated and, as applicable, confirms that the Guarantees given by it (and/or its predecessor corporations, as applicable) to the Administrative Agent and all Security Documents and other applicable Loan Documents given by it (and/or its predecessor corporations, as applicable) as security for its Obligations, remain in full force and effect in accordance with their respective terms and continue to support all of the Borrowers’ indebtedness and liabilities, present and future, to the Administrative Agent and the Lenders subject to the terms thereof.  For greater certainty, subject to the terms thereof, each Obligor that has previously executed and delivered a Security Document hereby acknowledges and confirms that each such Security Document secures the Obligations of such Obligor under and in connection with this Agreement and all other relevant Loan Documents.

23.23   Whole Agreement and Paramountcy

This Agreement, the other Loan Documents (including the Fee Letter) and any amendment or supplement thereto entered into in writing between the parties hereto constitute the whole agreement between such parties in respect of the Credit and, unless otherwise agreed in writing, as and from the date of this Agreement, cancels, supersedes and replaces any other prior agreements, undertakings, declarations and representations, written or oral, in respect thereto. Without limiting the generality of the foregoing, any obligation which a Lender had under any other term sheet or any credit offer to make its Facility A Commitment, its Facility B Commitment, its Facility C Commitment, its Facility D Commitment or any other financial assistance thereunder available is hereby cancelled and replaced as of the date of this Agreement by such Lender’s Commitment under this Agreement.

23.24   No Advisory or Fiduciary Duty

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been, and each Lender is and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for either Borrower or any their its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

23.25   Acknowledgement and Consent to Bail-In of Affected Financial Institutions

23.25.1    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

23.25.1.1    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

23.25.1.2    the effects of any Bail-In Action on any such liability, including, if applicable:

23.25.1.2.1  a reduction in full or in part or cancellation of any such liability;

23.25.1.2.2  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected

Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

23.25.1.2.3  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any the applicable Resolution Authority.

The provisions of the other Loan Documents are subject to the terms of this Agreement. To the extent any provision of the other Loan Agreements is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES AND SCHEDULES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

Address:		GFL ENVIRONMENTAL INC.
as Canadian Borrower
100 New Park Place #500,
Vaughan, ON, L4K 0H9

Attention: Chief	By:	/s/ Patrick Dovigi
Executive Officer		Patrick Dovigi
Telecopier: 416-673-9380		President and Chief Executive Officer

Address:		1877984 ONTARIO INC.
GFL INFRASTRUCTURE GROUP INC.
c/o GFL Environmental Inc.		2191660 ONTARIO INC.
100 New Park Place #500,		MID CANADA ENVIRONMENTAL SERVICES LTD.
Vaughan, ON, L4K 0H9		GFL MARITIMES INC.
Attention:		OPTIMUM ENVIRONMENTAL CORP.
Chief Executive Officer		URBAN POLYMERS INC.
Telecopier: 416-673-9380		GFL ENVIRONMENTAL INC. 2020
1248544 ONTARIO LTD.
2481638 ONTARIO INC.
2779572 ONTARIO INC.
2779573 ONTARIO INC.
2779574 ONTARIO INC.
2289587 ALBERTA ULC
ACCUWORX INC.
SMITHRITE EQUIPMENT PAINTING & REPAIR LTD.
each as Guarantor

	By:	/s/ Patrick Dovigi
Patrick Dovigi
President
I have the authority to bind each of the above-listed corporations.

Address:		GFL ENVIRONMENTAL HOLDINGS (US), INC.
GFL HOLDCO (US), LLC
c/o GFL Environmental Inc.		GFL ENVIRONMENTAL REAL PROPERTY, INC.
100 New Park Place #500,		GFL ENVIRONMENTAL RECYCLING SERVICES LLC
Vaughan, ON, L4K 0H9		BALDWIN PONTIAC LLC
GFL NORTH MICHIGAN LANDFILL, LLC
Attention:		GFL ENVIRONMENTAL SERVICES USA, INC.
Chief Executive Officer		GFL EARTH SERVICES, INC.
Telecopier: 416-673-9380		WRANGLER SUPER HOLDCO CORP.

Signature Page to GFL Sixth Amended and Restated Credit Agreement

WRANGLER HOLDCO CORP.
WRANGLER INTERMEDIATE LLC
WRANGLER BUYER LLC
WRANGLER FINANCE CORP.
WASTE INDUSTRIES USA, LLC
ALPINE HOLDINGS, INC.
ALPINE DISPOSAL, INC.
FIVE PART DEVELOPMENT, LLC
MOUNTAIN STATES PACKAGING, LLC
BLACK CREEK RENEWABLE ENERGY, LLC
ETC OF GEORGIA, LLC
HAW RIVER LANDCO, LLC
L&L DISPOSAL, LLC
LAKEWAY LANDCO, LLC
LAKEWAY SANITATION & RECYCLING C&D, LLC
LAKEWAY SANITATION & RECYCLING MSW, LLC
LAURENS COUNTY LANDFILL, LLC
PONDEROSA LANDCO, LLC
RED ROCK DISPOSAL, LLC
SAFEGUARD LANDFILL MANAGEMENT, LLC
SAMPSON COUNTY DISPOSAL, LLC
SOUTHEASTERN DISPOSAL, LLC
TRANSWASTE SERVICES, LLC
WASTE INDUSTRIES RENEWABLE ENERGY, LLC
WAKE COUNTY DISPOSAL, LLC
WAKE RECLAMATION, LLC
WASTE INDUSTRIES ATLANTA, LLC
WASTE INDUSTRIES OF DELAWARE, LLC
WASTE INDUSTRIES OF MARYLAND, LLC
WASTE INDUSTRIES OF PENNSYLVANIA, LLC
WASTE INDUSTRIES OF TENNESSEE, LLC
WASTE INDUSTRIES, LLC
WASTE SERVICES OF DECATUR, LLC
WI BURNT POPLAR TRANSFER, LLC
WI HIGH POINT LANDFILL, LLC
WI SHILOH LANDFILL, LLC
WI TAYLOR COUNTY DISPOSAL, LLC
WILMINGTON LANDCO, LLC
BESTWAY RECYCLING, INC.
SOIL SAFE, INC.
SOIL SAFE OF CALIFORNIA, INC.
CWV HOLDCO, INC.
COUNTY WASTE, LLC
COUNTY WASTE OF PENNSYLVANIA, LLC
COUNTY WASTE SOUTHWEST VIRGINIA, LLC
COUNTY WASTE FREDERICKSBURG, LLC

Signature Page to GFL Sixth Amended and Restated Credit Agreement

J&E RECYCLING, LLC
COUNTY RECYCLING, LLC
EARL HOLDINGS, LLC
MEAD HOLDINGS, LLC
COUNTY WASTE OF VIRGINIA, LLC
WEXFORD COUNTY LANDFILL, LLC
WEXFORD WATER TECHNOLOGIES, LLC
AMERICAN WASTE, INC.
AMERICAN WASTE TRANSFER STATION, LLC
HAZAR-BESTOS CORPORATION
NORTHERN A-1 INDUSTRIAL SERVICES, L.L.C.
EMA DEVELOPMENT, LLC
NORTHEASTERN ENVIRONMENTAL, LLC
SWD SPECIALTIES, LLC
NORTHEASTERN EXPLORATION, INC.
GFL SLIM JIM 2, LLC
GFL SLIM JIM 3, LLC
GFL SLIM JIM 4, LLC
GFL SLIM JIM 5, L.P., BY ITS GENERAL PARTNER 2779573 ONTARIO INC.
each as Guarantor

By:	/s/ Patrick Dovigi
Patrick Dovigi
President

Address:	GFL ENVIRONMENTAL USA INC.
as US Borrower and Guarantor
c/o GFL Environmental Inc.
100 New Park Place #500,
Vaughan, ON, L4K 0H9

Attention: Chief Executive Officer	By:	/s/ Patrick Dovigi
Telecopier: 416-673-9380		Patrick Dovigi
President

Signature Page to GFL Sixth Amended and Restated Credit Agreement

Address:	TOTTENHAM AIRFIELD CORPORATION INC.
MOUNT ALBERT PIT INC.
c/o GFL Environmental Inc.	each as Guarantor
100 New Park Place #500,
Vaughan, ON, L4K 0H9

Attention: Chief Executive Officer	By:	/s/ John Bailey
John Bailey
Telecopier: 416-673-9380		President and Secretary
I have the authority to bind each of the above-listed corporations.

Signature Page to GFL Sixth Amended and Restated Credit Agreement

Address:	NORTH ANDREWS EMPLOYMENT PARK, LLC
SOUTH ANDREWS EMPLOYMENT PARK, LLC
c/o GFL Environmental Inc.	each as Guarantor
100 New Park Place #500,
Vaughan, ON, L4K 0H9

Attention: Chief Executive Officer	By:	/s/ Patrick Dovigi
Patrick Dovigi
Telecopier: 416-673-9380		Manager

Signature Page to GFL Sixth Amended and Restated Credit Agreement

Bank of Montreal	BANK OF MONTREAL
as Administrative Agent
Administrative Agent Bank Services
250 Yonge Street, 11th Floor	By:	/s/ Sean Gallaway
Toronto, Ontario M5B 2L7		Name: Sean Gallaway
Title: Director

Attention:
Manager Administrative Agent
Bank Services

Telecopier: 416-598-6218

Signature Page to GFL Sixth Amended and Restated Credit Agreement

BMO Capital Markets		BANK OF MONTREAL
First Canadian Place		as a Lender, Swingline Lender, and Issuing Bank
100 King Street W, 4th Floor
Toronto ON M5X 1A1

Attention:	Sean Gallaway, Corporate Banking	By:	/s/ Sean Gallaway
Name: Sean Gallaway
Title: Director
Email:	sean.gallaway@bmo.com

Signature Page to GFL Sixth Amended and Restated Credit Agreement

BANK OF MONTREAL, CHICAGO BRANCH, as Lender

By:	/s/ Josh Hovermale
Name: Josh Hovermale
Title: Director

Name:
Title:

Signature Page to GFL Sixth Amended and Restated Credit Agreement

The Bank of Nova Scotia	THE BANK OF NOVA SCOTIA
Scotia Plaza	as a Lender
40 King Street West, 62nd Floor
Toronto, Ontario, M5W 2X6
	By:	/s/ Vik Sidhu
Attention: Vik Sidhu, Director Consumer,		Name: Vik Sidhu
Industrial and Retail, Canada Corporate Banking		Title: Director

Telecopier: 416-866-2010		/s/ Lihor Abraham
Name: Lihor Abraham
Title: Director

Signature Page to GFL Sixth Amended and Restated Credit Agreement

National Bank of Canada		NATIONAL BANK OF CANADA
The Exchange Tower		as a Lender
130 King Street West
Suite 3200
Toronto, ON M5X 1J9		By:	/s/ Gil Herritt
Name: Gil Herritt
Attention:	Corporate Banking (Gil Herritt)		Title: Director

Telecopier:	416-869-6545 with a copy to
416-864-7878
/s/ David Torrey
Name: David Torrey
Title: Managing Director

Signature Page to GFL Sixth Amended and Restated Credit Agreement

Canadian Imperial Bank of Commerce	CANADIAN IMPERIAL BANK OF COMMERCE
161 Bay Street, 8th Floor	as a Lender
Toronto, Ontario
M5J 2S8
	By:	/s/ Sophia Soofi
Attention: Stephen Redding		Name: Sophia Soofi
Title: Executive Director
Telecopier: 416-956-3810

/s/ Stephen Redding
Name: Stephen Redding
Title: Managing Director

Signature Page to GFL Sixth Amended and Restated Credit Agreement

The Toronto-Dominion Bank	THE TORONTO-DOMINION BANK
66 Wellington Street	as a Lender
Toronto, Ontario
M5K 1A2
	By:	/s/ David Manii
Attention: Sanup Gupta		Name: David Manii
Title: Director
Telecopier: 416-308-4481

/s/ Matthew Hendel
Name: Matthew Hendel
Title: Managing Director

Signature Page to GFL Sixth Amended and Restated Credit Agreement

JPMorgan Chase Bank, N.A., Toronto Branch	JPMORGAN CHASE BANK, N.A., TORONTO BRANCH
66 Wellington Street West, Suite 4500	as a Lender
Toronto, ON
M5K 1E7

	By:	/s/ Jeffrey Coleman
Attention: Jeffrey S. Coleman		Name: Jeffrey Coleman
Title: Executive Director
Telecopier: 416-981-9278

Name:
Title:

Signature Page to GFL Sixth Amended and Restated Credit Agreement

Barclays Bank PLC	BARCLAYS BANK PLC
745 Seventh Avenue, 8th Floor	as a Lender
New York, NY
10019

	By:	/s/ Craig Malloy
Attention: Philip Naber		Name: Craig Malloy
Title: Director
Telecopier: 212-526-7375

Name:
Title:

Signature Page to GFL Sixth Amended and Restated Credit Agreement

RBC Capital Markets	ROYAL BANK OF CANADA
200 Bay Street, 4th Floor, South Tower	as a Lender
Toronto, ON M5J 2W7

Attention: Chris Cowan
	By:	/s/ Chris Cowan
Telecopier: 416-842-5320		Name: Chris Cowan
Title: Authorized Signatory

Name:
Title:

Signature Page to GFL Sixth Amended and Restated Credit Agreement

Goldman Sachs Lending Partners LLC	GOLDMAN SACHS LENDING PARTNERS LLC
200 West St, 7th Floor	as a Lender
New York, NY 10282

Attention: Ryan Durkin
	By:	/s/ Ryan Durkin
Telecopier: 1-917-977-4075		Name: Ryan Durkin
Email: ryan.durkin@gs.com		Title: Authorized Signatory

Name:
Title:

Signature Page to GFL Sixth Amended and Restated Credit Agreement